IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

AIR PRODUCTS AND CHEMICALS, INC., Plaintiff, v. AIRGAS, INC., PETER MCCAUSLAND, JAMES W. HOVEY, PAULA A. SNEED, DAVID M. STOUT, ELLEN C. WOLF, LEE M. THOMAS and JOHN C. VAN RODEN, JR., Defendants.	)	Civil Action No. 5249-CC
IN RE AIRGAS INC. SHAREHOLDER LITIGATION	)	Civil Action No. 5256-CC

<u>OPINION</u>

Date Submitted: February 8, 2011
Date Decided: February 15, 2011

Kenneth J. Nachbar, Jon E. Abramczyk, William M. Lafferty, John P. DiTomo, Eric S. Wilensky, John A. Eakins, Ryan D. Stottmann and S. Michael Sirkin, of MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware; OF COUNSEL: Thomas G. Rafferty, David R. Marriott and Gary A. Bornstein, of CRAVATH, SWAINE & MOORE LLP, New York, New York, Attorneys for Plaintiff Air Products and Chemicals, Inc.

Pamela S. Tikellis, Robert J. Kriner, Jr., A. Zachary Naylor and Scott M. Tucker, of CHIMICLES & TIKELLIS LLP, Wilmington, Delaware; OF

COUNSEL: Jeffrey W. Golan, M. Richard Komins and Julie B. Palley, of BARRACK, RODOS & BACINE, Philadelphia, Pennsylvania; Mark Lebovitch, Amy Miller and Jeremy Friedman, of BERNSTEIN LITOWITZ BERGER & GROSSMAN LLP, New York, New York; Randall J. Baron, A. Rick Atwood, Jr. and David T. Wissbroecker, of ROBBINS GELLER RUDMAN & DOWD LLP, San Diego, California; Leslie R. Stern, of BERMAN DEVALERIO, Boston, Massachusetts; Joseph E. White III, of SAXENA WHITE P.A., Boca Raton, Florida, Attorneys for Shareholder Plaintiffs.

Donald J. Wolfe, Jr., Kevin R. Shannon, Berton W. Ashman, Jr. and Ryan W. Browning, of POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; OF COUNSEL: Kenneth B. Forrest, Theodore N. Mirvis, Eric M. Roth, Marc Wolinsky, George T. Conway III, Joshua A. Naftalis, Bradley R. Wilson, Jasand Mock and Charles D. Cording, of WACHTELL, LIPTON, ROSEN & KATZ, New York, New York, Attorneys for Defendants.

CHANDLER, Chancellor

TABLE OF CONTENTS

This case poses the following fundamental question: Can a board of directors, acting in good faith and with a reasonable factual basis for its decision, when faced with a structurally non-coercive, all-cash, fully financed tender offer directed to the stockholders of the corporation, keep a poison pill in place so as to prevent the stockholders from making their own decision about whether they want to tender their shares—even after the incumbent board has lost one election contest, a full year has gone by since the offer was first made public, and the stockholders are fully informed as to the target board's views on the inadequacy of the offer? If so, does that effectively mean that a board can "just say never" to a hostile tender offer?

The answer to the latter question is "no." A board cannot "*just* say no" to a tender offer. Under Delaware law, it must first pass through two prongs of exacting judicial scrutiny by a judge who will evaluate the actions taken by, and the motives of, the board. Only a board of directors found to be acting in good faith, after reasonable investigation and reliance on the advice of outside advisors, which articulates and convinces the Court that a hostile tender offer poses a legitimate threat to the corporate enterprise, may address that perceived threat by blocking the tender offer and forcing the bidder to elect a board majority that supports its bid.

In essence, this case brings to the fore one of the most basic questions animating all of corporate law, which relates to the allocation of power between directors and stockholders. That is, "when, if ever, will a board's duty to 'the corporation and its shareholders' require [the board] to abandon concerns for 'long term' values (and other constituencies) and enter a current share value maximizing mode?"[1] More to the point, in the context of a hostile tender offer, who gets to decide when and if the corporation is for sale?

Since the Shareholder Rights Plan (more commonly known as the "poison pill") was first conceived and throughout the development of Delaware corporate takeover jurisprudence during the twenty-five-plus years that followed, the debate over who ultimately decides whether a tender offer is adequate and should be accepted—the shareholders of the corporation or its board of directors—has raged on. Starting with *Moran v. Household International, Inc.*[2] in 1985, when the Delaware Supreme Court first upheld the adoption of the poison pill as a valid takeover defense, through the hostile takeover years of the 1980s, and in several recent decisions of the

[1] *TW Servs., Inc. v. SWT Acquisition Corp.*, 1989 WL 20290, at *8 (Del. Ch. Mar. 2, 1989).
[2] 490 A.2d 1059 (Del. 1985).

Court of Chancery and the Delaware Supreme Court,[3] this fundamental question has engaged practitioners, academics, and members of the judiciary, but it has yet to be confronted head on.

For the reasons much more fully described in the remainder of this Opinion, I conclude that, as Delaware law currently stands, the answer must be that the power to defeat an inadequate hostile tender offer ultimately lies with the board of directors. As such, I find that the Airgas board has met its burden under *Unocal* to articulate a legally cognizable threat (the allegedly inadequate price of Air Products' offer, coupled with the fact that a majority of Airgas's stockholders would likely tender into that inadequate offer) and has taken defensive measures that fall within a range of reasonable responses proportionate to that threat. I thus rule in favor of defendants. Air Products' and the Shareholder Plaintiffs' requests for relief are denied, and all claims asserted against defendants are dismissed with prejudice.[4]

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[3] *See, e.g.*, *Yucaipa Am. Alliance Fund II, L.P. v. Riggio*, 1 A.3d 310, 351 n.229 (Del. Ch. 2010); *eBay Domestic Holdings, Inc. v. Newmark*, 2010 WL 3516473 (Del. Ch. Sept. 9, 2010); *Versata Enters., Inc. v. Selectica, Inc.*, 5 A.3d 586 (Del. 2010).

[4] Defendants have also asked the Court to order Air Products to pay the witness fees and expenses incurred by defendants in connection with the expert report and testimony of David E. Gordon in defense against Count I of Air Products' Amended Complaint, alleging breach of fiduciary duties in connection with Peter McCausland's January 5, 2010 exercise of Airgas stock options. That request is denied. The parties shall bear all of their own fees and expenses.

INTRODUCTION

This is the Court's decision after trial, extensive post-trial briefing, and a supplemental evidentiary hearing in this long-running takeover battle between Air Products & Chemicals, Inc. ("Air Products") and Airgas, Inc. ("Airgas"). The now very public saga began quietly in mid-October 2009 when John McGlade, President and CEO of Air Products, privately approached Peter McCausland, founder and CEO of Airgas, about a potential acquisition or combination. After McGlade's private advances were rebuffed, Air Products went hostile in February 2010, launching a public tender offer for all outstanding Airgas shares.

Now, over a year since Air Products first announced its all-shares, all-cash tender offer, the terms of that offer (other than price) remain essentially unchanged.[5] After several price bumps and extensions, the offer currently stands at $70 per share and is set to expire today, February 15, 2011—Air Products' stated "best and final" offer. The Airgas board unanimously rejected that offer as being "clearly inadequate."[6] The Airgas board has repeatedly expressed the view that Airgas is worth at least $78 per share in a sale transaction—and at any rate, far more than the $70 per share Air Products is offering.

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[5] *See* Section I.F. (*The $60 Tender Offer*) for details about the terms of the offer.
[6] JX 659 (Airgas Schedule 14D-9 (Dec. 22, 2010)) at Ex. (a)(111).

So, we are at a crossroads. Air Products has made its "best and final" offer—apparently its offer to acquire Airgas has reached an end stage. Meanwhile, the Airgas board believes the offer is clearly inadequate and its value in a sale transaction is at least $78 per share. At this stage, it appears, neither side will budge. Airgas continues to maintain its defenses, blocking the bid and effectively denying shareholders the choice whether to tender their shares. Air Products and Shareholder Plaintiffs now ask this Court to order Airgas to redeem its poison pill and other defenses that are stopping Air Products from moving forward with its hostile offer, and to allow Airgas's stockholders to decide for themselves whether they want to tender into Air Products' (inadequate or not) $70 "best and final" offer.

A week-long trial in this case was held from October 4, 2010 through October 8, 2010. Hundreds of pages of post-trial memoranda were submitted by the parties. After trial, several legal, factual, and evidentiary questions remained to be answered. In ruling on certain outstanding evidentiary issues, I sent counsel a Letter Order on December 2, 2010 asking for answers to a number of questions to be addressed in supplemental post-trial briefing. On the eve of the parties' submissions to the Court in response to that Letter Order, Air Products raised its offer to the $70 "best and final" number. At that point, defendants vigorously opposed a ruling based on the

October trial record, suggesting that the entire trial (indeed, the entire case) was moot because the October trial predominantly focused on the Airgas board's response to Air Products' then-$65.50 offer and the board's decision to keep its defenses in place with respect to that offer. Defendants further suggested that any ruling with respect to the $70 offer was not ripe because the board had not yet met to consider that offer.

I rejected both the mootness and ripeness arguments.[7] As for mootness, Air Products had previously raised its bid several times throughout the litigation but the core question before me—whether Air Products' offer continues to pose a threat justifying Airgas's continued maintenance of its poison pill—remained, and remains, the same. And as for ripeness, by the time of the December 23 Letter Order the Airgas board had met and rejected Air Products' revised $70 offer. I did, however, allow the parties to take supplemental discovery relating to the $70 offer. A supplemental evidentiary hearing was held from January 25 through January 27, 2011, in order to complete the record on the $70 offer. Counsel presented closing arguments on February 8, 2011.

Now, having thoroughly read, reviewed, and reflected upon all of the evidence presented to me, and having carefully considered the arguments

[7] Dec. 23, 2010 Letter Order.

made by counsel, I conclude that the Airgas board, in proceeding as it has since October 2009, has not breached its fiduciary duties owed to the Airgas stockholders. I find that the board has acted in good faith and in the honest belief that the Air Products offer, at $70 per share, is inadequate.

Although I have a hard time believing that inadequate price alone (according to the target's board) in the context of a non-discriminatory, all-cash, all-shares, fully financed offer poses any "threat"—particularly given the wealth of information available to Airgas's stockholders at this point in time—under existing Delaware law, it apparently does. Inadequate price has become a form of "substantive coercion" as that concept has been developed by the Delaware Supreme Court in its takeover jurisprudence. That is, the idea that Airgas's stockholders will disbelieve the board's views on value (or in the case of merger arbitrageurs who may have short-term profit goals in mind, they may simply ignore the board's recommendations), and so they may mistakenly tender into an inadequately priced offer. Substantive coercion has been clearly recognized by our Supreme Court as a valid threat.

Trial judges are not free to ignore or rewrite appellate court decisions. Thus, for reasons explained in detail below, I am constrained by Delaware Supreme Court precedent to conclude that defendants have met their burden under *Unocal* to articulate a sufficient threat that justifies the continued

maintenance of Airgas's poison pill. That is, assuming defendants have met their burden to articulate a legally cognizable threat (prong 1), Airgas's defenses have been recognized by Delaware law as reasonable responses to the threat posed by an inadequate offer—even an all-shares, all-cash offer (prong 2).

In my personal view, Airgas's poison pill has served its legitimate purpose. Although the "best and final" $70 offer has been on the table for just over two months (since December 9, 2010), Air Products' advances have been ongoing for over sixteen months, and Airgas's use of its poison pill—particularly in combination with its staggered board—has given the Airgas board over a full year to inform its stockholders about its view of Airgas's intrinsic value and Airgas's value in a sale transaction. It has also given the Airgas board a full year to express its views to its stockholders on the purported opportunistic timing of Air Products' repeated advances and to educate its stockholders on the inadequacy of Air Products' offer. It has given Airgas *more time than any litigated poison pill in Delaware history*—enough time to show stockholders four quarters of improving financial results,[8] demonstrating that Airgas is on track to meet its projected goals. And it has helped the Airgas board push Air Products to raise its bid by $10

[8] *See* JX 304; JX 433; JX 645; JX 1086.

per share from when it was first publicly announced to what Air Products has now represented is its highest offer. The record at both the October trial and the January supplemental evidentiary hearing confirm that Airgas's stockholder base is sophisticated and well-informed, and that essentially all the information they would need to make an informed decision is available to them. In short, there seems to be no threat here—the stockholders know what they need to know (about both the offer and the Airgas board's opinion of the offer) to make an informed decision.

That being said, however, as I understand binding Delaware precedent, I may not substitute my business judgment for that of the Airgas board.[9] The Delaware Supreme Court has recognized inadequate price as a valid threat to corporate policy and effectiveness.[10] The Delaware Supreme Court has also made clear that the "selection of a time frame for achievement of corporate goals . . . may not be delegated to the stockholders."[11] Furthermore, in powerful dictum, the Supreme Court has stated that "[d]irectors are not obliged to abandon a deliberately conceived

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[9] *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1154 (Del. 1990); *see City Capital Assocs. Ltd. P'ship v. Interco, Inc.*, 551 A.2d 787 (Del. Ch. 1988); *Grand Metro. Pub. Ltd. Co. v. Pillsbury Co.*, 558 A.2d 1049 (Del. Ch. 1988).

[10] *See Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1384 (Del. 1995) ("This Court has held that the 'inadequate value' of an all cash for all shares offer is a 'legally cognizable threat.'") (quoting *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1153 (Del. 1990)).

[11] *Paramount*, 571 A.2d at 1154.

corporate plan for a short-term shareholder profit unless there is clearly no basis to sustain the corporate strategy."[12] Although I do not read that dictum as eliminating the applicability of heightened *Unocal* scrutiny to a board's decision to block a non-coercive bid as underpriced, I do read it, along with the actual holding in *Unitrin*, as indicating that a board that has a good faith, reasonable basis to believe a bid is inadequate may block that bid using a poison pill, irrespective of stockholders' desire to accept it.

Here, even using heightened scrutiny, the Airgas board has demonstrated that it has a reasonable basis for sustaining its long term corporate strategy—the Airgas board is independent, and has relied on the advice of three different outside independent financial advisors in concluding that Air Products' offer is inadequate. Air Products' *own three nominees* who were elected to the Airgas board in September 2010 have joined wholeheartedly in the Airgas board's determination, and when the Airgas board met to consider the $70 "best and final" offer in December 2010, it was one of those Air Products Nominees who said, "We have to protect the pill."[13] Indeed, one of Air Products' *own directors* conceded at trial that the Airgas board members had acted within their fiduciary duties in

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[12] *Id.*

[13] SEH Tr. 420 (Clancey).

their desire to "hold out for the proper price,"[14] and that "if an offer was made for Air Products that [he] considered to be unfair to the stockholders of Air Products . . . [he would likewise] use every legal mechanism available" to hold out for the proper price as well.[15] Under Delaware law, the Airgas directors have complied with their fiduciary duties. Thus, as noted above, and for the reasons more fully described in the remainder of this Opinion, I am constrained to deny Air Products' and the Shareholder Plaintiffs' requests for relief.

I. FACTS

These are the facts as I find them after trial, several rounds of post-trial briefing, and the supplemental evidentiary hearing.[16] Because facts material to this dispute continued to unfold after the October trial had ended, I first describe the general background facts leading up to Air Products' $70 "best and final" offer. The facts developed in the supplemental evidentiary hearing specifically necessary to determine whether Air Products' $70 offer presents a cognizable threat and whether Airgas's defensive measures are reasonable in relation to that threat are set forth beginning in Section I.*P*

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[14] SEH Tr. 104 (Davis).

[15] *Id.*

[16] References to the October trial transcript are cited as "Trial Tr. [####]." References to the January supplemental evidentiary hearing transcript are cited as "SEH Tr. [###]." For both the trial transcript and the supplementary evidentiary hearing transcript cites, the name of the particular witness speaking is indicated in parentheses. Citations to trial exhibits from both the October trial and the January hearing are referred to as "JX [###]."

(under the heading "Facts Developed at the Supplemental Evidentiary Hearing").

BACKGROUND FACTS

For ease of understanding, I begin with a list of some of the key players with leading roles at the October trial.[17]

From Air Products:

- **John McGlade**: Air Products' CEO, President, and Chairman of the board.
- **Paul Huck**: Air Products' CFO and Senior Vice President.

[17] In addition to the listed players, the parties each presented expert witnesses who testified about the valuation of Airgas—from defendants' side, to show that management's assumptions in reaching its valuation conclusions about the company were reasonable; from plaintiffs' side, to rebut those assumptions and numbers. The experts were: **Robert Reilly** (Shareholder Plaintiffs' valuation expert) (*see* JX 642 (Expert Report of Robert Reilly (Aug. 20, 2010)); **Professor Daniel Fischel** (Air Products' valuation expert) (*see* JX 639 (Expert Report of Daniel Fischel (Aug. 20, 2010)); 639A (updated exhibits); and **Professor Glenn Hubbard** (Airgas's valuation expert) (*see* JX 640 (Expert Report of Glenn Hubbard (Sept. 3, 2010)). All three experts were credible witnesses on the limited topics that they were asked to opine on, who ultimately reached different conclusions. Reilly testified that the McCausland Analysis and inadequacy opinions from the financial advisors were not sufficient to provide a basis for Airgas to find Air Products' offers "grossly inadequate" and not worthy of discussion. Fischel and Hubbard both testified as to the macroeconomic assumptions underlying Airgas's five-year plan. Finding Airgas's assumptions overly optimistic, Fischel opined that the inadequacy opinions of Airgas's financial advisors are not supported by the economic evidence. Hubbard, on the other hand, testified that Airgas's macroeconomic assumptions were reasonable, and convincingly and persuasively explained why. Ultimately, I found Professor Hubbard to be the most persuasive expert witness on valuation, but this decision does not turn so much on who won the battle of the experts as it does on the special circumstances surrounding the conduct of the Air Products Nominees to the Airgas board.

From Airgas:

- **Peter McCausland**: Airgas's founder and CEO. McCausland also served as Chairman of the Airgas board from May 1987 until September 15, 2010.
- **Robert McLaughlin**: Airgas's CFO and Senior Vice President.
- **Michael Molinini**: Airgas's Chief Operating Officer and Executive Vice President.
- **Richard Ill and Lee Thomas**: Airgas former directors who lost their board seats at the September 15, 2010 annual meeting.

The Financial Advisors:

- **Filip Renksy**: Investment banker from Bank of America Merrill Lynch, one of Airgas's outside financial advisors.
- **Michael Carr**: Investment banker from Goldman Sachs, Airgas's other outside financial advisor.

With those players in mind,[18] here are the facts as I find them after trial.

A. The Parties

1. <u>Air Products</u>

Plaintiff Air Products is a Delaware corporation headquartered in Allentown, Pennsylvania that serves technology, energy, industrial and healthcare customers globally. It offers a unique portfolio of products,

[18] Two additional experts played minor roles at the October trial. Defendants presented "proxy expert" **Peter Harkins** (*see* JX 638 (Expert Report of Peter Harkins (Aug. 20, 2010)); JX 638A (Supplemental Expert Report of Peter Harkins (Sept. 26, 2010)). Harkins also testified at the January hearing, and his testimony is discussed in greater detail later in this Opinion. Finally, defendants also presented "tax expert" **David Gordon**, to provide his expert opinion on a discrete issue relating to McCausland's exercise of stock options, but his testimony has no bearing on the core issue before me. *See infra* note 97.

services and solutions that include atmospheric gases, process and specialty gases, performance materials, equipment and services.[19] Air Products is the world's largest supplier of hydrogen and helium, and it has also built leading positions in growth markets.[20] Founded in 1940 on the concept of "on-site" production and sale of industrial gases, Air Products revolutionized the sale of industrial gases by building gas generating facilities adjacent to large-volume gas users, thereby reducing distribution costs.[21] Today, with annual revenues of $8.3 billion and approximately 18,900 employees, the company provides a wide range of services and operates in over forty countries around the world.[22] Air Products currently owns approximately 2% of Airgas's outstanding common stock.

2. Shareholder Plaintiffs

The Shareholder Plaintiffs are Airgas stockholders. Together, they own 15,159 shares of Airgas common stock,[23] and purport to represent all other stockholders of Airgas who are similarly situated.

3. Airgas Defendants

Airgas is a Delaware corporation headquartered in Radnor, Pennsylvania. Founded in 1982 by Chief Executive Officer Peter

[19] Joint Pre-Trial Stip. ¶ 1; JX 86 (Air Products Form 10-K (Nov. 25, 2009)).
[20] JX 86 at 3.
[21] JX 583 (A Brief History of Air Products).
[22] JX 583 at 1; JX 86 at 7, 9; *see also* Trial Tr. 9-10 (Huck).
[23] Joint Pre-Trial Stip. ¶ 12.

McCausland, it is a domestic supplier and distributor of industrial, medical and specialty gases and related hardgoods.[24] Built on an aggressive acquisition strategy (over 400 acquisitions in twenty-seven years), Airgas today operates in approximately 1,100 locations with over 1,400 employees and is the premier packaged gas company in the U.S.[25] The core of Airgas's business is "packaged" gas—delivering small volumes of gas in cylinders or bottles.[26] In the last five years or so, Airgas has been moving more into the bulk business as well.[27] In addition to the gas supply business, about 35% of Airgas's business is comprised of "hardgoods," which includes the products and equipment necessary to consume the gases, as well as welding and safety materials.[28]

Before its September 15, 2010 annual meeting, Airgas was led by a nine-member staggered board of directors, divided into three equal classes with one class (three directors) up for election each year.[29] Other than McCausland, the rest of the board members are independent outside

[24] JX 334 (Airgas Form 10-K (May 27, 2010)) at 4.
[25] *See* Trial Tr. 642-45 (McCausland).
[26] *See* Trial Tr. 862-65 (Molinini).
[27] *Id.*
[28] Trial Tr. 864 (Molinini) ("[Thirty-five] percent of our business, which we call hardgoods, [includes] all the products that are not gases but that customers use when they consume the gases that they need to regulate pressure, they need to conduct flow, they need to protect themselves from the cryogenic temperatures, all of those others products."); JX 248 (Airgas Presentation (Feb. 22, 2010)) at 17.
[29] *See* JX 3 (Airgas Amended and Restated Certificate of Incorporation) at Art. V, § 1; JX 296 (Airgas Amended and Restated Bylaws (amended through April 7, 2010)) at Art. III, § 1.

directors.[30] At the time of the September 15 annual meeting (and at the time this lawsuit was initiated), the eight outside directors were: W. Thacher Brown; James W. Hovey; Richard C. Ill; Paula A. Sneed; David M. Stout; Lee M. Thomas; John C. van Roden, Jr. and Ellen C. Wolf[31] (together with McCausland, "director defendants," and collectively with Airgas, "defendants").[32]

At the 2010 annual meeting, three Airgas directors (McCausland, Brown, and Ill) lost their seats on the board when three Air Products nominees were elected.[33] On September 23, 2010, Airgas expanded the size of its board to ten members and reappointed McCausland to fill the new seat.[34] Thus, Airgas is now led by a ten-member staggered board of directors, nine of whom are independent. To be clear, references to the Airgas board in the section of this Opinion discussing the factual background from October 2009 through September 15, 2010 means the entire Airgas board as it was constituted before the September 15 annual meeting. After the September 15, 2010 meeting, I will discuss in detail the

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[30] JX 449 (Airgas Schedule 14A (July 23, 2010)) at 13-14.

[31] *Id.*

[32] The parties stipulated to dismiss Brown and Ill from this action as they lost their seats in the September 15, 2010 annual meeting and thus no longer serve as members of Airgas's board. *See* Order and Stipulation of Dismissal Without Prejudice (granted Jan. 6, 2011).

[33] *See* JX 565A (certified results of inspector of elections).

[34] JX 565B (Airgas press release (Sept. 23, 2010)); Trial Tr. 505-06 (Thomas).

facts relating to Air Products' $70 offer and the actions of the "new" Airgas board, including the three Air Products nominees.

As of the record date for the 2010 annual meeting, Airgas had 83,629,731 shares outstanding. From October 2009 (when Air Products privately approached Airgas about a potential deal) until today, Airgas's stock price has ranged from a low of $41.64[35] to a high of $71.28.[36] For historical perspective, before then it had been trading in the $40s and $50s (with a brief stint in the $60s) through most of 2007-2008, until the financial crisis hit in late 2008. The stock price dropped as low as $27 per share in March of 2009, but quickly recovered and jumped back into the mid-$40s. In the board's unanimous view, the company is worth at least $78 in a sale transaction at this time ($60-ish unaffected stock price plus a 30% premium), and left alone, most of the Airgas directors "would say the stock will be worth north of $70 by next year."[37] In the professional opinion of one of Airgas's independent financial advisors, the fair value of Airgas as of January 26, 2011 is "in the mid to high seventies, and well into the mid

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[35] Jan. 29, 2010. As of today, Airgas's 52-week low is $59.26.

[36] Nov. 2, 2010.

[37] Closing Argument Tr. 169 (Wolinsky). *See* SEH Tr. 65 (Clancey) ("Q. [At the December 21, 2010 Airgas board meeting,] did you reach any conclusions as to where you think this company's stock will be trading in a year? A. I think the company's stock, when and if this is behind us, will be trading in the 70s."); SEH Tr. 206 (McCausland) (testifying that Airgas stock could easily trade in the range of $72-$76 sometime in the next 12 months, "barring some major upset in the economy or the stock market"). Independent analysts' reports are in line with those numbers as well.

eighties."[38] McCausland currently owns approximately 9.5% of Airgas common stock. The other directors collectively own less than 2% of the outstanding Airgas stock. Together, the ten current Airgas directors own approximately 11% of Airgas's outstanding stock.

B. Airgas's Anti-Takeover Devices

As a result of Airgas's classified board structure, it would take two annual meetings to obtain control of the board. In addition to its staggered board, Airgas has three main takeover defenses: (1) a shareholder rights plan ("poison pill") with a 15% triggering threshold,[39] (2) Airgas has not opted out of Delaware General Corporation Law ("DGCL") § 203, which prohibits business combinations with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless certain conditions are met,[40] and (3) Airgas's Certificate of Incorporation includes a supermajority merger approval provision for certain business combinations. Namely, any merger with an "Interested Stockholder" (defined as a stockholder who beneficially owns 20% or more of the voting power of Airgas's outstanding voting stock) requires the approval of 67% or more of the voting power of the then-outstanding stock

[38] SEH Tr. 393-94 (DeNunzio).
[39] JX 11 (Airgas Form 8-K (May 10, 2007) (Shareholder Rights Agreement)).
[40] *See* 8 *Del. C.* § 203.

entitled to vote, unless approved by a majority of the disinterested directors or certain fair price and procedure requirements are met.[41]

Together, these are Airgas's takeover defenses that Air Products and the Shareholder Plaintiffs challenge and seek to have removed or deemed inapplicable to Air Products' hostile tender offer.

C. Airgas's Five-Year Plan

In the regular course of business, Airgas prepares a five-year strategic plan approximately every eighteen months, forecasting the company's financial performance over a five year horizon.[42] In the fall of 2007, Airgas developed a five-year plan predicting the company's performance through fiscal year 2012. The 2007 plan included two scenarios: a strong economy case and a weakening economy case.[43] Airgas generally has a history of meeting or beating its strategic plans, but it fell behind its 2007 plan when the great recession hit.[44] At the time of the October trial, Airgas was running about six months behind the weakening economy case, and about a year and a half behind the strong economy case.[45]

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[41] JX 3 (Airgas Amended and Restated Certificate of Incorporation) at Art. VI, §§ 1-3.
[42] Trial Tr. 613-14 (McCausland).
[43] Trial Tr. 656 (McCausland).
[44] Trial Tr. 729-30 (McLaughlin).
[45] Trial Tr. 656 (McCausland). At the January supplemental hearing, McCausland testified that Airgas now has "a good shot of making that 2007 five-year plan despite the fact that the worst recession since the Great Depression landed right in the middle of that period."). SEH 303 (McCausland).

In the summer of 2009, Airgas management was already working on an updated five-year plan.[46] The 2009 plan included only a single scenario: a "base" case or "slow and steady recovery in the economy."[47] The 2009 five-year plan was completed and distributed to the Airgas directors before November 2009, and the plan was formally presented to the board at its November 2009 strategic planning retreat.[48]

D. Air Products Privately Expresses Interest in Airgas

1. <u>The $60 all-stock offer</u>

Air Products first became interested in a transaction with Airgas in 2007,[49] but did not pursue a transaction at that time because Airgas's stock price was too high.[50] Then the global recession hit, and in the spring or

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[46] Trial Tr. 731 (McLaughlin).

[47] Trial Tr. 746 (McLaughlin); Trial Tr. 788 (McLaughlin). Shareholder Plaintiffs argue that the 2009 plan represented an "optimistic" plan including "aggressive assumptions," while Air Products calls the assumptions in the 2009 plan "highly optimistic" and "unreasonable"—particularly the macroeconomic assumptions and failure to consider the possibility of a double-dip recession. While the parties may call the assumptions different names (i.e., "strong," "mild," "aggressive," "slow"), everyone agrees that reasonable minds can differ as to what may lie ahead, and no one disputes that the company's ability to meet its projections depends in large part on growth in the U.S. economy as a whole. What is clear, however, is that no one at Airgas tweaked the plan at the direction of McCausland or changed any of their numbers in light of Air Products' offer. Trial Tr. 767 (McLaughlin); Trial Tr. 697 (McCausland). In addition, Airgas relied on its financial advisors at Bank of America Merrill Lynch and Goldman Sachs to review the plan, and the bankers were satisfied with the assumptions in the model. Trial Tr. 960 (Rensky).

[48] Trial Tr. 672 (McCausland); *see* JX 64 (Nov. 2009 Five Year Strategic Financial Plan).

[49] Trial Tr. 110 (McGlade).

[50] Trial Tr. 47 (Huck).

summer of 2009, Air Products' interest in Airgas was reignited.[51] On September 17, 2009, the Air Products board of directors authorized McGlade to approach McCausland and discuss a possible transaction between the two companies.[52] The codename for the project was "Flashback," because Air Products had previously been in the packaged gas business and wanted to "flash back" into it.[53]

On October 15, 2009, McGlade and McCausland met at Airgas's headquarters.[54] At the meeting, McGlade conveyed Air Products' interest in a potential business combination with Airgas and proposed a $60 per share all equity deal.[55] After the meeting, McCausland reported the substance of his conversation with McGlade to Les Graff, Airgas's Senior Vice President for Corporate Development, who took typewritten notes which he called "Thin Air."[56] As Graff's notes corroborate, during the meeting McGlade communicated Air Products' views on the strategic benefits and synergies that a transaction could yield, noting that a combination would be

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[51] Trial Tr. 111-12 (McGlade).
[52] JX 27 (Air Products Minutes of Meeting of Board of Directors (Sept. 17, 2009)) at 9.
[53] Trial Tr. 47 (Huck); *see also* Trial Tr. 10 (Huck) (explaining why Air Products had sold its packaged gas business to Airgas in 2002).
[54] Trial Tr. 659 (McCausland). The meeting lasted in the range of half an hour to forty-five minutes. McCausland Dep. 39.
[55] Trial Tr. 115 (McGlade). In other words, Air Products would acquire all outstanding Airgas shares for $60 per share in an all-stock transaction.
[56] JX 37 (Typewritten notes of Les Graff re conversation with Peter McCausland).

immediately accretive.[57] McCausland told McGlade that it was "not a good time" to sell the company[58] but that he would nevertheless convey the proposal to the Airgas board.[59]

Shortly thereafter, McCausland telephoned Thacher Brown, Airgas's then-presiding director, to inform him of the offer and ask whether he thought it was necessary to call a special meeting of the board to consider Air Products' proposal.[60] Brown said he did not think so, since the entire board was already scheduled to meet a few weeks later for its strategic planning retreat.[61] McCausland suggested that he would reach out to

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[57] Trial Tr. 660-61 (McCausland); JX 37 at 1. Graff's notes also indicate that, according to McCausland, McGlade promised twice during that meeting that Air Products would "never go hostile." *See* Trial Tr. 663-64 (McCausland) ("I said, 'John, you have to assure me that you will never go hostile or this conversation's going to be very short.' And he said, 'Peter, we have no intention of going hostile.'"). McGlade claims otherwise. Trial Tr. 119 (McGlade) ("I never made a promise we wouldn't go hostile."); Trial Tr. 140-41 (McGlade) ("I did not promise to not go hostile. I told him at the time that I was here to discuss a collaborative transaction."). In any event, McGlade said that he does not specifically recall what he said and concedes that his response to McCausland might have been "subject to interpretation." Trial Tr. 141 (McGlade). Accordingly, I credit McCausland's testimony on this particular factual point, although I also believe McGlade's testimony that at that point in time he did not intend to go hostile but rather met with McCausland in the hopes of reaching a friendly deal, which turned out to be a fruitless exercise.
[58] JX 37 at 1.
[59] Trial Tr. 665 (McCausland).
[60] Trial Tr. 665-66 (McCausland).
[61] *Id.* Before the November retreat, Brown suggested that perhaps the independent directors should meet to discuss the offer outside of McCausland's presence (Brown Dep. 52-53), but ultimately the board agreed that McCausland did not have a conflict of interest, that because of his substantial stockholdings his interests were aligned with the Airgas shareholders, and that an executive session of the board to consider the offer was not necessary. Trial Tr. 501-02 (Thomas). Nevertheless, the independent directors did (later, in April) meet to discuss the offer outside of McCausland's presence, and came to

Airgas's legal and financial advisors to solicit their advice, which Brown thought was a good idea.[62]

At its three-day strategic planning retreat from November 5-7, 2009, in Kiawah, South Carolina, the full board first learned of Air Products' proposal.[63] In advance of the retreat, the board had received copies of the five-year strategic plan, which served as the basis for the board's consideration of the $60 offer.[64] The board also relied on a "discounted future stock price analysis" (the "McCausland Analysis") that had been prepared by management at McCausland's request to show the value of Airgas in a change-of-control transaction.[65]

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the same conclusion as they did in his presence—that the offer was "grossly inadequate." Trial Tr. 503 (Thomas); Brown Dep. 126-27.

[62] Trial Tr. 666-67 (McCausland). McCausland then reached out to Dan Neff at Wachtell, Lipton, Rosen & Katz, and Airgas's longtime financial advisors Goldman Sachs (Michael Carr) and Bank of America Merrill Lynch (Filip Rensky).

[63] JX 73 (Minutes of the Regular Meeting of the Airgas Board (Nov. 5-7, 2009)); Trial Tr. 484 (Thomas); Trial Tr. 586 (McCausland).

[64] Trial Tr. 484-85 (Thomas); Trial Tr. 672 (McCausland). Although the five-year plan was not "presented" to the board until Day 2 of the retreat—nineteen pages into the minutes of the three-day meeting, and after the board had already unanimously decided to reject Air Products' offer (*see* JX 73 at 1)—I credit the testimony of Thomas and McCausland that the board had read and was familiar with the five-year plan before the retreat and thus were able to rely on it in considering the $60 offer. *See* JX 73 at 19; *see also* Trial Tr. 484 (Thomas); Trial Tr. 586-87 (McCausland); Trial Tr. 672 (McCausland) (testifying that when the board was discussing Air Products' offer at the November retreat, "the board was very familiar with [the five-year] plan. [The directors] come to our strategic retreats ready. And they knew it well.").

[65] JX 75 ("McCausland Analysis" Handout (Nov. 5, 2009)). The McCausland Analysis applies a sale of control multiple to forward EBITDA (earnings before interest, taxes, depreciation and amortization) forecasts from the 2009 five-year plan, and then various discount rates are applied to the results to generate present value estimates.

After reviewing the numbers, the board's view on the inadequacy of the offer was not even a close call. The board agreed that $60 was "just so far below what we thought fair value was" that it would be harmful to Airgas's stockholders if the board sat down with Air Products.[66] In the board's view, the offer was so "totally out of the range" of what might be reasonable that beginning negotiations at that price would send the wrong message—that Airgas would be willing to sell the company at a price that is well below its fair value.[67] Thus, the board unanimously concluded that Airgas was "not interested in a transaction."[68] No one on the Airgas board thought it made sense to have any further discussions with Air Products at that point.[69] On November 11, McCausland called McGlade to inform him of the board's decision.[70]

On November 20, 2009, McGlade sent a letter to McCausland essentially putting in writing the offer they had been discussing over the last month—that is, Air Products offered to acquire all of Airgas's outstanding

[66] Trial Tr. 492 (Thomas).
[67] *Id.*
[68] JX 73 at 1.
[69] Trial Tr. 308-09 (Ill) ("[T]here's no sense in sitting down [to discuss] what we conceived to be an inadequate price and establish a floor in regards to any negotiating. And we've consistently said that we would in fact sit down and negotiate, if there was an adequate price put on the table."); *see also* Thomas Dep. 21; Trial Tr. 503 (Thomas) ("Q. How about the conclusion not to have discussions, open negotiations, with Air Products at $60, $63.50, $65.50? A. We felt we should not have discussions at this point until they are prepared to put a reasonable offer on the table, with the full understanding that they would sit down and negotiate fair value from that.").
[70] McCausland Dep. 121.

shares for $60 per share on an all-stock basis.[71] The letter suggested that the $60 offer was negotiable and requested a meeting with Airgas to explore additional sources of value.[72] The letter also requested a "formal response."[73]

2. Airgas Formally Rejects the Offer

Perhaps annoyed at the request for a formal response to the same offer the board had already rejected, McCausland had his secretary circulate to the Airgas board and its advisors and management team his response letter to McGlade, written with a derogatory salutation.[74] This letter was not sent, but McCausland did send a real letter to McGlade that day informing him that the Airgas board would meet in early December to consider the proposal.[75]

[71] Trial Tr. 121 (McGlade); JX 84 (Letter from McGlade to McCausland (Nov. 20, 2009)).
[72] JX 84 at 1-2 ("[W]e welcome the opportunity to identify incremental value above and beyond what we have offered and are prepared to engage with you promptly to better understand the sources of that value and how best to share the value between our respective shareholders. To that end, we and our advisors request a meeting with you and your advisors as soon as possible, both to explore such additional sources of value and to move expeditiously towards consummating a transaction.").
[73] *Id.* at 2.
[74] JX 87 (Draft 11/25 letter from McCausland to McGlade (Nov. 25, 2009)). The letter was never intended to be sent to McGlade and was immediately recognized as a joke by most, although one director was "worried that [McCausland had] said what [he] really thought." JX 91 (email chain between Paula Sneed and Peter McCausland (Nov. 25-26, 2009)).
[75] JX 89 (Letter from McCausland to McGlade (Nov. 25, 2009)).

The board held a special telephonic meeting on December 7, 2009.[76] In the hour-long call, Graff presented a detailed financial analysis of the offer.[77] McCausland advised the board that management had "spent a great deal of time . . . meeting with [Airgas's] financial advisors and legal team, studying valuation and related issues," and that the management team recommended that the board reject the offer.[78] Brown stated his belief that "nothing had changed since November, that the proposal should be rejected and that attention should be turned to next steps."[79] The board then unanimously supported management's recommendation to reject the offer and to decline Air Products' request for a meeting.[80]

Accordingly, McCausland sent a letter to McGlade the following day conveying the board's formal response to the November 20 proposal: "We are not interested in pursuing your company's proposal and do not believe that any purpose would be served by a meeting."[81]

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[76] JX 100 (Minutes of the Special Telephonic Meeting of the Airgas Board (Dec. 7, 2009)).
[77] *Id.*; *see* JX 102 (Proposed Talking Points (Dec. 7, 2009)); JX 104 (Discussion Materials (Dec. 7, 2009)).
[78] JX 100 at 1.
[79] *Id.* at 2.
[80] *Id.*
[81] JX 106 (Letter from McCausland to McGlade (Dec. 8, 2009)) at 2. McCausland also wrote that Airgas had "no interest in pursuing Air Products' unsolicited proposal" because the board unanimously believed that Air Products was "grossly undervaluing Airgas and offering a currency that is not attractive." *Id.* at 1.

3. <u>The $62 cash-stock offer</u>

On December 17, 2009, McGlade sent McCausland a revised proposal, raising Air Products' offer to an implied value of $62 per share in a cash-and-stock transaction, and reiterating Air Products' "continued strong interest in a business combination with Airgas."[82] McGlade explained that Air Products' original proposal of structuring a potential combination as an all-stock deal was intended to allow Airgas's stockholders to share in the "expected appreciation of Air Products' stock as the synergies of the combined companies are realized."[83] Nonetheless, to address Airgas's concern that Air Products' stock was an "unattractive currency" for a potential transaction, Air Products was "prepared to offer cash for up to half of the $62 per share" they were offering.[84]

McGlade again expressed Air Products' willingness to try to negotiate with Airgas on price and requested a meeting between the two companies, writing:

> If you believe there is incremental value above and beyond our increased offer, we stand willing to listen and to understand your points on value with a view to sharing increased value appropriately with the Airgas shareholders . . . . Our teams should meet at this point in the process to move forward in a

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[82] JX 111 (Letter from McGlade to McCausland (Dec. 17, 2009)) at 1; Trial Tr. 124 (McGlade).

[83] JX 111 at 1.

[84] *Id.*

> manner that best serves the interest of our respective shareholders. To that end, we and our advisors are formally requesting to meet with you and your advisors as soon as possible to explore additional sources of value in Airgas and to move expeditiously to consummate a transaction.[85]

The Airgas board held a two-part meeting to consider this revised proposal. First, a special telephonic meeting was held on December 21, 2009.[86] Graff discussed the financial aspects of the $62 offer.[87] He noted that the offer price remained low,[88] and explained that with a 50/50 cash-stock split, Air Products could bid well into the $70s and still maintain its credit rating.[89] The call lasted about thirty-five minutes.[90] The board reconvened (again, by telephone) on January 4, 2010 and the discussion resumed.[91] Again, Graff presented financial analyses of the December 17 proposal based on discussions he and other members of management had had with Airgas's investment bankers.[92] He advised the board that the bankers agreed the offer was inadequate and well below the company's

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[85] JX 111 at 5.
[86] JX 116 (Minutes of Special Telephonic Meeting of the Airgas Board (Dec. 21, 2009)).
[87] *Id.*; Trial Tr. 597 (McCausland).
[88] JX 116.
[89] JX 120 (Graff handwritten notes from Airgas Board of Directors Meeting (Dec. 21, 2009)).
[90] *See* JX 116 (Minutes of Special Telephonic Meeting of the Airgas Board (Dec. 21, 2009)).
[91] JX 137 (Minutes of the Continued Special Telephonic Meeting of the Airgas Board (Jan. 4, 2010)).
[92] *Id.*; Trial Tr. 598-99 (McCausland).

intrinsic value,[93] and the board unanimously agreed with management's recommendation to reject the offer.[94]

On January 4, 2010, McCausland sent a letter to McGlade communicating the Airgas board's view that Air Products' offer "grossly undervalues Airgas."[95] The letter continued: "[T]he [Airgas] Board is not interested in pursuing your company's proposal and continues to believe there is no reason to meet."[96]

On January 5, 2010, McCausland exercised 300,000 stock options, half of which were set to expire in May 2010, and half of which were set to expire in May 2011.[97]

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[93] *Id.*; JX 136 (Graff notes re Presentation to Airgas Board of Directors (Jan. 4, 2010)) at 1-2.

[94] JX 137 at 2.

[95] JX 141 (Letter from McCausland to McGlade (Jan. 4, 2010)); *see also* Trial Tr. 126 (McGlade).

[96] *Id.*

[97] On February 11, 2010, Air Products amended its complaint to add an allegation that McCausland improperly exercised these options while in possession of nonpublic information, and that the rest of the Airgas board breached its fiduciary duties by failing to stop him from exercising the options. Verified Amended Compl. ¶¶ 43-44, 61-62. Although this issue was addressed in the October trial and in post-trial briefing, those allegations were not set forth in a separate claim in Air Products' complaint, and Air Products has not sought relief specifically focused on those allegations. Defendants have argued that the allegation is "frivolous" under Court of Chancery Rule 11 and requested an order that Air Products pay the fees of Airgas's expert witness Gordon. Rather than take additional space later in this Opinion, I will dispose of this issue right here. Defendants' request is denied. First, defendants have not satisfied the procedural requirements of Rule 11(c)(1)(A). Second Air Products had a good faith basis for its allegation—McCausland *did*, in fact, exercise his stock options at a time when he knew Air Products had made an offer for Airgas, and he did receive a tax benefit based on the timing of his exercise. It is also true that Airgas may have received a larger tax deduction had he waited to exercise them on schedule. Trial Tr. 568-69 (McCausland). As it turns

E. Air Products Goes Public

By late January 2010, it was becoming clear that Air Products' private attempts to negotiate with the Airgas board were going nowhere. The Airgas board felt that it was "precisely the wrong time"[98] to sell the company and thus it continued to reject Air Products' advances. So, Air Products decided to take its offer directly to the Airgas stockholders. On January 20, 2010, McGlade sent a letter to the Air Products board expressing his belief that:

> [N]ow is the time to acquire Flashback—their business has yet to recover, the pricing window is favorable, and our ability (should we so choose) to offer an all-cash deal would be viewed very favorably in this market. To take advantage of the situation, we believe we will have to go public with our

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out, his exercise was entirely legal, permissible under Airgas's policy, and consistent with custom and practice of other companies. Trial Tr. 936-37 (Gordon). In short, Air Products made a good faith allegation and Airgas defended against it. There is nothing "frivolous" about Air Products' conduct that would rise to the level of sanctions under Rule 11. *See Katzman v. Comprehensive Care Corp.*, C.A. No. 5982-VCL (Dec. 28, 2010) (Transcript) at 13, 16 ("I'm going to give you all some general principles [with respect to motions for sanctions]. I think lawyers should think twice, three times, four times, perhaps more before seeking Rule 11 sanctions or moving for fees under the bad faith exception . . . These types of motions are inflammatory. They involve allegations of intentional misconduct by counsel and, as a result, what they usually result in almost inevitably is an escalation of hostilities . . . So what's the bottom line here? . . . For most types of conduct that really merits Rule 11 or fee-shifting, you shouldn't need to point it out. It should be obvious from the briefing that someone's out of line. [Y]ou don't need to make the Rule 11 or bad faith motion.")

[98] JX 249 (Airgas Schedule 14D-9 (Feb. 22, 2010)) at 10; *see also* Trial Tr. 540 (McCausland) (expressing view that Airgas board at that time was not looking to sell the company); JX 215 (Letter from McCausland to McGlade (Feb. 9, 2010)) at 2 ("We agree that the 'timing is excellent'—for Air Products—but it is a terrible time for Airgas stockholders to sell their company.").

> intentions if we are to get serious consideration by Flashback's board.[99]

Shortly thereafter, Air Products did just that. On February 4, 2010, Air Products sent a public letter to the Airgas board announcing its intention to proceed with a fully-financed, all-cash offer to acquire all outstanding shares of Airgas for $60 per share.[100] The letter closed with McGlade again reiterating Air Products' full commitment to completing a transaction with Airgas, and emphasizing Air Products' "willingness to reflect in our offer any incremental value you can demonstrate."[101]

On February 8-9, 2010, the Airgas board met in Philadelphia, Pennsylvania.[102] The board's financial advisors from Goldman Sachs and

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[99] JX 150 (Letter from McGlade to Air Products' board (Jan. 20, 2010)) at 1. Defendants emphasize that Air Products timed its offer to "take advantage of the situation" before Airgas's stock recovered from the recession, also pointing to Huck's testimony that Air Products was "attempting to acquire Airgas for the lowest possible price." Trial Tr. 46 (Huck); *see also* SEH Tr. 76-77 (Davis) (testifying that he "believed that the price of Airgas stock was suppressed at the time that Air Products made its initial offer"). But this is exactly the type of thinking expected in a highly strategic acquisition attempt—of course Air Products wanted to acquire Airgas when its stock price was depressed and for the lowest possible price it had to pay. Air Products' directors were doing their job to get the best deal for *their* shareholders. At the same time, the Airgas board was acting well within its fiduciary duties to the Airgas stockholders, defending against Air Products' advances while making its views about the inadequacy of the offers known to the Airgas stockholders. Indeed, McCausland testified that Airgas itself has made "opportunistic" purchases and he believes there is nothing wrong with such an acquisition strategy. Trial Tr. 541-42 (McCausland); JX 14A (Seeking Alpha Interview with Airgas CEO Peter McCausland) at 2.

[100] JX 177 (Letter from McGlade to McCausland (Feb. 4, 2010)) at 1.

[101] *Id.* at 2.

[102] JX 204 (Minutes of the Regular Meeting of the Airgas Board (Feb. 8-9, 2010)). The meeting lasted almost five hours on February 8, and an additional three hours on February 9. *See id.* at 1, 5, 12.

Bank of America Merrill Lynch provided written materials and made presentations to the board regarding Air Products' proposal.[103] The bankers reviewed Airgas management's financial projections, research analysts' estimates for Airgas, discounted cash flow valuations of Airgas using various EBITDA multiples and discount rates, historical stock prices, and the fact that Airgas generally emerges later from economic recessions than Air Products.[104] At the meeting, the board unanimously agreed that the $60 price tag was too low, and that it "significantly undervalued Airgas and its future prospects."[105] The board also unanimously authorized McCausland to convey the board's decision to reject the offer to McGlade,[106] which he did the following day.[107]

F. The $60 Tender Offer

On February 11, 2010, Air Products launched its tender offer for all outstanding shares of Airgas common stock on the terms announced in its February 4 letter—$60 per share, all-cash, structurally non-coercive, non-

[103] *Id.* at 2.
[104] JX 204 at 2-3.
[105] *Id.* at 4, 11.
[106] *Id.* at 11.
[107] JX 215 (Letter from McCausland to McGlade (Feb. 9, 2010)) ("[I]t is the unanimous view of the Airgas Board of Directors that your unsolicited proposal very significantly undervalues Airgas and its future prospects. Accordingly, the Airgas Board unanimously rejects Air Products' $60 per share proposal.").

discriminatory, and backed by secured financing.[108] The tender offer is conditioned, among other things, upon the following:

(1) a majority of the total outstanding shares tendering into the offer;

(2) the Airgas board redeeming its rights plan or the rights otherwise having been deemed inapplicable to the offer;

(3) the Airgas board approving the deal under DGCL § 203 or DGCL § 203 otherwise having been deemed inapplicable to the offer;

(4) the Airgas board approving the deal under Article VI of Airgas's charter or Article VI otherwise being inapplicable to the offer;

(5) certain regulatory approvals having been met;[109] and

(6) the Airgas board not taking certain action (i.e., entering into a third-party agreement or transaction) that would have the effect of impairing Air Products' ability to acquire Airgas.[110]

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[108] JX 222 (Airgas Schedule TO: Offer to Purchase by Air Products & Chemicals, Inc. (Feb. 11, 2010)).

[109] Specifically, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act as applicable to the tender offer must have expired or been terminated. *Id.* at 1. The regulatory hurdles have now been cleared. The FTC approved the potential acquisition, subject to certain divestitures. *See* Press Release, FTC Approves Final Order Settling Charges that Air Products' Potential Acquisition of Rival Airgas Would be Anticompetitive (Oct. 22, 2010), *available at* http://www.ftc.gov/opa/2010/10/airproducts.shtm; *see also In the Matter of Air Products and Chemicals, Inc.*, Docket No. C-4299, Analysis of Proposed Agreement Containing Consent Orders to Aid Public Comment (Sept. 9, 2010), *available at* www.ftc.gov/os/caselist/1010093/100909airproductsanal.pdf; Decision and Order [Redacted Public Version], at 11 (Sept. 9, 2010), *available at* http://www.ftc.gov/os/caselist/1010093/100909airproductsdo.pdf; Decision and Order [Redacted Public Version], at 11 (Oct. 22, 2010), *available at* http://www.ftc.gov/os/caselist/1010093/101022airproductsdo.pdf. *See also* SEH Tr. 305 (McCausland) ("Air Products has gotten FTC approval."). In addition, Air Products has identified buyers for those assets subject to divestiture. Trial Tr. 45 (Huck).

[110] JX 222 (Airgas Schedule TO: Offer to Purchase by Air Products & Chemicals, Inc. (Feb. 11, 2010)) at 1-2.

Air Products' stated purpose in commencing its tender offer is "to acquire control of, and the entire equity interest in, Airgas."[111] To that end, it is Air Products' current intention, "as soon as practicable after consummation of the Offer," to seek to have Airgas consummate a proposed merger with Air Products valued at an amount in cash equal to the highest price per share paid in the offer.[112] Air Products also announced its intention to run a proxy contest to nominate a slate of directors for election to Airgas's board at the Airgas 2010 annual meeting.[113]

On February 20, 2010, the Airgas board held another special telephonic meeting to discuss Air Products' tender offer.[114] Airgas's financial advisors from Goldman Sachs and Bank of America Merrill Lynch reviewed the bankers' presentations with the board,[115] which were similar to the presentations that had been made to the board on February 8, and concluded that the offer "was inadequate from a financial point of view."[116]

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[111] *Id.* at 10-11.
[112] *Id.*
[113] *Id.* at 11; *see also* JX 186 (Air Products Offers to Acquire Airgas for $60 Per Share in Cash Conference Call Transcript (Feb. 5, 2010)) at 6.
[114] JX 245 (Minutes of the Special Telephonic Meeting of the Airgas Board (Feb. 20, 2010)).
[115] *See* JX 247 (Bankers' Presentation to Airgas Board at Feb. 20, 2010 Meeting).
[116] JX 245 at 3; *see also* Trial Tr. 601-02 (McCausland). At trial, one of Airgas's bankers explained the meaning of the financial advisors' "inadequacy opinion": "In this case, generally, inadequacy would mean that the offer does not fairly compensate the shareholders for the intrinsic value of the company. And in this case, [specifically,] we also relied on an understanding that this bidder, as well as potentially other bidders, could pay more for the company than that price." Trial Tr. 963-64 (Rensky).

In a 14D-9 filed with the SEC on February 22, 2010, Airgas recommended that its shareholders not tender into Air Products' offer because it "grossly undervalues Airgas."[117] In explaining its reasons for recommending that shareholders not accept Air Products' offer, Airgas's filing stated that the timing of the offer was "extremely opportunistic . . . in light of the depressed value of the Airgas Common shares prior to the announcement of the Offer," so while the timing was excellent for Air Products, it was disadvantageous to Airgas.[118] The filing went on to explain that Airgas had received inadequacy opinions from its financial advisors, Goldman Sachs and Bank of America Merrill Lynch.[119] In addition, Airgas expressed its view that the offer was highly uncertain and subject to significant regulatory concerns.[120] Finally, attached to the filing was a fifty-page slide presentation entitled "Our Rejection of Air Products' Proposals."[121]

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[117] JX 249 (Airgas Schedule 14D-9 (Feb. 22, 2010)) at 18.
[118] *Id.* at 20.
[119] *Id.* at 20-21.
[120] *Id.* at 21. As Air Products has obtained the necessary regulatory approvals, these concerns are no longer "significant."
[121] *Id.* at Exhibit (a)(6). The presentation detailed (among other things) Airgas's growth strategy and explained why Airgas is "well-positioned for the U.S. economic recovery." *Id.* at slide 37.

G. The Proxy Contest

On March 13, 2010, Air Products nominated its slate of three independent directors for election at the Airgas 2010 annual meeting.[122] The three Air Products nominees were:

- John P. Clancey[123];
- Robert L. Lumpkins[124]; and

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[122] *See* JX 314 (Airgas Schedule 14-A: Notice of Intent by Air Products to Nominate Individuals for Election as Directors and Propose Stockholder Business at the 2010 Annual Meeting of Airgas Stockholders (May 13, 2010)); *see also* JX 454 (Airgas Schedule 14A: Air Products' Definitive Proxy Statement for 2010 Annual Meeting of Airgas Stockholders (July 29, 2010)).

[123] Mr. Clancey (age 65) has more than twenty-two years of experience as both CEO and Chairman of complex international businesses, and sixteen years of experience serving on the boards of large public companies across a range of industries. He is currently Chairman Emeritus of Maersk Inc. and Maersk Line Limited, a division of the A.P. Moller – Maersk Group, one of the world's largest shipping companies. Mr. Clancey previously served as the Chairman of Maersk Inc., where he managed the company's ocean transportation, truck and rail, logistics and warehousing and distribution businesses, and as Chief Executive Officer and President of Sea-Land Service, Inc. Mr. Clancey is currently a Principal and founder of Hospitality Logistics, International, a furniture, fixtures and equipment logistics services provider serving customers in the hotel industry. He has served as a member of the board of directors of UST Inc., Foster Wheeler AG, and AT&T Capital. Mr. Clancey, a former Captain in the United States Marine Corps, received a B.A. in Economics and Political Science from Emporia State College. *Id.*

[124] Mr. Lumpkins (age 66) has more than forty years of significant operational, management, financial and governance experience from a variety of positions in major international corporations, covering both developed and emerging countries, and service on public company boards in a wide range of industries. He is currently the Chairman of the board of directors of The Mosaic Company, a producer and marketer of crop and animal nutrition products and services, a position he has held since the creation of the company in October 2004. He previously served as Vice Chairman of Cargill Inc., a commodity trading and processing company, until his retirement in 2006, and as Cargill's Chief Financial Officer from 1989 until 2005. Mr. Lumpkins currently serves as a director of Ecolab, Inc., a cleaning and sanitation products and services provider; a director of Black River Asset Management LLC, a privately-owned fixed income-oriented asset management company; a Senior Advisor to Varde Partners, Inc., an asset management company specializing in alternative investments; and a member of the Advisory Board of Metalmark Capital, a private equity investment firm. He also serves

- Ted B. Miller, Jr.[125] (together, the "Air Products Nominees").

Air Products made clear in its proxy materials that its nominees to the Airgas board were independent and would act in the Airgas stockholders' best interests. Air Products told the Airgas stockholders that "the election of the Air Products Nominees . . . will establish an Airgas Board that is more likely to act in your best interests."[126] Air Products actively promoted the independence of its slate, saying that its three nominees:

- "are independent and do not have any prior relationship with Airgas or its founder, Chairman and Chief Executive Officer, Peter McCausland;"[127]

- "will consider without any bias [the Air Products] Offer;"[128]

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as a Trustee of Howard University. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. in Mathematics from the University of Notre Dame. *Id.*

[125] Mr. Miller (age 58) has extensive executive, financial and governance experience as a founder, significant shareholder, executive officer and director of both start-up companies and large public companies. He is the former Chairman and Chief Executive Officer of Crown Castle International Corp., a wireless communications company he founded in 1995 that currently has an equity market capitalization in excess of $10 billion. He currently serves as the President of 4M Investments, LLC, an international private investment company. He is also the founder, Chairman and majority shareholder of M7 Aerospace LP, a privately held aerospace service, manufacturing and technology company; founder, Chairman and majority shareholder of Intercomp Technologies, LLC, a privately held business process outsourcing company; and founder, Chairman and majority shareholder of Visual Intelligence, a privately held imaging technologies company. Mr. Miller previously served as a member of the board of directors of Affiliated Computer Services, Inc., from November 2008 until its acquisition by Xerox Corporation in February 2010. He received a J.D. from Louisiana State University and a B.B.A. from the University of Texas. *Id.*

[126] JX 454 (Airgas Schedule 14A: Air Products' Definitive Proxy Statement for 2010 Annual Meeting of Airgas Stockholders (July 29, 2010)) at 3.

[127] *Id.* at 3, 41; *see also id.* at A-1 ("[E]ach of the Air Products Nominees would be considered an independent director of Airgas.").

[128] *Id.* at 3, 41.

- "will be willing to be outspoken in the boardroom about their views on these issues;"[129] and
- "are highly qualified to serve as directors on the Airgas Board."[130]

In addition to its proposed slate of directors, Air Products also announced that it was seeking approval by Airgas stockholders of three bylaw proposals that would:

(1) Amend Airgas's bylaws to require Airgas to hold its 2011 annual meeting and all subsequent annual shareholder meetings in the month of January;

(2) Amend Airgas' bylaws to limit the Airgas Board's ability to re-seat directors not elected by Airgas shareholders at the annual meeting (excluding the CEO); and

(3) Repeal all bylaw amendments adopted by the Airgas Board after April 7, 2010.[131]

Over the next several months leading up to Airgas's 2010 annual meeting, both Air Products and Airgas proceeded to engage in a protracted "high-visibility proxy contest widely covered by the media,"[132] during which the parties aggressively made their respective cases to the Airgas

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[129] *Id.*
[130] *Id.* at 8.
[131] *Id.*
[132] JX 638A (Supplemental Report of Peter C. Harkins (Sept. 26, 2010)) at 4. There is some evidence suggesting that the parties may have even added fuel to the media (bon)fire. In an email from McGlade whose subject line read "RE: Project Flashback Media Coverage," discussing some of the media coverage following Air Products' February 4, 2010 public announcement, McGlade wrote, "In the what it is worth category, our guys (that is our PR firm SARD) believe the Cramer story was planted. Of course our guys did the Faber story. So much for independent journalism!" *See* JX 192.

stockholders. Both Airgas and Air Products made numerous SEC filings, press releases and public statements regarding their views on the merits of Air Products' offer.[133]

H. Airgas Delays Annual Meeting

In April 2010, the Airgas board amended Article II of the company's bylaws (which addressed the timing of Airgas's annual meetings), giving the board the ability to push back Airgas's 2010 annual meeting.[134] Previously, the bylaws required that the annual meeting be held within five months of

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[133] Airgas made well over 75 SEC filings regarding Air Products' offer, including JX 249, JX 269, JX 276, JX 279, JX 282, JX 286, JX 290, JX 299, JX 305, JX 306, JX 317, JX 321, JX 332, JX 339, JX 353, JX 358, JX 363, JX 365, JX 373, JX 387, JX 388, JX 429, JX 435, JX 450, JX 452, JX 458, JX 459, JX 463, JX 468, JX 470, JX 474, JX 478, JX 481, JX 484, JX 486, JX 490, JX 491, JX 496, JX 500, JX 506, JX 512, JX 515, JX 522, JX 523, JX 540, JX 541, JX 545, JX 555 (Airgas' 14D-9 filings and amendments). Airgas also filed a 69-page proxy statement (JX 449), issued several comprehensive investor presentations (including JX 249, JX 480, JX 511, and JX 516), and to date Airgas has issued four earnings releases (JX 304, JX 433, JX 645, and JX 1086) since Air Products went public with its offer. Air Products also has made numerous SEC filings, including JX 275, JX 280, JX 291, JX 293, JX 298, JX 311, JX 315, JX 323, JX 326, JX 337, JX 342, JX 348, JX 349, JX 351, JX 356, JX 359, JX 362, JX 381, JX 389, JX 436, JX 447, JX 455, JX 464, JX 469, JX 475, JX 483, JX 488, JX 492, JX 497, JX 513, JX 525, JX 542, JX 546, JX 556 (Air Products Schedule TO filings and amendments).

[134] JX 294 (Minutes of the Regular Meeting of the Airgas Board (Apr. 7-8, 2010)) at 4. An executive session of non-management directors was held at the end of this board meeting. *Id.* In the executive session, the outside directors discussed the "Air Products situation" and unanimously reaffirmed their position that Airgas should not engage in discussions with Air Products at that time. *Id.* at 5. The next regularly-scheduled Airgas board meeting was held on May 24 and May 25, 2010. *See* JX 331 (Minutes of the Regular Meeting of the Airgas Board (May 24-25, 2010)). The board again discussed Air Products' tender offer and proxy contest. *Id.* at 4-5. After hearing reports from McLaughlin and Molinini on Airgas's recent financial performance and upcoming fiscal year plans, *id.* at 2-4, and based on economic and industry updates from the financial advisors (Rensky and Carr), the board once again was in "unanimous agreement that neither the directors nor management should meet with Air Products in response to its $60 per share cash tender offer." *Id.* at 5.

the end of Airgas's fiscal year—March—which would make August the annual meeting deadline. The amendment allowed the meeting to be held "on such date as the Board of Directors shall fix."[135] In other words, the board gave itself full discretion to set the date of the annual meeting as it saw fit.[136] As it turns out, the reason the board pushed back the meeting date was to buy itself more time to "provide information to stockholders" before the annual meeting, as well as more time to "demonstrate performance of the company."[137] The annual meeting was scheduled for September 15, 2010.[138]

I. The $63.50 Offer

On July 8, 2010, Air Products raised its offer to $63.50.[139] Other than price, all other material terms of the offer remained unchanged.[140] The following day, McGlade sent a letter to the Airgas board reiterating (once again) Air Products' willingness to negotiate, and inviting the Airgas board

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[135] *Id.*; JX 296 (Airgas Amended and Restated Bylaws (amended through April 7, 2010)) at Art. II.

[136] As we now know, based on the Delaware Supreme Court's decision in the related bylaw case, the Airgas board's future discretion to fix an annual meeting date is not unfettered; it must pick a date that is "approximately" one year (365 days) after its last annual meeting. *See Airgas, Inc. v. Air Prods. & Chems., Inc.*, 8 A.3d 1182 (Del. 2010).

[137] Trial Tr. 526-27 (Thomas).

[138] *See* JX 449 (Airgas Schedule 14A (July 23, 2010)) at 1.

[139] JX 381 (Airgas Schedule TO: Amendment 18 (July 8, 2010)); Trial Tr. 63 (Huck).

[140] JX 381.

and its advisors to sit down with Air Products "to discuss completing the transaction in the best interests of the shareholders of both companies."[141]

The Airgas board held two special telephonic meetings to consider the revised $63.50 offer. The first was held on July 15, 2010.[142] McLaughlin updated the board on Airgas's performance for the first quarter of fiscal year 2011[143] and the financial advisors provided updated financial analyses.[144] On the second call, held on July 20, 2010, Rensky and Carr each described their respective opinions that the $63.50 offer was "inadequate to the [Airgas] stockholders from a financial point of view,"[145] and the financial advisors issued written inadequacy opinions to that effect.

The next day, McCausland sent a public letter to McGlade rejecting Air Products' revised offer and invitation to meet because $63.50 "is not a sensible starting point for any discussions or negotiations."[146] Also on July 21, 2010, Airgas filed an amendment to its 14D-9, rejecting the $63.50 offer as "grossly inadequate" and recommending that Airgas stockholders not

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[141] JX 392 (Letter from McGlade to Airgas Board of Directors (July 9, 2010)).
[142] JX 417 (Minutes of the Special Telephonic Meeting of the Airgas Board (July 15, 2010)).
[143] *Id.* at 2.
[144] *Id.* at 4-6; JX 414 (Goldman Sachs and Bank of America Merrill Lynch presentation to the Airgas board regarding the $63.50 offer).
[145] JX 425 (Minutes of the Special Telephonic Meeting of the Airgas Board (July 20, 2010)) at 3.
[146] JX 438 (Letter from McCausland to McGlade (July 21, 2010)).

tender their shares.[147] In this filing, Airgas set out many of the reasons for its recommendation, including its view that the offer "grossly undervalue[d]" Airgas because it did not reflect the value of Airgas's future prospects and strategic plans, the fact that Airgas tends to lag in entering into, and emerging from, economic recessions, Airgas's extraordinary historical results, Airgas's unrivaled platform in the packaged gas business, the "extremely opportunistic" timing of Air Products' offer, the inadequacy opinions provided to the board by Airgas's financial advisors, and many other reasons.[148] The financial advisors' written inadequacy opinions were attached to the filing.[149] Airgas also released another slide presentation (33 pages this time), entitled "It's All About Value," containing (among other things) updated projections and earnings guidance, board plans for cost savings, and information about Airgas's implementation of its SAP system,[150] and explaining why Airgas presents "significant strategic value"

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[147] JX 429 (Airgas Schedule 14D-9 (July 21, 2010)) at 7. *See id.* at 9 ("In the Airgas Board's judgment, the [$63.50] Offer, like Air Products' previous offers, is grossly inadequate and an extremely opportunistic attempt to cut off the Airgas stockholders' ability to benefit as the domestic economy continues its recovery."); JX 434 (Airgas Schedule 14A (July 21, 2010)) (same). July 21 was a big day for Airgas public filings—also on this day, Airgas announced its first quarter earnings and raised its earnings guidance for fiscal years 2011-2012. *See* JX 433 (Airgas Press Release (July 21, 2010)).

[148] JX 429 at 9-18.

[149] *Id.* at Annex D (Bank of America Merrill Lynch), Annex E (Goldman Sachs).

[150] Airgas's SAP implementation deserves some elaboration. Essentially, the implementation of SAP software is a company-wide process that can take several years to complete. The benefits can be enormous, from managing costs to improving communication. As Thomas explained, "It gives you power to manage your costs,

to a potential acquiror.[151] Two days later, on July 23, 2010, Airgas filed its definitive proxy statement for the September annual meeting, urging stockholders to vote against the three Air Products Nominees and the bylaw amendments and to wait until "Airgas's growth potential can be fully demonstrated and reflected in its results."[152]

J. Tension Builds Before the Annual Meeting

Air Products filed its definitive proxy statement on July 29, 2010.[153] Air Products was explicit in its proxy materials that its proposed bylaws were directly related to its pending tender offer, telling stockholders that by voting in favor of its nominees and bylaw proposals, they would be "send[ing] a message to the Airgas Board and management that . . . Airgas stockholders want the Airgas Board to take action to eliminate the obstacles

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particularly your inventory costs, your purchasing costs. It gives you great leverage as far as pricing is concerned." Trial Tr. 523 (Thomas). Notably, the November 2009 five-year plan included the costs but not the benefits of SAP. Trial Tr. 872 (Molinini). On August 31, Airgas announced anticipated benefits of its new SAP implementation, and released a detailed press release disclosing the perceived future benefits associated with the SAP implementation. JX 499 (Airgas Press Release re: "Airgas Provides Update on Value of Highly Customized SAP Implementation" (Aug. 31, 2010)).

151 JX 435 (Airgas Schedule 14D-9: Amendment 22 (Airgas Schedule 14A: Presentation to Airgas Stockholders) (July 21, 2010)). In August, the Airgas board released an updated sixty-two page version of this presentation regarding its "perspective on valuation" and reasons for opposing Air Products' offer, reiterating once again Airgas's "strong future growth prospects [in the] recovering economy." JX 480 (Airgas Presentation: "It's All About Value (Updated)" (August 18, 2010)).

152 JX 449 (Airgas Schedule 14A: Definitive Proxy Statement (July 23, 2010)) at 65.

153 JX 454 (Airgas Schedule 14A: Air Products' Definitive Proxy Statement for 2010 Annual Meeting of Airgas Stockholders (July 29, 2010)).

to the consummation of the [Air Products] Offer."[154] At the same time, Airgas heavily lobbied its stockholders to vote against the proposed bylaws, urging them not to fall for Air Products' "tactics," and telling them that the Air Products offer was well below the fair value of their shares and that, by shortening the time it would take for Air Products to gain control of the board, voting in favor of the January meeting bylaw would help facilitate Air Products' grossly inadequate offer.[155] As part of its efforts to dissuade stockholders from voting for Air Products' nominees and the proposed bylaw requiring annual meetings to be held in January, Airgas promised its stockholders that it would hold a special meeting on June 21, 2011 where the stockholders would have the opportunity to elect a majority of the Airgas board by a plurality vote—but only if Air Products' bylaw proposal did not receive a majority of votes at the 2010 annual meeting.[156]

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[154] JX 454 (Airgas Schedule 14A: Air Products' Definitive Proxy Statement for 2010 Annual Meeting of Airgas Stockholders (July 29, 2010)) at 6; *see also Airgas, Inc. v. Air Prods. & Chems., Inc.*, 2010 WL 3960599, at *2 (Del. Ch. Oct. 8, 2010).

[155] *See, e.g.*, JX 459 (Airgas Schedule 14D-9: Airgas Press Release (Aug. 4, 2010)); JX 486 (Airgas Schedule 14D-9: Airgas Press Release (Aug. 23, 2010)); JX 449 (Airgas Schedule 14A: Definitive Proxy Statement (July 23, 2010)) at 65.

[156] JX 496 (Airgas Schedule 14D-9 (Aug. 30, 2010)). In that same press release, Airgas told its stockholders that "the short time fuse of a January deadline" would "impede the Airgas Board's ability to obtain an appropriate price for our stockholders from Air Products or to explore other strategies." *Id.* at 2. But the Airgas board has known about Air Products interest since at least October 2009. Even after Air Products went public with its offer in February 2010, the Airgas board has had a year from that point to "explore other strategies."

K. The $65.50 Offer

On September 6, 2010, Air Products further increased its offer to $65.50 per share.[157] Again, the rest of the terms and conditions of the February 11, 2010 offer remained the same.[158] In connection with this increased offer, Air Products threatened to walk if the Airgas stockholders did not elect the three Air Products Nominees to the Airgas board and vote in favor of Air Products' proposed bylaw amendments at the 2010 annual meeting.[159]

The next day, the Airgas board met to consider Air Products' revised offer.[160] The board received updated analyses from McLaughlin and inadequacy opinions from its bankers.[161] The board unanimously rejected the $65.50 offer as inadequate,[162] saying that it was "not an appropriate value or a sensible starting point for negotiations to achieve such a value."[163] Airgas also filed an amendment to its Schedule 14D-9 on September 8,

[157] JX 525 (Airgas Schedule TO: Amendment 31 (Airgas Schedule 14A: Air Products Increases All-Cash Offer for Airgas to $65.50 per Share; Airgas Schedule 14A: Air Products Offer for Airgas Presentation) (Sept. 8, 2010)); Trial Tr. 63 (Huck).

[158] JX 517 (Air Products Press Release (Sept. 6, 2010)).

[159] *Id.* ("If Airgas shareholders do not elect these three nominees and approve all of our proposals, we will conclude that shareholders do not want a sale of Airgas at this time—and we will therefore terminate our offer and move on to the many other attractive growth opportunities available to Air Products around the world.").

[160] JX 530A (Minutes of the Special Telephonic Meeting of the Airgas Board (Sept. 7, 2010)).

[161] *Id.* at 2.

[162] *Id.* at 3.

[163] JX 539 (Airgas Schedule 14A: Airgas Press Release (Sept. 8, 2010)).

2010, recommending that stockholders reject the offer and not tender their shares.[164]

L. *"With $65.50 on the table, the stockholders wanted the parties to engage."*[165]

On September 10, in advance of the annual meeting, McCausland, Thomas, and Brown (along with Airgas's financial advisors, Renksy and Carr, and representatives of Airgas's proxy solicitor, Innisfree) held a series of meetings with about 25-30 Airgas stockholders—mostly arbs, hedge funds, and institutional holders.[166] At every meeting, the sentiment was the same, "Why don't you guys go negotiate, sit down with Air Products."[167] The answer was simple: the offer was unreasonably low; it was not a place to begin any serious negotiations about fair value. If Air Products "were to offer $70, with an indication that they were ready to sit down and have a full and fair discussion about real value and negotiate from that, what we both could agree was fair value for the company, [Thomas], for one, would be prepared to have that sit-down discussion."[168] Brown and McCausland said the same thing.[169] During the course of two days of meetings with

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[164] JX 540 (Airgas Schedule 14D-9: Amendment 44 (Sept. 8, 2010)).
[165] Trial Tr. 1155 (Carr).
[166] Trial Tr. 509-10 (Thomas); Trial Tr. 688 (McCausland).
[167] Trial Tr. 510 (Thomas).
[168] Trial Tr. 510 (Thomas); Trial Tr. 688-89 (McCausland).
[169] Trial Tr. 510-11 (Thomas); Trial Tr. 688-89 (McCausland).

stockholders, McCausland expressed this view to "[m]aybe a hundred" people—he expected word to get back to Air Products.[170]

Although none of the stockholders attending these meetings said that they wanted Airgas to do a deal with Air Products at $65.50,[171] the general sentiment was not, "Hell, no, we don't want you to even talk to these people if they're at 65.50"—rather, the "clear message [was:] With 65.50 on the table, the stockholders wanted the parties to engage."[172]

Rather than engaging with each other directly (i.e. McGlade and McCausland), Air Products' financial advisors at J.P Morgan (Rodney Miller) and Perella Weinberg (Andrew Bednar) called Airgas's financial advisors (Rensky and Carr). Word had gotten back to Bednar and Miller that some Airgas board members had indicated that there might be "reason to sit down together" if Air Products made an offer at "$70 with the willingness to negotiate upwards from there."[173] Airgas's advisors welcomed a revised offer, but over that weekend before the annual meeting, none came. Air Products' bankers at that point "could not get to $70 a share . . . Air Products was not at that number."[174]

[170] Trial Tr. 689 (McCausland).
[171] Trial Tr. 986-87 (Rensky); Trial Tr. 1142 (Carr).
[172] Trial Tr. 1154-55 (Carr).
[173] Trial Tr. 1144 (Carr); Trial Tr. 993-94 (Rensky).
[174] Trial Tr. 1148 (Carr).

Counsel for Air Products (James Woolery) met with Carr and Rensky during Airgas's annual meeting on September 15. Woolery asked for assurance that if Air Products offered $70 per share, Airgas would agree to a deal at that price.[175] Airgas's bankers could not give Woolery the assurance he was looking for, and discussions stalled.[176]

M. The Annual Meeting

On September 15, 2010, Airgas's 2010 annual meeting was held. The Airgas stockholders elected all three of the Air Products Nominees to the board, and all three of Air Products' bylaw proposals were adopted by a majority of the shares voted.[177] On September 23, 2010, John van Roden was unanimously appointed Chairman of the Airgas board, and McCausland was unanimously reappointed to the board.[178]

N. The Bylaw Question

After the annual meeting results were preliminarily calculated, Airgas immediately filed suit against Air Products in the Delaware Court of Chancery to invalidate the January meeting bylaw. Briefing was completed on an expedited basis, and oral arguments on cross-motions for summary judgment were heard on October 8, 2010. That afternoon, the Court issued

[175] Trial Tr. 1151 (Carr); Trial Tr. 1180, 1183 (Woolery).
[176] Trial Tr. 1152 (Carr).
[177] *See* JX 565A (certified results of inspector of elections).
[178] JX 565B (Airgas Press Release (Sept. 23, 2010)).

its decision upholding the validity of the January meeting bylaw.[179] Airgas appealed, and ultimately the Delaware Supreme Court reversed the decision, invalidating the bylaw and holding that annual meetings must be spaced "approximately" one year apart.[180] Airgas's current expectation is that its 2011 annual meeting will be held in August or early September 2011.[181]

O. The October Trial

As a result of both sides having aggressively campaigned for months leading up to Airgas's 2010 annual meeting, the evidence presented at the October trial made clear that, at the time of the September annual meeting, the Airgas stockholders had all of the information they needed to evaluate Air Products' $65.50 offer. The testimony from Airgas's own directors and management demonstrated as much:

McCausland:

> Q. You believe the stockholders have enough information to decide whether to accept the $65.50 offer; right?
> A. Yes .[182]

* * *

[179] *Airgas, Inc. v. Air Prods. & Chems., Inc.*, 2010 WL 3960599 (Del. Ch. Oct. 8, 2010).
[180] *Airgas, Inc. v. Air Prods. & Chems., Inc.*, 8 A.3d 1182 (Del. 2010). *See* Section I.*Q.* (*More Post-Trial Factual Developments*). For an interesting analysis of the different effects on firm value attributable to the Court of Chancery decision validating the bylaw and the Supreme Court's decision invalidating it, see Lucian Bebchuk, Alma Cohen & Charles Wang, *Staggered Boards and the Wealth of Shareholders: Evidence From a Natural Experiment* (Nov. 1, 2010), *available at* http://ssrn.com/abstract=1706806.
[181] Defs.' Dec. 21, 2010 Supp. Post-Trial Br. 1.
[182] Trial Tr. 630 (McCausland).

Q. Are you aware, as you sit here today, Mr. McCausland, of any information that you would like to impart or present to the shareholders that they don't already have?
A. [N]o, I'm not aware of any, except there could be some business strategy things that it would damage the company to present them to the shareholders.
Q. But you feel you have met your duty in providing all the information necessary for the shareholders to make a decision; right?
A. Yes.[183]

McLaughlin:

Q. Now, you would also agree with me that prior to the recent meeting of Airgas'[s] stockholders, stockholders have all the information they needed to make an informed decision about whether to accept or reject Air Products' offer; right?
A. That is correct.[184]

Thomas:

Q. In your mind, do [the Airgas stockholders] have every piece of information that's available that's necessary for a reasonable stockholder to decide whether to tender?
A. I think they do.

* * *

Q. And the market knows what the Airgas board thinks Airgas can achieve over the course of the next 18 months or two years or so, isn't that right?
A. I think they do.

* * *

Q. And you believe that the average Airgas stockholder is competent to understand the available information that's been publicly disseminated regarding the tender offer, as well as Airgas and its business and the Airgas board's view as to value; correct?

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[183] Trial Tr. 631 (McCausland).
[184] Trial Tr. 841 (McLaughlin).

A. I do.[185]

Ill: Q. [O]ver the last year Airgas has given its shareholders the information necessary to make an informed judgment about Air Products' offers; correct?
A. That's correct.[186]

* * *

Q. You would agree with me that Airgas has not failed to provide shareholders anything that shareholders need in order to make an informed decision with respect to the Air Products' offer; correct?
A. In my opinion, that information has been forthcoming from Airgas.[187]

Molinini:
Q. With this disclosure [JX 499 (the August 31, 2010 Airgas press release regarding SAP implementation[188])], you believe that the stockholders have all the information they would need to make a decision on anything they wanted to make a decision on. Isn't that correct, sir?
A. That is correct[189]

The evidence at trial also incontrovertibly demonstrated that $65.50 was not as high as Air Products was willing to go. As Huck unequivocally stated, "65.50 is not our best and final offer."[190] And as McGlade testified:

Q. Now, the current 65.50 offer is not Air Products' best and final offer; correct?

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[185] Trial Tr. 474-75 (Thomas).
[186] Trial Tr. 271 (Ill).
[187] Trial Tr. 273 (Ill); *see also* Trial Tr. 318 (Ill) ("Isn't it true that everything that you believe Airgas['s] shareholders need to know about the Airgas five-year strategic plan has been disclosed to shareholders? A. I believe everything that they need to know to make their decisions, yes.").
[188] *See supra* note 150.
[189] Trial Tr. 889 (Molinini).
[190] Trial Tr. 67 (Huck); *see also* Trial Tr. 50 (Huck) ("No, it is not the best price.").

A. We've been clear about that.

Q. That it's not the best?

A. It is not.

In addition, Air Products made clear that if Airgas were stripped of its defenses at that point, Air Products would seek to close on that $65.50 offer.[191] So Air Products was moving forward with an offer that admittedly was not its highest and aggressively seeking to remove Airgas's defensive impediments standing in its way. At the same time, Airgas's stockholders arguably knew all of this, and knew whatever information they needed to know in order to make an informed decision on whether they wanted to tender into Air Products' "grossly inadequate" and not-yet-best offer.[192]

FACTS DEVELOPED AT THE SUPPLEMENTAL EVIDENTIARY HEARING

I pause briefly to introduce some additional players who joined the story mid-game. In addition to McGlade and Huck (Air Products), and McCausland (Airgas), the following individuals featured prominently in the supplemental evidentiary hearing.

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[191] Trial Tr. 79 (Huck); *see also* Trial Tr. 46 (Huck) (testifying that Air Products is attempting to acquire Airgas for the lowest possible price).

[192] *See, e.g.*, Trial Tr. 273 (Ill) (testifying that Airgas's stockholders are a "sophisticated bunch"); Trial Tr. 888 (Molinini) (testifying that Airgas's stockholders are "very savvy"); Trial Tr. 573 (McCausland) (testifying that Airgas's stockholders are "sophisticated" and "capable of making a decision as to whether to accept or reject Air Products' offer").

From Air Products: **William L. Davis**, Air Products' Presiding Director. From Airgas: **John Clancey and Ted Miller**, two of the Air Products Nominees elected to the Airgas board at the September 15, 2010 annual meeting. The new financial advisor: **David DeNunzio**, the investment banker from Credit Suisse, Airgas's recently-retained third outside financial advisor. Finally, the experts: **Peter Harkins** resumed his role as Airgas's "proxy expert,"[193] and **Joseph J. Morrow** was put on as Air Products' rebuttal "proxy expert."[194] I will discuss the expert testimony in the analysis section of this Opinion.

P. Representatives from Airgas and Air Products Meet

On October 26, 2010, after announcing strong second-quarter earnings earlier that day,[195] Airgas Chairman John van Roden sent a letter to McGlade. In the letter, van Roden reiterated that each of Airgas's ten directors—*including the three newly-elected Air Products Nominees*—"is of the view that the current Air Products offer of $65.50 per share is grossly inadequate."[196] Indeed, the board viewed the current offer price as not even

[193] *See* JX 1081 (Second Supplemental Report of Peter C. Harkins (Jan. 5, 2011)).
[194] *See* JX 1085 (Expert Report of Joseph J. Morrow (Jan. 20, 2011)).
[195] JX 645 (Airgas Second Quarter Earnings Release (Oct. 26, 2010)).
[196] JX 646 (Letter from van Roden to McGlade (Oct. 26, 2010)). That same day, Air Products issued a press release saying that "There is nothing in the Airgas earnings or letter that changes our view of value." JX 647 (Air Products Press Release re Airgas Second Quarter Earnings (Oct. 26, 2010)).

close to the right price for a sale of the company.[197] Nevertheless, the letter showed signs that the Airgas board was willing to negotiate with Air Products:

> [The Airgas] Board is also unanimous in its views regarding negotiations between Air Products and Airgas . . . . *Each member of our Board believes* that the value of Airgas in any sale is *meaningfully in excess of $70 per share*. We are writing to let you know that our Board is unanimous in its willingness to authorize negotiations with Air Products if Air Products provides us with sufficient reason to believe that those negotiations will lead to a transaction at a price that is consistent with that valuation.[198]

McGlade responded enthusiastically to the letter, writing back to van Roden in a letter dated October 29, 2010:

> Dear John:
>
> We appreciate your letter of earlier this week. We are prepared to negotiate in good faith immediately. We welcome any information Airgas may wish to provide us on value in any meeting between our two teams.[199]

Finally, the companies seemed to be making progress toward a potential friendly transaction. Airgas's board authorized van Roden to respond to McGlade's letter, which he did on November 2, 2010.[200] The

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[197] *See* JX 646.
[198] *Id.* (emphasis added).
[199] JX 649 (Letter from McGlade to van Roden (Oct. 29, 2010)) at 3.
[200] The board authorized van Roden to send his November 2 letter during a two-day board meeting that took place from November 1-2, 2010. JX 1010A (Minutes of the Regular Meeting of the Airgas Board (Nov. 1-2, 2010)); SEH Tr. 410-11 (Clancey); *see also infra* Section I.Q.1 (discussing the November 1-2 Airgas board meeting).

letter opened by saying that the Airgas board was "certainly prepared to meet with [Air Products] if there is a reasonable opportunity to obtain an appropriate value for the Airgas shareholders."[201] Van Roden continued:

> In our last letter, we indicated that our board of directors was of the unanimous view that the value of Airgas in any sale is meaningfully in excess of $70 per share. To provide greater clarity, *the board has unanimously concluded that it believes that the value of Airgas in a sale is at least $78 per share*, in light of our view of relevant valuation metrics.
>
> We would like to meet with you to provide our perspective on the value of Airgas and are prepared to do so at any time.[202]

Later that day, Air Products accepted the invitation to meet despite its view that $78 per share is not "a realistic valuation for Airgas, nor . . . anywhere near what [Air Products is] prepared to pay," because it nevertheless viewed any meeting to be "in the best interest of both

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[201] JX 650 (Letter from van Roden to McGlade (Nov. 2, 2010)).

[202] *Id.* (emphasis added). McCausland had previously testified that Airgas would be willing to begin negotiations upon receipt of a *$70 offer* with a stated intention of paying more. *See* Trial Tr. 688-89, 694-96 (McCausland). Similarly, Airgas's investment banker testified that "it wouldn't take $78 a share" to get a deal done. Trial Tr. 1159 (Carr); *see also* Trial Tr. 1188 (Woolery). It later came to light that there was some question as to exactly how unanimous the board really was (particularly regarding the three newly-elected Air Products Nominees on the board) in its conclusion that it would take *at least* $78 to actually get a deal done, or whether that number was a starting point for negotiations. *See infra* Section I.*Q*.2 (discussing December 7 and December 8, 2010 letters between the Air Products Nominees and van Roden). At the time, however, this unanimous view of value was the representation made to Air Products, so it was the view that Air Products had to go on. Moreover, the entire Airgas board now unanimously presses that the value of Airgas in a sale is at least $78. *See infra* Section I.S. (*The Airgas Board Unanimously Rejects the $70 Offer*).

companies."[203] On November 4, 2010, principals from both companies met in person to discuss their views on the value of Airgas.[204] The Airgas representatives and the Air Products representatives had differences of opinion regarding some of the assumptions each other had made underlying their respective valuations of Airgas.[205] The meeting lasted for an hour and a half.[206] At the conclusion of the meeting, the parties issued a disclosure stating that "no further meetings are planned."[207] Although perhaps not the result the parties had hoped for, I conclude based on the evidence presented at the supplemental hearing that the November 4 meeting was in fact a legitimate attempt between the parties to reach some sort of meeting of the minds despite their disagreements over Airgas's value (as opposed to a litigation sham designed by defendants), and that both sides acted in good faith.[208]

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[203] JX 651 (Letter from McGlade to van Roden (Nov. 2, 2010)).

[204] JX 652 (Airgas Schedule 14D-9: Amendment 58 (Nov. 4, 2010)) at 3; JX 653 (Air Products Schedule TO: Amendment 44 (Nov. 5, 2010)) at 5. In attendance at the meeting were van Roden, McCausland, and Graff from Airgas, and McGlade, Huck, and Presiding Director Davis from Air Products. *Id.*; *see also* SEH Tr. 33-34 (Huck).

[205] SEH Tr. 33-34 (Huck). For example, the two companies had differing views as to how much same-store sales would rise in the future. *Id.*

[206] *See* JX 652 (Airgas Schedule 14D-9: Amendment 58 (Nov. 4, 2010)).

[207] *Id.*

[208] *See, e.g.*, SEH Tr. 35 (Huck) (testifying that at the time of the November 4, 2010 meeting, he believed the Airgas participants had acted in good faith); SEH Tr. 121-22 (McGlade) (testifying that he believed that "representatives from Air Products and Airgas acted in a business-like manner and in good faith during the November 4th meeting"); SEH Tr. 81-86 (Davis) (testifying that he believed all of the parties acted in good faith at the Nov. 4 meeting). The newly-elected Air Products Nominees on Airgas's board

Q. More Post-Trial Factual Developments

On November 23, 2010, the Supreme Court issued its decision on the bylaw issue, reversing the ruling of this Court that Airgas's next annual meeting could take place in January 2011.[209] In a December 2 Letter Order ruling on certain outstanding evidentiary issues, I asked the parties if, in light of the Supreme Court's decision and the fact that now Airgas's 2011 annual meeting would under Delaware law be held approximately eight months later than it would have been had the January meeting bylaw been upheld, counsel believed the ruling had any effect on the fundamental issue remaining to be decided.[210] I also asked counsel to provide supplemental briefing responding to several questions.[211]

Counsel's responses were due on or before December 10, 2010. Meanwhile, there had been a flurry of recent activity on the boards of both Airgas and Air Products that subsequently came to light, as the newly-elected Air Products Nominees acquainted themselves with the Airgas board, and as Air Products continued to pursue a deal and consider its strategic options.

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similarly expressed the view that the Airgas board had been acting in good faith and had been doing its job all along. *See* SEH Tr. 412 (Clancey) ("Q: Did you think that the incumbent directors had not been doing their job right? A: No . . . . I think they were doing a good job and they had two banks to begin with.").

[209] *Airgas, Inc. v. Air Prods. & Chems., Inc.*, 8 A.3d 1182 (Del. 2010).

[210] Dec. 2, 2010 Letter Order 1-2.

[211] *Id.* at 2-3.

1. <u>The Air Products Nominees and the November 1-2 Airgas Board Meeting</u>

At the supplemental evidentiary hearing, John Clancey, one of the Air Products Nominees, explained his views coming onto the Airgas board following the 2010 annual meeting.[212] Without any other information, his initial impression of Airgas's position with respect to Air Products' offer was that, quite simply, "[i]t was no."[213] Back during the course of the proxy contest, Clancey had met with ISS, who had asked what he would do if elected to the Airgas board, focusing on who he thought he would represent and what skills he would bring to the table.[214] "[I]f I was elected," he told them, "I would immediately represent all the shareholders of Airgas."[215] His perspective from the outset was that there was a lot of information he wanted

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[212] I found Clancey to be a credible witness and thus afford great weight to his testimony. Miller (another one of the Air Products Nominees whose testimony was presented during the supplemental evidentiary hearing), on the other hand, was less confidence-inspiring, and my view of his credibility is weighted accordingly. Robert Lumpkins, the third Air Products Nominee, was not presented as a witness in the supplemental evidentiary hearing, but I have read his deposition transcript in full and find his testimony to be in line with Clancey's.

[213] SEH Tr. 403 (Clancey).

[214] SEH Tr. 403-04. The meeting was arranged by Air Products' side, and ISS had also wanted to know about Clancey's background and experience. *Id.*

[215] SEH Tr. 404. Clancey concedes that his duty to represent *all* of the Airgas stockholders includes representing the interests of the Airgas stockholders who happen to be arbitrageurs and those who have shorter-term rather than longer-term investment horizons and who may want to sell their shares. SEH Tr. 421-22. Lumpkins similarly understood his role if elected to the Airgas board. At his deposition, he explained, "I believe [] that as a director of Airgas, my fiduciary duties, including a duty of care and loyalty, run to Airgas, and that in carrying out those duties I was representing all of the shareholders of Airgas."). JX 1095 (Lumpkins Dep. 19 (Jan. 21, 2011)); *see also id.* at 13-14.

to drill down on. He wanted the benefit of meeting with management and hearing from the financial advisors working on the situation to inform his understanding, but he came to the board with no agenda other than wanting to see if a deal could be done.[216]

A new-director orientation session for Clancey was held on November 1, 2010. New director orientation for Lumpkins and Miller was held on September 23, 2010. The newly-elected Air Products Nominees were given written materials in advance of their orientation sessions.[217] Clancey came at the board at all different angles at the November 1 orientation.[218] He challenged the board's economic assumptions in its five-year plan, probed Molinini about the SAP implementation, and asked other questions he felt were important to fully understand the situation.[219] In the end, he was "very impressed."[220] He concluded:

> I was very impressed with the depth that [the Airgas board] could go to in answering the questions . . . . [T]hey knew their

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[216] SEH Tr. 403, 405. Again, Lumpkins was similarly situated. JX 1095 (Lumpkins Dep. 19-22) (testifying that he knew nothing about Airgas when first approached to run as a nominee, did due diligence before accepting the nomination, "did not have a view" as to Air Products' offer, and believed he was "elected as an independent director" who "entered [] with the view of bringing a fresh look to the situation").
[217] SEH Tr. 406 (Clancey).
[218] SEH Tr. 406-07 (Clancey).
[219] SEH Tr. 406-08 (Clancey).
[220] SEH Tr. 407 (Clancey).

> business. They had achieved their numbers consistently. I thought they were very conservative, looking out.[221]

With respect to the SAP implementation, he said:

> The benefits of SAP are enormous, and you'll finally get there . . . . I was very impressed with Airgas's approach. It is slow and it's prodigious in terms of what they have to get their arms around, but they're taking it step by step. They've used every best practice . . . and I am very optimistic that they'll be very successful.[222]

And as far as the reasonableness of the macroeconomic assumptions in the Airgas plan, in Clancey's view, "[t]hey were reasonable."[223] As noted above, at the November 1-2, 2010 meeting, the board agreed to reach out to Air Products to see if they could get a deal done. Also at that meeting, the Air Products Nominees discussed with the board the possibility of forming a special negotiating committee, and they raised the subject of obtaining independent legal counsel and getting a third independent financial advisor to take a fresh look at the valuation and five-year plan, but no such action was taken at that time.[224]

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[221] *Id.* Lumpkins also "view[s] it as likely that Airgas will achieve or exceed its five-year plan." JX 1095 (Lumpkins Dep. 53)
[222] SEH Tr. 407-08 (Clancey).
[223] SEH Tr. 409 (Clancey).
[224] SEH Tr. 411-12 (Clancey). JX 1010A (Minutes of the Regular Meeting of the Airgas Board (Nov. 1-2, 2010)) at 5.

2. December 7-8 Airgas Board Letters

On December 7, 2010, the three new directors sent a letter to van Roden formally requesting the Airgas board to authorize their retention of independent outside legal counsel and financial advisors of their choice to assist them in the event Air Products raised its offer.[225] The letter also suggested that statements about the "unanimous" views of the board on issues relating to Air Products' offer may have "become misleading."[226]

Specifically, the three Air Products Nominees sought to clarify their view regarding the statement in the November 2, 2010 letter from van Roden to McGlade that "the [Airgas] board has unanimously concluded that it believes that the value of Airgas in a sale is at least $78 per share."[227] The Air Products Nominees explained:

> We do not believe that such an unequivocal statement is accurate. Any discussion about the $78 valuation must be framed in the context in which that number was actually discussed at the November, 2010 board meeting. Specifically, in the context of a board discussion about what should be the next steps in responding to Air Products, we expressed our beliefs that proposing a price (any price, within reason) would be more likely to generate a constructive dialogue between the two companies and potentially result in an increased offer from Air Products than would a figurative "stiff arm." It was in that

[225] JX 1027 (Letter from Clancey, Lumpkins, and Miller to van Roden (Dec. 7, 2010)) at 1.
[226] *Id.* at 2.
[227] JX 650 (Letter from van Roden to McGlade (Nov. 2, 2010)).

> context, and only in that context, that we agreed to communicate a $78 price to Air Products.
>
> To be clear, at no time did any of us take the position that a $78 offer price was the price of admission to having any discussions with Air Products, nor did we agree that $78 was the minimum per share price at which Airgas might be purchased, and it would be wrong for you to insinuate otherwise to the Court.[228]

Van Roden responded by letter to the three Air Products Nominees the next day, stating that all of the statements that Airgas has made to the Court and publicly have been accurate.[229] The letter also stated that while all of the other directors were satisfied with the analyses performed by Airgas's two outside financial advisors, the board agreed to the retention of a third independent financial advisor to advise the Airgas board, to be selected by the nine independent directors.[230]

The evidence at the supplemental evidentiary hearing revealed that the December 7 letter from the three newly-elected board members was "meant as leverage" in their efforts to prompt the rest of the board to act on their request for a third independent financial advisor.[231] Clancey explained, "We wanted a financial advisor and [] we were trying to induce [the other

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[228] JX 1027 (Letter from Clancey, Lumpkins, and Miller to van Roden (Dec. 7, 2010)) at 3 (footnote omitted).

[229] JX 1028 (Letter from van Roden to Clancey, Lumpkins, and Miller (Dec. 8, 2010)) at 2.

[230] *Id.* at 1, 3.

[231] SEH Tr. 427 (Clancey).

directors]. It's like playing poker. We put our chips up on the table, everything we had."[232]

The play worked—on December 10, the Airgas board (minus McCausland) held a telephonic meeting. The nine independent directors unanimously agreed to retain Credit Suisse as a third independent financial advisor to represent the full board.[233] The three new directors were satisfied with the choice of Credit Suisse,[234] and Air Products' own representatives harbored no reason to doubt Credit Suisse's qualifications or independence.[235] In addition, the Air Products Nominees retained their own independent counsel—Skadden, Arps, Slate, Meagher & Flom, LLP—and the board agreed to reimburse the reasonable costs of Skadden's past work for the new directors and to pay Skadden's fees going forward.[236]

Moreover, the Air Products Nominees publicly disavowed any real disagreement that may have allegedly existed on the board before the November 2, 2010 letter to Air Products. The December 7 and December 8

[232] SEH Tr. 430 (Clancey).
[233] JX 1038 (Minutes of the Special Telephonic Meeting of the Independent Members of the Airgas Board (Dec. 10, 2010)) at 2-5.
[234] *See, e.g.*, SEH Tr. 414 (Clancey) ("I was satisfied [with the selection of Credit Suisse.] They're a good firm. I know of them and I've seen them, you know, in action from afar, and everybody else felt, both the two new directors and the other directors, felt very comfortable with them."); *see* JX 1038 at 3; JX 1095 (Lumpkins Dep. 172 (Jan. 21, 2011)) ("I felt very good about the process [the board followed in connection with the $70 offer], I felt the addition of the Credit Suisse work was very important and that I was very satisfied with the board's decision.").
[235] SEH Tr. 53 (Huck).
[236] SEH Tr. 447 (Clancey).

letters were made publicly available on December 13, 2010, along with a statement by the three new directors:

> In response to reports of division on the Airgas Board of Directors, we the newly elected directors of Airgas, affirm that the Board is functioning effectively in the discharge of its duties to Airgas stockholders. We deny the charges of division on the Board, we condemn the spread of unproductive rumors, and we strongly disagree with the notion that we were unaware of the November 2nd letter to Air Products.[237]

In any event, as will be explained in greater detail below, by December 21, 2010 the new Air Products Nominees seem to have changed their tune and fully support the view that Airgas is worth *at least* $78 in a sale transaction.[238]

R. The $70 "Best and Final" Offer

Meanwhile, over at Air Products, the board was considering its position with respect to its outstanding tender offer, and on December 9, 2010, the board met to discuss its options.[239] Specifically, question 1 in the Court's December 2 Letter asked: "Is $65.50 per share the price that Air Products wants this Court to rely upon in addressing the 'threat' analysis under *Unocal*?" The Court also recognized that Air Products had made clear

[237] JX 1039A (Airgas Schedule 14-D (Dec. 13, 2010)).
[238] *See* Section I.S. (*The Airgas Board Unanimously Rejects the $70 Offer*).
[239] JX 1033 (Minutes of the Special Meeting of the Air Products Board (Dec. 9, 2010)).

that $65.50 was not its best offer—it was a "floor" from which Air Products was willing to negotiate higher.[240]

After reviewing recent events with the board (including the Supreme Court's reversal on the bylaw issue) and noting the looming December 10 response deadline to my December 2 letter, Huck explained Air Products' options at that point:

> (1) withdraw the tender offer and walk away;
>
> (2) seek to call a special meeting of the Airgas stockholders to remove the board; or
>
> (3) "[b]ring the issues around removal of the poison pill to a head by making the Company's best and final offer."[241]

Huck walked the board through each of the three alternatives, noting that the first would effectively eliminate any possibility of a transaction, and the second was "as a practical matter impossible" (and could take several months as well).[242] As for the third, Huck said that "while most of the record [in this case] was fully developed, increasing the offer to the Company's best and final price could strengthen the case for removal of the

[240] Dec. 2, 2010 Letter Order 2 n.1; *see also* Air Products' Post-Trial Reply Br. 27; Trial Tr. 67 (Huck) ("65.50 is not our best and final offer."); Trial Tr. 155 (McGlade) (testifying that Air Products has been clear that $65.50 is not its best and final offer).
[241] JX 1033 at 3.
[242] *Id.* at 3-4.

poison pill."[243] Accordingly, on December 9, 2010—the day before the parties filed their Supplemental Post-Trial Briefs in response to the Court's December 2 Letter—Air Products made its "best and final" offer for Airgas, raising its offer price to $70 per share.[244]

In its filing and related press release, Air Products said:

> This is Air Products' best and final offer for Airgas and will not be further increased. It provides a 61% premium to Airgas' closing price on February 4, 2010, the day before Air Products first announced an offer to acquire Airgas.
>
> John E. McGlade, Air Products chairman, president and chief executive officer, said, "It is time to bring this matter to a conclusion, and we are today making our best and final offer for Airgas. The Air Products Board has determined that it is not in the best interests of Air Products shareholders to pursue this transaction indefinitely, and Airgas shareholders should be aware that Air Products will not pursue this offer to another Airgas shareholder meeting, whenever it may be held."[245]

The Airgas board, in initially considering the $70 offer, did not really believe that $70 was actually Air Products' "best and final" offer, despite Air Products' public statements saying as much.[246] Accordingly, in the post-

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[243] *Id.* at 4. But for the letter, Air Products would not have raised its offer at that point in time. SEH Tr. 38 (Huck); *see also* SEH Tr. 89 (Davis).

[244] JX 657 (Air Products Schedule TO: Amendment 48 (Dec. 9, 2010)).

[245] *Id.*; Air Products Press Release (Dec. 9, 2010).

[246] *See, e.g.*, SEH Tr. 418 (Clancey) ("Best and final is normally a cliché that gets you into the finals so that you can take your price up or take your price down, and it's meant to force a situation."). Indeed, even one of Air Products' directors was not really sure whether the $70 offer was the end of the road. *See* SEH Tr. 93 (Davis) ("Q. [Y]ou believed that Airgas would make a counteroffer to Air Products' best and final offer; correct? A. Personally? Q. Yes. A. I thought that that would lead to a discussion of

trial discovery window before the supplementary evidentiary hearing, defendants tried to take discovery into Air Products' internal valuations and analyses of Airgas to determine whether Air Products might in fact be willing to pay higher than $70 per share. Relying on business strategy privilege, Air Products refused to produce its internal analyses.[247] In light of that, defendants filed a motion *in limine* several days before the supplementary evidentiary hearing began to preclude Air Products from offering testimony or documentary evidence in support of its assertion that $70 is its "best and final" offer. In denying that request, I held:

> Air Products is not required to demonstrate the fairness of its offer; nor is it required to demonstrate that its offer is less than, equal to, or greater than what it has independently and internally determined is the value of Airgas. Having publicly announced that its $70 offer is its "final" offer, however, Air Products has now effectively and irrevocably represented to this Court that there will be no further requests for judicial relief with respect to any other offer (should there ever be one).[248]

Air Products has repeatedly represented, both in publicly available press releases, public filings with the SEC, and submissions to this Court,

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value, yes."); SEH Tr. 93-95 (Davis) (testifying that he believed around the time of the December 9 meeting that Air Products might go higher than $70 "to put the deal over the top").

[247] For example, Air Products has not disclosed its estimate of capital or revenue synergies that would be realized from a deal. *See* Trial Tr. 49 (Huck).

[248] January 20, 2011 Letter Order 4; *see also In re Circon Corp. S'holders Litig.*, 1998 WL 34350590, at *1 (Del. Ch. Mar. 11, 1998) ("What is relevant is what the defendants knew and considered at the time they took action in response to [Air Products' tender offer,] not information defendants did not know and did not consider.").

that $70 per share is its "best and final" offer.[249] The testimony offered by representatives of Air Products at the supplementary evidentiary hearing regarding the $70 offer provides further evidence to this Court that Air Products' offer is now, as far as this Court is concerned, at its end stage.[250]

When asked what Air Products meant by "best and final," McGlade responded, "$70 is the maximum number that we're prepared to pay."[251] Huck concurred: "It is the best and final price which we're willing to offer in this deal"[252] and "[t]here is no other offer to come."[253] McGlade further explained:

> I wanted to be very clear [to the Air Products board at the December 9 meeting] that best and final meant best and final. We had a discussion around our other alternatives and . . . our need to move forward on behalf of our shareholders, 15 months into this or 14 months into this at this time. It was really time to get a decision, positive or negative, and then take the outcome of what that decision was.[254]

In response to questioning by defendants' counsel as to why, at the December 9 meeting, there was no discussion as to specifically what the

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[249] *See, e.g.*, JX 657 (Air Products Schedule TO: Amendment 48 (Dec. 9, 2010)) ("This is Air Products' best and final offer for Airgas and will not be further increased."); Letter from Counsel for Air Products to Court (Dec. 21, 2010), at 5 ("Air Products has made its best and final offer. If Airgas does not accept that offer, then the process is at an end.").
[250] SEH Tr. 5 (Huck); SEH Tr. 75 (Davis); SEH Tr. 108 (McGlade).
[251] SEH Tr. 108 (McGlade); *see also* SEH Tr. 72 (Huck) ("Seventy dollars is Air Products' best and final offer? A. It is.").
[252] SEH Tr. 49 (Huck).
[253] SEH Tr. 72 (Huck).
[254] SEH Tr. 110 (McGlade).

words "best and final" meant, Huck responded, "Right. I trust our board can understand words."[255] The message had resonated. In Davis's words, it was "made clear" at the December 9 meeting that $70 was Air Products' best and final offer for Airgas.[256] All of the Air Products board members were equally supportive of the decision to make the best and final offer.[257]

Huck testified that the board's decision to make its best and final offer was based on a cash flow analysis along with the board's judgment of the risks and rewards with respect to this deal.[258] Whether or not Air Products has the financial ability to pay more is not what the board based its "best and final" price on—nor does it have to be.

In fact, Airgas itself has argued in this litigation that "Air Products' own internal DCF analysis is not relevant to evaluating the reasonableness of the Airgas Board's determination. Rather, the appropriate focus should be on the analyses and opinions of Airgas' financial advisors."[259] I agree. Thus, for purposes of my analysis and the context of this litigation, based on the representations made in public filings and under oath to this Court, I treat $70, as a matter of fact, as Air Products' "best and final" offer.

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[255] SEH Tr. 49 (Huck).

[256] SEH Tr. 75 (Davis), *see also* SEH Tr. 76 (Davis) ("Q. As far as you're concerned, $70 is Air Products' best and final offer for Airgas? A. As far as I'm concerned, yes.").

[257] SEH Tr. 108 (McGlade) ("We were unanimous in the decision.").

[258] SEH Tr. 67-68 (Huck).

[259] Defs.' Nov. 8, 2010 Post-Trial Br. 57.

S. The Airgas Board Unanimously Rejects the $70 Offer

As noted above, the Airgas board met on December 10, 2010 to discuss the Air Products Nominees' request for independent legal advisors and a third outside financial advisor. The board did not discuss or make a determination with respect to Air Products' revised $70 offer at the December 10 meeting.

On December 21, the Airgas board met to consider Air Products' "best and final" offer.[260] Management kicked off the meeting by presenting an updated five-year plan to the board. McCausland gave an overview of the refreshed plan, and then McLaughlin addressed key financial highlights.[261] Molinini and Graff discussed other aspects of the company's growth.[262] This was followed by presentations by the three financial advisors.[263] Carr went first, then Rensky. Both Bank of America Merrill Lynch and Goldman Sachs "were of the opinion that the Air Products' $70 offer was inadequate from a financial point of view."[264]

Then they turned the floor over to David DeNunzio of Credit Suisse, Airgas's newly-retained third independent financial advisor. DeNunzio explained how Credit Suisse had performed its analysis, and how its analysis

[260] JX 1063 (Minutes of the Special Meeting of the Airgas Board (Dec. 21, 2010)).
[261] *Id.* at 2-3.
[262] *Id.* at 4.
[263] *Id.* at 4-9.
[264] *Id.* at 6.

differed from that of Goldman Sachs and Bank of America Merrill Lynch. He observed that "Airgas's SAP plan is the most detailed plan he and his team had come across in 25-30 years."[265] In summary, DeNunzio said that Air Products' offer "was only slightly above what [Airgas] should trade at, was below most selected transactions and was well below the value of the Company on the basis of a DCF analysis, which was the analysis to which Credit Suisse gave the most weight."[266] In the end, Credit Suisse "easily concluded that the $70 offer was inadequate from a financial point of view."[267]

After considering Airgas's updated five-year plan and the inadequacy opinions of all three of the company's financial advisors, the Airgas board unanimously—including the Air Products Nominees—rejected the $70 offer.[268] Interestingly, the Air Products Nominees were some of the most vocal opponents to the $70 offer. After the bank presentations, John Clancey, one of the three Air Products Nominees concluded that "the offer was not adequate,"[269] and that even "an increase to an amount which was well below a $78 per share price was not going to 'move the needle.'"[270] He

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[265] *Id.* at 7.
[266] *Id.* at 8.
[267] *Id.* at 9. SEH Tr. 349 (DeNunzio) ("[W]e didn't think it was a close call.").
[268] *Id.* at 9.
[269] SEH Tr. 417 (Clancey).
[270] JX 1063 (Minutes of the Special Meeting of the Airgas Board (Dec. 21, 2010)) at 10.

said to the rest of the board, "We have to protect the pill."[271] When asked what he meant by that comment, Clancey testified:

> That we have a company . . . that is worth, *in my mind, worth in excess of 78, and I wanted, as a fiduciary, I wanted all shareholders to have an opportunity to realize that*. [Protecting the pill was important to achieve that objective because] I don't believe 70 is the correct number. And if there was no pill, it is always feasible, possible, that 51 percent of the people tender, and the other 49 percent don't have a lot of latitude.

This was Air Products' own nominee saying this. The other two Air Products Nominees—Lumpkins and Miller—have expressed similar views on what Airgas would be worth in a sale transaction.[272] So what changed their minds? Why do they now all believe that the $70 offer is so inadequate? In McCausland's words:

> [I]t doesn't reflect the fundamental value—intrinsic value of the company. Airgas can create tremendous value for its shareholders through executing its management plan—value that's far superior to the offer on the table. That's one. I would say that I also, you know, listened to three investment bankers, including Credit Suisse, who came in and took a fresh look. And every one of those bankers has opined that the offer is inadequate. The undisturbed stock price that we just talked about in the low to mid sixties—and that's not some wishful

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[271] SEH Tr. 420 (Clancey).

[272] **Miller**: "Q: [I]s it possible that there [is] a price below $78 that you would still be willing to do a deal with Air Products at? A. In my mind, probably not, no." SEH Tr. 162.

Lumpkins: "I have come to the point where I believe today that the company is worth $78 a share . . . . My opinion also is that the company on its own, its own business will be worth $78 or more in the not very distant future because of its own earnings and cash flow prospects [a]s a standalone company." JX 1095 (Lumpkins Dep. 165, 169 (Jan. 21, 2011)).

> thinking, that's just applying our average five-year multiples, comparing what other companies in our peer group are doing vis-a-vis their five-year multiples. And if you were to apply an appropriate premium for a strategic acquisition like this, in the 35 to 40 percent range, you would end up with a price in the mid to high eighties. There's the DCF valuations that the bankers presented to us. I mean, there's a lot of reasons why this bid is inadequate.[273]

McCausland testified that he and the rest of the board are "[a]bsolutely not" opposed to a sale of Airgas—but they are opposed to $70 because it is an inadequate bid.[274]

The next day, December 22, 2010, Airgas filed another amendment to its 14D-9, announcing the board's unanimous rejection of Air Products' $70 offer as "clearly inadequate" and recommending that Airgas stockholders not tender their shares.[275] The board reiterated once more that the value of Airgas in a sale is at least $78 per share.[276] In this filing, Airgas listed numerous reasons for its recommendation, in two pages of easy-to-read bullet points.[277] These reasons included the Airgas board's knowledge and experience in the industry; the board's knowledge of Airgas's financial

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[273] SEH Tr. 205-06 (McCausland).

[274] SEH Tr. 217 (McCausland); *see also* JX 1063 (Minutes of the Special Meeting of the Airgas Board (Dec. 21, 2010)) at 11 ("Mr. Thomas stated that he would certainly be supportive of sitting down and talking to Air Products if it offered $78 per share.").

[275] JX 659 (Airgas Schedule 14D-9 (Dec. 22, 2010)) at Ex. (a)(111); *see id.* at 6 ("Airgas's Board of Directors concluded that the [$70 offer] is inadequate, does not reflect the value or prospects of Airgas, and is not in the best interests of Airgas, its shareholders and other constituencies.").

[276] *Id.*

[277] JX 659 at 5-6. *Id.*

condition and strategic plans, including current trends in the business and the expected future benefits of SAP and returns on other substantial capital investments that have yet to be realized; Airgas's historical trading prices and strong position in the industry; the potential benefits of the transaction for Air Products, including synergies and accretion; the board's consideration of views expressed by various stockholders; and the inadequacy opinions of its financial advisors.[278] All three of the outside financial advisors' written inadequacy opinions were attached to the filing.[279]

Once again, the evidence presented at the supplemental evidentiary hearing was that the Airgas stockholders are a sophisticated group,[280] and that they had an extraordinary amount of information available to them with which to make an informed decision about Air Products' offer. Although a few of the directors expressed the view that they understood the potential benefits of SAP and the details of the five-year plan better than stockholders could, the material information underlying management's assumptions has been released to stockholders through SEC filings and is reflected in public

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[278] *Id.*
[279] *Id.* at Annex J (Bank of America Merrill Lynch), Annex K (Credit Suisse), Annex L (Goldman Sachs).
[280] *See supra* Section I.O (*The October Trial*).

analysts' reports as well.[281] Airgas has issued four earnings releases since the time Air Products first announced its tender offer in February 2010.[282] McCausland has appeared in print, on the radio, and on television, and has met with numerous stockholders individually[283] to tell them that Air Products' offer is inadequate:

> Q. You've said that [the $70 offer is inadequate] hundreds, if not thousands of times. You've said it in print. You've said it on radio, on television. Is there any place you haven't said it, sir?
> A. I can't think of any.
> Q. Is there any doubt in your mind that an Airgas shareholder, who cares to know what you and your board and your management think, is by now fully aware of your position that $70 is inadequate? . . . Do you have any doubt that your shareholders know that Peter McCausland, his fellow directors, all ten of them, the management team at Airgas and their outside advisors all believe that this offer is inadequate?
> A. [I] think that we've gotten the point across.
> Q. Is there anything you could think of that you've neglected to do to convey that message to the shareholders?
> A. [. . .] We've made that clear, that the offer is inadequate and that our shareholders should not tender.[284]

The testimony of other Airgas directors and financial advisors provides further support. John van Roden could not think of any other

[281] *See, e.g.*, SEH Tr. 189-90 (McCausland); SEH Tr. 395-96 (DeNunzio) (testifying that analysts' projections were "remarkably close" to management's, "[s]o that information's available to the world").
[282] JX 304, JX 433, JX 645, JX 1086.
[283] *See* SEH Tr. 200-01 (McCausland) (testifying that he has met with at least 300 individual arbitrageurs to discuss Air Products' offer).
[284] SEH Tr. 253 (McCausland).

information he believed Airgas could provide to its stockholders to convince them as to the accuracy of the board's view on value that the stockholders don't already know.[285] Miller could not think of any facts about Airgas's business strategy or Air Products' offer that would make Airgas's stockholders incapable of properly making an economic judgment about the tender offer.[286] When I asked David DeNunzio, Airgas's financial advisor from Credit Suisse, what more an Airgas stockholder needs to know than they already do know in order to make an informed judgment about accepting an offer at $70 or some other price, he responded "I think you have to conclude that this shareholder base is quite well-informed."[287]

In addition, numerous independent analysts' reports on Airgas are publicly available (and the numbers are very similar to Airgas's projections). Stockholders can read those reports; they can read the testimony presented during the October trial and the January supplementary hearing. They can read DeNunzio's testimony that in his professional opinion, the fair value of Airgas is in the "mid to high seventies, and well into the mid eighties."[288] They can read Robert Lumpkins' opinion (one of the Air Products Nominees) that Airgas, "on its own, its own business will be worth $78 or

[285] JX 1090 (van Roden Dep. 262 (Jan. 12, 2011).
[286] SEH Tr. 154-55 (Miller).
[287] SEH Tr. 396 (DeNunzio).
[288] SEH Tr. 393-94 (DeNunzio).

more in the not very distant future because of its own earnings and cash flow prospects . . . as a standalone company."[289] They can read the three inadequacy opinions of the independent financial advisors. In short, "[a]ll the information they could ever want is available."[290]

II. STANDARD OF REVIEW

A. The Unocal *Standard*

Because of the "omnipresent specter" of entrenchment in takeover situations, it is well-settled that when a poison pill is being maintained as a defensive measure and a board is faced with a request to redeem the rights, the *Unocal* standard of enhanced judicial scrutiny applies.[291] Under that legal framework, to justify its defensive measures, the target board must show (1) that it had "reasonable grounds for believing a danger to corporate policy and effectiveness existed" (i.e., the board must articulate a legally cognizable threat) and (2) that any board action taken in response to that threat is "reasonable in relation to the threat posed."[292]

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[289] JX 1095 (Lumpkins Dep. 169 (Jan. 21, 2011)).
[290] SEH Tr. 453 (Clancey).
[291] *Unocal Corp. v. Mesa Petroleum Co.*, 493 A.2d 946 (Del. 1985), *see also Yucaipa Am. Alliance Fund II, L.P. v. Riggio*, 1 A.3d 310, 335 (Del. Ch. 2010) ("[I]t is settled law that the standard of review to be employed to address whether a poison pill is being exercised consistently with a board's fiduciary duties is [] *Unocal*.").
[292] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361 (Del. 1995) (citing *Unocal*, 493 A.2d at 955).

The first hurdle under *Unocal* is essentially a process-based review: "Directors satisfy the first part of the *Unocal* test by demonstrating good faith and reasonable investigation."[293] Proof of good faith and reasonable investigation is "materially enhanced, as here, by the approval of a board comprised of a majority of outside independent directors."[294]

But the inquiry does not end there; process alone is not sufficient to satisfy the first part of *Unocal* review—"under *Unocal* and *Unitrin* the defendants have the burden of showing the reasonableness of their investigation, the reasonableness of their process and *also of the result that they reached*."[295] That is, the "process" has to lead to the finding of a threat. Put differently, no matter how exemplary the board's process, or how independent the board, or how reasonable its investigation, to meet their burden under the first prong of *Unocal* defendants must actually articulate some legitimate threat to corporate policy and effectiveness.[296]

Once the board has reasonably perceived a legitimate threat, *Unocal* prong 2 engages the Court in a substantive review of the board's defensive

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[293] *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1152 (Del. 1990); *see also* *Unocal*, 493 A.2d at 955.
[294] *Unocal*, 493 A.2d at 955.
[295] *Chesapeake Corp. v. Shore*, 771 A.2d 293, 301 n.8 (Del. Ch. 2000) (internal citation omitted) (emphasis added).
[296] *See eBay Domestic Holdings*, 2010 WL 3516473, at *12 (finding that despite defendants' "deliberative" investigative process, defendants nevertheless "fail[ed] the first prong of *Unocal* both factually and legally").

actions: Is the board's action taken in response to that threat proportional to the threat posed?[297] In other words, "[b]ecause of the omnipresent specter that directors could use a rights plan improperly, even when acting subjectively in good faith, *Unocal* and its progeny require that this Court also review the use of a rights plan objectively."[298] This proportionality review asks first whether the board's actions were "draconian, by being either preclusive or coercive."[299] If the board's response was not draconian, the Court must then determine whether it fell "within a range of reasonable responses to the threat" posed.[300]

B. Unocal*—Not the Business Judgment Rule—Applies Here*

Defendants argue that "*Unocal* does not apply in a situation where the bidder's nominees agree with the incumbent directors after receiving advice from a new investment banker."[301] This, they say, is because the "sole justification for *Unocal*'s enhanced standard of review is the 'omnipresent specter that a board may be acting primarily in its own interests, rather than those of the corporation and its shareholders,'"[302] and that in "the absence of

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[297] *See eBay*, 2010 WL 3516473, at *20 ("Like other defensive measures, a rights plan cannot be used preclusively or coercively; nor can its use fall outside the 'range of reasonableness.'").
[298] *Id.*
[299] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1367 (Del. 1995).
[300] *Id.*
[301] Defs.' Post-Supplemental Hearing Br. 4.
[302] *Id.* (quoting *Unocal*, 493 A.2d at 954).

this specter, a board's 'obligation to determine whether [a takeover] offer is in the best interests of the corporation and its shareholders . . . is no different from any other responsibility it shoulders, and its decisions should be no less entitled to the respect they otherwise would be accorded in the realm of business judgment.'"[303] Thus, they argue, because Airgas has presented overwhelming evidence that the directors—particularly now including the three new Air Products Nominees—are independent and have acted in good faith, the "theoretical specter of disloyalty does not exist" and therefore "*Unocal*'s heightened standard of review does not apply here."[304]

That is simply an incorrect statement of the law. What the Supreme Court actually said in *Unocal*, without taking snippets of quotes out of context, was the following:

> When a board addresses a pending takeover bid it has an obligation to determine whether the offer is in the best interests of the corporation and its shareholders. In that respect a board's duty is no different from any other responsibility it shoulders, and its decisions should be no less entitled to the respect they otherwise would be accorded in the realm of business judgment. *There are, however, certain caveats to a proper exercise of this function. Because of the omnipresent specter that a board may be acting primarily in its own interests, rather than those of the corporation and its shareholders,* ***there is an enhanced duty which calls for judicial examination at the***

[303] *Id.* (quoting *Unocal*, 493 A.2d at 954).
[304] *Id.* at 5.

> ***threshold before the protections of the business judgment rule may be conferred.***[305]

Because the Airgas board is taking defensive action in response to a pending takeover bid, the "theoretical specter of disloyalty" *does* exist—indeed, it is the very reason the Delaware Supreme Court in *Unocal* created an intermediate standard of review applying enhanced scrutiny to board action before directors would be entitled to the protections of the business judgment rule. In articulating this intermediate standard, the Supreme Court in *Unocal* continued:

> [Even when] a defensive measure to thwart or impede a takeover is indeed motivated by a good faith concern for the welfare of the corporation and its stockholders, which in all circumstances must be free of any fraud or other misconduct . . . this does not end the inquiry. A further aspect is the element of balance. If a defensive measure is to come within the ambit of the business judgment rule, it must be reasonable in relation to the threat posed.[306]

The idea that boards may be acting in their own self-interest to perpetuate themselves in office is, in and of itself, the "omnipresent specter" justifying enhanced judicial scrutiny. There is "no doubt that the basis for the omnipresent specter is the interest of incumbent directors, both insiders and outsiders, in retaining the 'powers and perquisites' of board

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[305] *Unocal*, 493 A.2d at 954 (internal footnote and citation omitted) (emphasis added).
[306] *Id.* at 955 (internal citation omitted).

membership."[307] To pass muster under this enhanced scrutiny, those directors bear the burden of proving that they were acting in good faith and have articulated a legally cognizable threat *and* that their actions were reasonable in response to that perceived threat—not simply that they were independent and acting in good faith.[308] To wit:

> In *Time*, [the Delaware Supreme Court] expressly rejected the proposition that 'once the board's deliberative process has been analyzed and found not to be wanting in objectivity, good faith or deliberativeness, the so-called 'enhanced' business judgment rule has been satisfied and no further inquiry is undertaken.[309]

Accordingly, defendants are wrong. The *Unocal* standard of enhanced judicial scrutiny—not the business judgment rule—is the standard of review that applies to a board's defensive actions taken in response to a hostile takeover. This is how Delaware has always interpreted the *Unocal*

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[307] J. Travis Laster, *Exorcising the Omnipresent Specter: The Impact of Substantial Equity Ownership by Outside Directors on* Unocal *Analysis*, 55 Bus. Law. 109, 116 (1999); *see also Kahn v. Roberts*, 679 A.2d 460, 465 (Del. 1996) ("Where [] the board takes defensive action in response to a threat to the board's control of the corporation's business and policy direction, a heightened standard of judicial review applies because of the temptation for directors to seek to remain at the corporate helm in order to protect their own powers and perquisites. Such self-interested behavior may occur even when the best interests of the shareholders and corporation dictate an alternative course.").

[308] Defendants further argue that there is less justification for *Unocal*'s approach today than when *Unocal* was decided because boards are more independent now and stockholders are better able to keep boards in check. Whether or not this is true does not have any bearing on whether *Unocal* applies, though. *Unocal* applies to both independent outside directors, as well as insiders, whenever a board is taking defensive measures to thwart a takeover. Independence certainly bears heavily on the first prong of *Unocal*, but it is not outcome-determinative; the burden of proof is still on the directors to show that their actions are reasonable in relation to a perceived threat (that is, they still must meet *Unocal* prong 2 before they are back under the business judgment rule).

[309] *Unitrin v. Am. Gen. Corp.*, 651 A.2d 1361, 1376 (Del. 1995) (quoting *Paramount Commc'ns v. Time, Inc.*, 571 A.2d at 1154 n.8).

standard. There has never been any doubt about this, and as recently as four months ago the Delaware Supreme Court reaffirmed this understanding in *Selectica*.[310]

*C. A Brief Poison Pill Primer—*Moran *and its Progeny*

This case unavoidably highlights what former-Chancellor Allen has called "an anomaly" in our corporation law.[311] The anomaly is that "[p]ublic tender offers are, or rather can be, change in control transactions that are functionally similar to merger transactions with respect to the critical question of control over the corporate enterprise."[312] Both tender offers and mergers are "extraordinary" transactions that "threaten[] equivalent impacts upon the corporation and all of its constituencies including existing shareholders."[313] But our corporation law statutorily views the two differently—under DGCL § 251, board approval and recommendation is required before stockholders have the opportunity to vote on or even

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[310] *See Versata Enters., Inc. v. Selectica, Inc.*, 5 A.3d 586, 599 (Del. 2010) ("Delaware courts have approved the adoption of a Shareholder Rights Plan as an antitakeover device, and have applied the *Unocal* test to analyze a board's response to an actual or potential hostile takeover threat.").

[311] *TW Servs., Inc. v. SWT Acquisition Corp.*, 1989 WL 20290, at *9 (Del. Ch. Mar. 2, 1989).

[312] *Id.* Here, Air Products' tender offer would almost certainly result in a "change of control" transaction, as the offer would likely succeed in achieving greater than 50% support from Airgas's stockholders, which largely consist of merger arbitrageurs and hedge funds who would gladly tender into Air Products' offer. *See* SEH Tr. 225 (McCausland) (stating his view that a majority of Airgas shares would tender into the $70 offer).

[313] 1989 WL 20290, at *10.

consider a merger proposal, while traditionally the board has been given no statutory role in responding to a public tender offer.[314] The poison pill was born "as an attempt to address the flaw (as some would see it) in the corporation law" giving boards a critical role to play in the merger context but no role to play in tender offers.[315]

These "functionally similar forms of change in control transactions," however, have received disparate legal treatment—on the one hand, a decision not to pursue a merger proposal (or even a decision not to engage in negotiations at all) is reviewed under the deferential business judgment standard, while on the other hand, a decision not to redeem a poison pill in the face of a hostile tender offer is reviewed under "intermediate scrutiny" and must be "reasonable in relation to the threat posed" by such offer.[316]

In *Moran v. Household International, Inc.*, written shortly after the *Unocal* decision in 1985, the Delaware Supreme Court first upheld the legality of the poison pill as a valid takeover defense.[317] Specifically, in *Moran*, the Household board of directors "react[ed] to what it perceived to be the threat in the market place of coercive two-tier tender offers" by adopting a stockholder rights plan that would allow the corporation to

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[314] *See id.* at *9-10.
[315] *Id.* at *10.
[316] *Id.*
[317] *Moran v. Household Int'l, Inc.*, 500 A.2d 1346 (Del. 1985).

protect stockholders by issuing securities as a way to ward off a hostile bidder presenting a structurally coercive offer.[318] The *Moran* Court held that the *adoption* of such a rights plan was within the board's statutory authority and thus was not *per se* illegal under Delaware law. But the Supreme Court cabined the use of the rights plan as follows:

> [T]he Rights Plan is not absolute. When the Household Board of Directors is faced with a tender offer and a request to redeem rights, they will not be able to arbitrarily reject the offer. They will be held to the same fiduciary standards any other board of directors would be held to in deciding to adopt a defensive mechanism, the same standard they were held to in originally approving the Rights Plan.[319]

The Court went on to say that "[t]he Board does not now have unfettered discretion in refusing to redeem the Rights. The Board has no more discretion in refusing to redeem the Rights than it does in enacting any defensive mechanism."[320] Accordingly, while the Household board's adoption of the rights plan was deemed to be made in good faith, and the plan was found to be reasonable in relation to the threat posed by the "coercive acquisition techniques" that were prevalent at the time, the pill at that point was adopted merely as a preventive mechanism to ward off future advances. The "ultimate response to an actual takeover," though, would

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[318] *Id.* at 1356.
[319] *Id.* at 1354 (citing *Unocal*, 493 A.2d at 954-55, 958).
[320] *Id.*

have to be judged by the directors' actions taken at that time, and the board's "use of the Plan [would] be evaluated when and if the issue [arose]."[321]

Notably, the pill in *Moran* was considered reasonable in part because the Court found that there were many methods by which potential acquirors could get around the pill.[322] One way around the pill was the "proxy out"—bidders could solicit consents to remove the board and redeem the rights. In fact, the Court did "not view the Rights Plan as much of an impediment on the tender offer process" at all.[323] After all, the board in *Moran* was not classified, and so the entire board was up for reelection annually[324]—meaning that all of the directors could be replaced in one fell swoop and the acquiror could presumably remove any impediments to its tender offer fairly easily after that.

So, the Supreme Court made clear in *Moran* that "coercive acquisition techniques" (i.e. the well-known two-tiered front-end-loaded hostile tender offers of the 1980s) were a legally cognizable "threat," and the adoption of a poison pill was a reasonable defensive measure taken in response to that threat. At the time *Moran* was decided, though, the intermediate standard of review was still new and developing, and it remained to be seen "what

[321] *Id.* at 1356-57.
[322] *See id.* at 1354.
[323] *Id.* at 1353.
[324] *Moran v. Household Int'l, Inc.*, 490 A.2d 1059, 1064 (Del. Ch. 1985).

[other] 'threats' from hostile bidders, apart from unequal treatment for non-tendering shareholders, [would be] sufficiently grave to justify preclusive defensive tactics without offering any transactional alternative at all."[325]

Two scholars at the time penned an article suggesting that there were three types of threats that could be recognized under *Unocal*: (1) structural coercion—"the risk that disparate treatment of non-tendering shareholders might distort shareholders' tender decisions"[326] (i.e., the situation involving a two-tiered offer where the back end gets less than the front end); (2) opportunity loss—the "dilemma that a hostile offer might deprive target shareholders of the opportunity to select a superior alternative offered by target management;"[327] and (3) substantive coercion—"the risk that shareholders will mistakenly accept an underpriced offer because they disbelieve management's representations of intrinsic value."[328]

Recognizing that substantive coercion was a "slippery concept" that had the potential to be abused or misunderstood, the professors explained:

> To note abstractly that management *might* know shareholder interests better than shareholders themselves do cannot be a basis for rubber-stamping management's pro forma claims in the face of market skepticism and the enormous opportunity losses that threaten target shareholders when hostile offers are

[325] Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to Proportionality Review?*, 44 Bus. Law. 247, 258 (1989).
[326] *Id.*
[327] *Id.* at 267.
[328] *Id.*

> defeated. Preclusive defensive tactics are gambles made on behalf of target shareholders by presumptively self-interested players. Although shareholders may win or lose in each transaction, they would almost certainly be better off on average if the gamble were never made in the absence of meaningful judicial review. By minimizing management's ability to further its self-interest in selecting its response to a hostile offer, an effective proportionality test can raise the odds that management resistance, when it does occur, will increase shareholder value.[329]

Gilson & Kraakman believed that, if used correctly, an effective proportionality test could properly incentivize management, protect stockholders and ultimately increase value for stockholders in the event that management does resist a hostile bid—but only if a real "threat" existed. To demonstrate the existence of such a threat, management must show (in detail) how its plan is better than the alternative (the hostile deal) for the target's stockholders. Only then, if management met that burden, could it use a pill to block a "substantively coercive," but otherwise non-coercive bid.

The test proposed by the professors was taken up, and was more or less adopted, by then-Chancellor Allen in *City Capital Associates v. Interco*.[330] There, the board of Interco had refused to redeem a pill that was in place as a defense against an unsolicited tender offer to purchase all of

[329] *Id.* at 274.
[330] *City Capital Assocs. Ltd. P'ship v. Interco Inc.*, 551 A.2d 787 (Del. Ch. 1988).

Interco's shares for $74 per share. The bid was non-coercive (structurally), because the offer was for $74 both on the front and back end, if accepted. As an alternative to the offer, the board of Interco sought to effect a restructuring that it claimed would be worth at least $76 per share.

After pointing out that every case in which the Delaware Supreme Court had, to that point, addressed a defensive corporate measure under *Unocal* involved a structurally coercive offer (i.e. a threat to voluntariness), the Chancellor recognized that "[e]ven where an offer is noncoercive, it may represent a 'threat' to shareholder interests" because a board with the power to refuse the proposal and negotiate actively may be able to obtain higher value from the bidder, or present an alternative transaction of higher value to stockholders.[331] Although he declined to apply the term "substantive coercion" to the threat potentially posed by an "inadequate" but non-coercive offer, Chancellor Allen clearly addressed the concept. Consciously eschewing use of the Orwellian term "substantive coercion,"[332] the Chancellor determined that, based on the facts presented to him, there was no threat of stockholder "coercion"—instead, the threat was to stockholders'

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[331] *Id.* at 797-98.

[332] The Chancellor cited a draft of the Gilson & Kraakman article, used its two other categories, and clearly chose not to deem an all shares, all cash offer coercive in any respect. *Id.* at 796 n.8 (citing Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to the Proportionality Review?*, John M. Olin Program in Law & Economics, Stanford Law School (Working Paper No. 45, Aug. 1988); 44 Bus. Law. --- (forthcoming February, 1989)).

economic interests posed by a "non-coercive" offer that the board deemed to be "inadequate."[333] As Gilson & Kraakman had suggested, the Chancellor then held that, assuming the board's determination was made in good faith, such a determination could justify leaving a poison pill in place for some period of time while the board protects stockholder interests (either by negotiating with the bidder, or looking for a white knight, or designing an alternative to the offer). But "[o]nce that period has closed . . . and [the board] has taken such time as it required in good faith to arrange an alternative value-maximizing transaction, then, in most instances, the legitimate role of the poison pill in the context of a noncoercive offer will have been fully satisfied."[334] The only remaining function for the pill at that point, he concluded, is to preclude a majority of the stockholders from making their own determination about whether they want to tender.

The Chancellor held that the "mild threat" posed by the tender offer (a difference of approximately $2 per share, when the tender offer was for all cash and the value of management's alternative was less certain) did not justify the board's decision to keep the pill in place, effectively precluding stockholders from exercising their own judgment—despite the board's good

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[333] *Id.* at 798.
[334] *Id.*

faith belief that the offer was inadequate and keeping the pill in place was in the best interests of stockholders.

In *Paramount Communications, Inc. v. Time, Inc.*, however, the Delaware Supreme Court explicitly rejected an approach to *Unocal* analysis that "would involve the court in substituting its judgment as to what is a 'better' deal for that of a corporation's board of directors."[335] Although not a "pill case," the Supreme Court in *Paramount* addressed the concept of substantive coercion head on in determining whether an all-cash, all-shares tender offer posed a legally cognizable threat to the target's stockholders.

As the Supreme Court put it, the case presented them with the following question: "Did Time's board, having developed a [long-term] strategic plan . . . come under a fiduciary duty to jettison its plan and put the corporation's future in the hands of its stockholders?"[336] Key to the Supreme Court's ruling was the underlying pivotal question in their mind regarding the Time board's specific long-term plan—its proposed merger with Warner—and whether by entering into the proposed merger, Time had essentially "put itself up for sale."[337] This was important because, so long as the company is *not* "for sale," then *Revlon* duties do not kick in and the

[335] *Paramount Commc'ns, Inc. v. Time Inc.*, 571 A.2d 1140, 1153 (Del. 1990).
[336] *Id.* at 1149-50.
[337] *Id.* at 1150. In other words, would the board's actions be judged under the *Unocal* standard or under the *Revlon* standard of review?

board "is not under any *per se* duty to maximize shareholder value in the short term, even in the context of a takeover."[338] The Supreme Court held that the Time board had not abandoned its long-term strategic plans; thus *Revlon* duties were not triggered and *Unocal* alone applied to the board's actions.[339]

In evaluating the Time board's actions under *Unocal*, the Supreme Court embraced the concept of substantive coercion, agreeing with the Time board that its stockholders might have tendered into Paramount's offer "in ignorance or a mistaken belief of the strategic benefit which a business combination with Warner might produce."[340] Stating in no uncertain terms that "in our view, precepts underlying the business judgment rule militate against a court's engaging in the process of attempting to appraise and evaluate the relative merits of a long-term versus a short-term investment goal for shareholders"[341] (as to do so would be "a distortion of the *Unocal* process"), the Supreme Court held that Time's response was proportionate to the threat of Paramount's offer. Time's defensive actions were not aimed at "cramming down" a management-sponsored alternative to Paramount's

[338] *Id.*
[339] *Id.* at 1150-51.
[340] *Id.* at 1153. The Court also noted other potential threats posed by Paramount's all-cash, all-shares offer, including (1) that the conditions attached to the offer introduced some uncertainty into the deal, and (2) that the timing of the offer was designed to confuse Time stockholders.
[341] *Id.* at 1153.

offer, but instead, were simply aimed at furthering a pre-existing long-term corporate strategy.[342] This, held the Supreme Court, comported with the board's valid exercise of its fiduciary duties under *Unocal*.

Five years later, the Supreme Court further applied the "substantive coercion" concept in *Unitrin, Inc. v. American General Corp.*[343] There, a hostile acquirer (American General) wanted Unitrin (the target corporation) to be enjoined from implementing a stock repurchase and poison pill adopted in response to American General's "inadequate" all-cash offer. Recognizing that previous cases had held that "inadequate value" of an all-cash offer could be a valid threat (i.e. *Interco*), the Court also reiterated its conclusion in *Paramount* that inadequate value is not the only threat posed by a non-coercive, all-cash offer. The *Unitrin* Court recited that "the Time board of directors had reasonably determined that inadequate value was not the only threat that Paramount's all cash for all shares offer presented, but was *also* reasonably concerned that the Time stockholders might tender to Paramount in ignorance or based upon a mistaken belief, i.e., yield to substantive coercion."[344]

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342 *Id.* at 154-55.
343 651 A.2d 1361 (Del. 1995).
344 *Id.* at 1384.

Relying on that line of reasoning, the *Unitrin* Court determined that the Unitrin board "reasonably perceived risk of substantive coercion, i.e., that Unitrin's shareholders might accept American General's inadequate Offer because of 'ignorance or mistaken belief' regarding the Board's assessment of the long-term value of Unitrin's stock."[345] Thus, perceiving a valid threat under *Unocal*, the Supreme Court then addressed whether the board of Unitrin's response was proportional to the threat.

Having determined that the Unitrin board reasonably perceived the American General offer to be inadequate, and Unitrin's poison pill adoption to be a proportionate response, the Court of Chancery had found that the Unitrin board's decision to authorize its stock repurchase program was disproportionate because it was "unnecessary" to protect the Unitrin stockholders from an inadequate bid since the board already had a pill in place. The Court of Chancery here was sensitive to how the stock buy back would make it extremely unlikely that American General could win a proxy contest. The Supreme Court, however, held that the Court of Chancery had "erred by substituting its judgment, that the Repurchase Program was

[345] *Id.* at 1385.

unnecessary, for that of the board,"[346] and that such action, if not coercive or preclusive, could be valid if it fell within a range of reasonableness.

At least one of the professors, it seems, is unhappy with how the Supreme Court has apparently misunderstood the concept of substantive coercion as he had envisioned it, noting that "only the phrase and not the substance captured the attention of the Delaware Supreme Court" such that the "mere incantation" of substantive coercion now seems sufficient to establish a threat justifying a board's defensive strategy.[347]

More recent cases decided by the Court of Chancery have attempted to cut back on the now-broadened concept of "substantive coercion." The concept, after all, was originally (as outlined by Professors Gilson & Kraakman) intended to be a very carefully monitored "threat" requiring close judicial scrutiny of any defensive measures taken in response to such a threat. In *Chesapeake v. Shore*, Vice Chancellor Strine stated:

> One might imagine that the response to this particular type of threat might be time-limited and confined to what is necessary to ensure that the board can tell its side of the story effectively. That is, because the threat is defined as one involving the possibility that stockholders might make an erroneous investment or voting decision, the appropriate response would

[346] *Id.* at 1389.
[347] Ronald J. Gilson, *Unocal Fifteen Years Later (And What We Can Do About It)*, 26 Del. J. Corp. L. 491, 497 n.23 (2001).

> seem to be one that would remedy that problem by providing the stockholders with adequate information.[348]

Once the stockholders have access to such information, the potential for stockholder "confusion" seems substantially lessened. At that point, "[o]ur law should [] hesitate to ascribe rube-like qualities to stockholders. *If the stockholders are presumed competent to buy stock in the first place, why are they not presumed competent to decide when to sell in a tender offer after an adequate time for deliberation has been afforded them?*"[349]

That is essentially how former-Chancellor Allen first attempted to apply the concept of substantive coercion in *Interco*. Chancellor Allen found it "significant" that the question of the board's responsibility to redeem or not to redeem the poison pill in *Interco* arose at the "end-stage" of the takeover contest.[350] He explained:

> [T]he negotiating leverage that a poison pill confers upon this company's board will, it is clear, not be further utilized by the board to increase the options available to shareholders or to improve the terms of those options. Rather, at this stage of this contest, the pill now serves the principal purpose of . . . precluding the shareholders from choosing an alternative . . . that the board finds less valuable to shareholders.[351]

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[348] *See, e.g.*, *Chesapeake v. Shore*, 771 A.2d 293, 324-25 (Del. Ch. 2000).
[349] *Id.* at 328.
[350] *City Capital Assocs. Ltd. P'ship v. Interco Inc.*, 551 A.2d 787, 790 (Del. Ch. 1988).
[351] *Id.*

Similarly, here, the takeover battle between Air Products and Airgas seems to have reached an "end stage."[352] Air Products has made its "best and final" offer. Airgas deems that offer to be inadequate. And we're not "talking nickels and quarters here"[353]—an $8 gulf separates the two. The Airgas stockholders know all of this. At this stage, the pill is serving the principal purpose of precluding the shareholders from tendering into Air Products' offer. As noted above, however, the Supreme Court rejected the reasoning of *Interco* in *Paramount*. Thus, while I agree theoretically with former-Chancellor Allen's and Vice Chancellor Strine's conception of substantive coercion and its appropriate application, the Supreme Court's dictum in *Paramount* (which explicitly disapproves of *Interco*) suggests that, unless and until the Supreme Court rules otherwise, that is not the current state of our law.

D. A Note on TW Services

TW Services, Inc. v. SWT Acquisition Corp.[354] is an often overlooked case that is, in my view, an illuminating piece in this takeover puzzle. The

[352] Practitioners may question whether judges are well positioned to make a determination that a takeover battle has truly reached its "end stage." But someone must decide, and the specific circumstances here—after more than sixteen *months* have elapsed and one annual meeting convened, with three price increases and Air Products representatives credibly testifying in this Court and publicly representing that they have reached the end of the line—demonstrates that this particular dispute has reached the end stage.
[353] SEH Tr. 394 (DeNunzio).
[354] 1989 WL 20290 (Del. Ch. Mar. 2, 1989).

case was another former-Chancellor Allen decision, decided just after *Interco* and *Pillsbury*, and right before *Paramount.* Indeed, it appears to be cited approvingly in *Paramount* in the same sentence where "*Interco* and its progeny" were rejected as not in keeping with proper *Unocal* analysis.[355] In other words, according to the Supreme Court, in *TW Services* (as opposed to *Interco*), Chancellor Allen did *not* substitute his "judgment as to what is a 'better' deal for that of a corporation's board of directors."[356] But it is important to look at why this was so.

As noted above, *TW Services* essentially teed up the very question I am addressing in this Opinion, but then declined to answer it in light of the particular facts of that case. Specifically, Chancellor Allen raised front and center the question when, if ever, must a board abandon its long-run strategy in the face of a hostile tender offer. He declined to answer it because he decided the case on other grounds and did not ultimately need to reach the question.[357] In doing so, however, he provided insightful commentary on

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[355] *Time*, 571 A.2d 1140, 1153.
[356] *Id.*
[357] Specifically, the case involved an all-cash, all-shares tender offer whose closing was *conditioned upon execution of a merger agreement with the target.* The Chancellor thus decided the case under 8 *Del. C.* § 251. Under the business judgment rule, the board was permitted to decline the offer and was "justified in not further addressing the question whether it should deviate from its long term management mode in order to do a current value maximizing transaction." 1989 WL 20290, at *11.

two key points: (1) a board's differing duties when under the *Revlon* versus *Unocal* standards of review,[358] and (2) *Interco* and its progeny.

First, as the Supreme Court later did in *Paramount*, Chancellor Allen grappled with the following "critical question[:] *when* is a corporation in a *Revlon* mode?"[359] It is not until the board is under *Revlon* that its duty "narrow[s]" to getting the best price reasonably available for stockholders in a sale of the company.[360] The reason the board's duty shifts at that point to maximizing shareholder value is simple: "In such a setting, for the present shareholders, *there is no long run*."[361] This is not so when the board is under *Unocal*, the company is not for sale, and the board is instead pursuing long run corporate interests. Accordingly, the Chancellor asked,

> But what of a situation in which the board resists a sale? May a board find itself thrust involuntarily into a *Revlon* mode in which is it required to take only steps designed to maximize current share value and in which it must desist from steps that would impede that goal, even if they might otherwise appear sustainable as an arguable step in the promotion of "long term" corporate or share values?[362]

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[358] The doctrinal evolution in our *Revlon* jurisprudence is a story for another day. Suffice it to say for now that it has not remained static and I in no way mean to suggest otherwise by this purely historical description.
[359] *Id.* at *8.
[360] *Id.* at *7.
[361] *Id.* (emphasis added). Chancellor Allen continued, "The rationale for recognizing that non-contractual claims of other corporate constituencies are cognizable by boards, *or the rationale that recognizes the appropriateness of sacrificing achievable share value today in the hope of greater long term value*, is not present when all of the current shareholders will be removed from the field by the contemplated transaction." *Id.* (emphasis added).
[362] *Id.* at *8.

Chancellor Allen does not directly answer the question. Instead, he continues with another follow-up question: Does a director's duty of loyalty to "the corporation and its shareholders" require a board—in light of the fact that a majority of shares may wish to tender into a current share value maximizing transaction now—to enter into *Revlon* mode? Again, he leaves the answer for another day and another case. But the most famous quote from *TW Services* was embedded in a footnote following that last question. Namely, in considering whether the duty of loyalty could force a board into *Revlon* mode, the Chancellor mused:

> Questions of this type call upon one to ask, what is our model of corporate governance? "Shareholder democracy" is an appealing phrase, and the notion of shareholders as the ultimate voting constituency of the board has obvious pertinence, but that phrase would not constitute the only element in a well articulated model. While corporate democracy is a pertinent concept, ***a corporation is not a New England town meeting; directors, not shareholders, have responsibilities to manage the business and affairs of the corporation***, subject however to a fiduciary obligation.[363]

Second, Chancellor Allen shed light on two then-recent cases where the Court of Chancery had attempted to order redemption of a poison pill. He noted that the boards in those cases (i.e., *Pillsbury*[364] and *Interco*[365]) had

[363] *Id.* at *8 n.14 (emphasis added).
[364] *Grand Metro. Pub. Ltd. Co. v. Pillsbury Co.*, 558 A.2d 1049 (Del. Ch. 1988).
[365] *City Capital Assocs. Ltd. P'ship v. Interco Inc.*, 551 A.2d 787 (Del. Ch. 1988).

"elected to pursue a defensive restructuring that in form and effect was (so far as the corporation itself was concerned) a close approximation of and an alternative to a pending all cash tender offer for all shares."[366] In other words, in *Pillsbury* and *Interco*, the boards were responding to a hostile offer by proposing "a management endorsed breakup transaction that, realistically viewed, constituted a functional alternative to the resisted sale."[367] Importantly, "[t]hose cases *did not involve circumstances in which a board had in good faith . . . elected to continue managing the enterprise in a long term mode and not to actively consider an extraordinary transaction of any type*."[368] The issue presented by a board that responds to a tender offer with a major restructuring or recapitalization is fundamentally different than that posed by a board which "just says no" and maintains the status quo.

Thus, it seemed, the Chancellor endorsed the view that so long as a corporation is not for sale, it is not in *Revlon* mode and is free to pursue its long run goals. In essence, *TW Services* appeared to support the view that a well-informed board acting in good faith in response to a reasonably perceived threat may, in fact, be able to "just say no" to a hostile tender offer.

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366 1989 WL 20290, at *9.
367 *Id.* at *8.
368 *Id.* (emphasis added).

The foregoing legal framework describes what I believe to be the current legal regime in Delaware. With that legal superstructure in mind, I now apply the *Unocal* standard to the specific facts of this case.

III. ANALYSIS

A. Has the Airgas Board Established That It Reasonably Perceived the Existence of a Legally Cognizable Threat?

1. Process

Under the first prong of *Unocal*, defendants bear the burden of showing that the Airgas board, "after a reasonable investigation . . . determined in good faith, that the [Air Products offer] presented a threat . . . that warranted a defensive response."[369] I focus my analysis on the defendants' actions in response to Air Products' current $70 offer, but I note here that defendants would have cleared the *Unocal* hurdles with greater ease when the relevant inquiry was with respect to the board's response to the $65.50 offer.[370]

In examining defendants' actions under this first prong of *Unocal*, "the presence of a majority of outside independent directors coupled with a

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[369] *Chesapeake v. Shore*, 771 A.2d 293, 330 (Del. Ch. 2000) (citing *Unitrin*, 651 A.2d at 1375).

[370] There are a number of reasons for this. For example, the inadequacy of the price was even greater at $65.50. More importantly, Air Products had openly admitted that it was willing to pay more for Airgas. The pill was serving an obvious purpose in providing leverage to the Airgas board. The collective action problem is lessened when the bidder has made its "best and final" offer, provided it is in fact its best and final offer.

showing of reliance on advice by legal and financial advisors, 'constitute[s] a prima facie showing of good faith and reasonable investigation."[371] Here, it is undeniable that the Airgas board meets this test.

First, it is currently comprised of a majority of outside independent directors—including the three recently-elected insurgent directors who were nominated to the board by Air Products. Air Products does not dispute the independence of the Air Products Nominees,[372] and the evidence at trial showed that the rest of the Airgas board, other than McCausland, are outside, independent directors who are not dominated by McCausland.[373]

Second, the Airgas board relied on not one, not two, but three outside independent financial advisors in reaching its conclusion that Air Products' offer is "clearly inadequate."[374] Credit Suisse, the third outside financial advisor—as described in Section I.*Q*.2—was selected by the entire Airgas board, was approved by the three Air Products Nominees, and its independence and qualifications are not in dispute.[375] In addition, the Airgas

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[371] *Selectica Inc. v. Versata Enters., Inc.*, 2010 WL 703062, at *12 (Del. Ch. Feb. 26, 2010).

[372] *See supra* Section I.*G* (*The Proxy Contest*) (describing independence of the three Air Products Nominees).

[373] *See, e.g.*, Trial Tr. 501-03 (Thomas); *see also supra* note 61.

[374] JX 659 (Airgas Schedule 14D-9 (Dec. 22, 2010)) at Ex. (a)(111); *see id.* at Annex J (Bank of America Merrill Lynch), Annex K (Credit Suisse), Annex L (Goldman Sachs).

[375] SEH Tr. 414 (Clancey); SEH Tr. 53 (Huck).

board has relied on the advice of legal counsel,[376] and the three Air Products Nominees have retained their own additional independent legal counsel (Skadden, Arps). In short, the Airgas board's process easily passes the smell test.

2. What is the "Threat?"

Although the Airgas board meets the threshold of showing good faith and reasonable investigation, the first part of *Unocal* review requires more than that; it requires the board to show that its good faith and reasonable investigation ultimately gave the board "grounds for concluding that a threat to the corporate enterprise existed."[377] In the supplemental evidentiary hearing, Airgas (and its lawyers) attempted to identify numerous threats posed by Air Products' $70 offer: It is coercive. It is opportunistically

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[376] *See, e.g.*, JX 73 (Minutes of the Regular Meeting of the Airgas Board (Nov. 5-7, 2009)); JX 100 (Minutes of the Special Telephonic Meeting of the Airgas Board (Dec. 7, 2009)); JX 116 (Minutes of Special Telephonic Meeting of the Airgas Board (Dec. 21, 2009)); JX 137 (Minutes of the Continued Special Telephonic Meeting of the Airgas Board (Jan. 4, 2010)); JX 204 (Minutes of the Regular Meeting of the Airgas Board (Feb. 8-9, 2010); JX 245 (Minutes of the Special Telephonic Meeting of the Airgas Board (Feb. 20, 2010)); JX 294 (Minutes of the Regular Meeting of the Airgas Board (April 7-8, 2010)); JX 331 (Minutes of the Regular Meeting of the Airgas Board (May 24-25, 2010)); JX 417 (Minutes of the Special Telephonic Meeting of the Airgas Board (July 15, 2010)); JX 425 (Minutes of the Special Telephonic Meeting of the Airgas Board (July 20, 2010)); JX 530A (Minutes of the Special Telephonic Meeting of the Airgas Board (Sept. 7, 2010)); JX 1010A (Minutes of the Regular Meeting of the Airgas Board (Nov. 1-2, 2010)); JX 1038 (Minutes of the Special Telephonic Meeting of the Independent Members of the Airgas Board (Dec. 10, 2010)); JX 1063 (Minutes of the Special Meeting of the Airgas Board (Dec. 21, 2010)) (counsel from Wachtell, Lipton, Rosen & Katz present at all of the meetings; advice provided by Dan Neff, Marc Wolinsky, Ted Mirvis, David Katz and others).

[377] *Versata Enters., Inc. v. Selectica, Inc.*, 5 A.3d 586, 599 (Del. 2010).

timed.[378] It presents the stockholders with a "prisoner's dilemma." It undervalues Airgas—it is a "clearly inadequate" price. The merger arbitrageurs who have bought into Airgas need to be "protected from themselves."[379] The arbs are a "threat" to the minority.[380] The list goes on.

The reality is that the Airgas board discussed essentially none of these alleged "threats" in its board meetings, or in its deliberations on whether to accept or reject Air Products' $70 offer, or in its consideration of whether to keep the pill in place. The board did not discuss "coercion" or the idea that Airgas's stockholders would be "coerced" into tendering.[381] The board did not discuss the concept of a "prisoner's dilemma."[382] The board did not

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[378] *See* SEH Tr. 188 (McCausland).
[379] *See* SEH Tr. 250-52 (McCausland).
[380] *See* SEH Tr. 249-50 (McCausland).
[381] SEH Tr. 438 (Clancey) (testifying that nobody ever actually said anything about stockholders being coerced); SEH Tr. 368 (DeNunzio) (testifying that at the December 21, 2010 Airgas board meeting when the board discussed the $70 offer, there was no discussion about whether Airgas's stockholders would be coerced into tendering); SEH Tr. 158 (Miller) (testifying that he did not discuss the topic of coercion with anyone and did not recall it being discussed at any board meeting); JX 1090 (van Roden Dep. 86 (Jan. 12, 2011)) (testifying that he has never talked about the notion of coercion at a board meeting).
[382] SEH Tr. 438-39 (Clancey) ("Q. [N]either you nor any of your fellow board members said anything about a so-called prisoner's dilemma. Is that correct? A. That is correct. . . Q. [And] prior to your deposition, you had never heard the concept of a prisoner's dilemma used in the context of the Air Products offer. Is that correct? A. That is correct."); SEH Tr. 369 (DeNunzio) (Q. No discussion at [the December 21, 2010 Airgas] board meeting about stockholders being subject to a prisoner's dilemma, was there? A. Not that I recall."); JX 1090 (van Roden Dep. 230 (Jan. 12, 2011)) (testifying that the notion of prisoner's dilemma was never discussed at an Airgas board meeting). Miller, who is "not conversant on prisoner's dilemma" testified that he had not heard the concept discussed in the context of Air Products' $70 offer and "[i]t was not discussed at

discuss Air Products' offer in terms of any "danger" that it posed to the corporate enterprise.[383] In the October trial, Airgas had likewise failed to identify threats other than that Air Products' offer undervalues Airgas.[384] In fact, there has been no specific board discussion since the October trial over whether to keep the poison pill in place (other than Clancey's "protect the pill" line).[385]

Airgas's board members testified that the concepts of coercion, threat, and the decision whether or not to redeem the pill were nonetheless "implicit" in the board's discussions due to their knowledge that a large percentage of Airgas's stock is held by merger arbitrageurs who have short-term interests and would be willing to tender into an inadequate offer.[386] But the only threat that the board discussed—the threat that has been the central issue since the beginning of this case—is the inadequate price of Air Products' offer. Thus, inadequate price, coupled with the fact that a majority

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board meetings." SEH Tr. 157-58 (Miller). The only time he had discussed prisoner's dilemma was in his deposition preparation session with counsel. *Id.*

[383] Miller testified that not only did he not know what a "threat" was (in plain English), so he simply could not answer the question whether he believed somehow that the Air Products offer presents some danger or threat to the company, he also has never discussed with anyone the notion of whether Air Products' offer is a threat or presents any danger to Airgas. SEH Tr. 155-57 (Miller).

[384] *See* Trial Tr. 474 (Thomas) ("Q. Mr. Thomas, you believe that the only threat posed to the shareholders of Airgas by the Air Products' tender offer is a low price; correct? A. I do.").

[385] JX 1090 (van Roden Dep. 251-52 (Jan. 12, 2011).

[386] SEH Tr. 437-38 (Clancey); SEH Tr. 242 (McCausland) ("Coercion and threat were implicit in everything we discussed that day [at the December 21, 2010 board meeting]."); SEH Tr. 249-50 (McCausland); SEH Tr. 160-62 (Miller).

of Airgas's stock is held by merger arbitrageurs who might be willing to tender into such an inadequate offer, is the only real "threat" alleged. In fact, Airgas directors have admitted as much. Airgas's CEO van Roden testified:

> Q. [O]ther than the price being inadequate, is there anything else that you deem to be a threat?
>
> A. No.[387]

In the end, it really is "All About Value."[388] Airgas's directors and Airgas's financial advisors concede that the Airgas stockholder base is sophisticated and well-informed, and that they have all the information necessary to decide whether to tender into Air Products' offer.[389]

a. Structural Coercion

Air Products' offer is not structurally coercive. A structurally coercive offer involves "the risk that disparate treatment of non-tendering shareholders might distort shareholders' tender decisions."[390] *Unocal*, for

[387] JX 1090 (van Roden Dep. 254 (Jan. 12, 2011).
[388] *See* SEH Tr. 301 (McCausland).
[389] *See* Section II.C. For example, Clancey testified that the Airgas stockholders have access to "more than adequate" information upon which to base their decision whether or not to tender into Air Products' offer—"all the information that they could ever want is available." SEH Tr. 453-54. This includes the public and well-known opinion of the Airgas board, as well as that of its financial advisors and numerous analysts' reports with numbers that are "very close or almost identical to management's own internal projections for this company going forward." SEH Tr. 453 (Clancey).
[390] Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to Proportionality Review?*, 44 Bus. Law. 247, 258 (1989).

example, "involved a two-tier, highly coercive tender offer" where stockholders who did not tender into the offer risked getting stuck with junk bonds on the back end.[391] "In such a case, the threat is obvious: shareholders may be compelled to tender *to avoid being treated adversely* in the second stage of the transaction."[392]

Air Products' offer poses no such structural threat. It is for all shares of Airgas, with consideration to be paid in all cash.[393] The offer is backed by secured financing.[394] There is regulatory approval.[395] The front end will get the same consideration as the back end, in the same currency, as quickly as practicable. Air Products is committed to promptly paying $70 in cash for each and every share of Airgas and has no interest in owning less than 100% of Airgas.[396] Air Products would seek to acquire any non-tendering shares "[a]s quick[ly] as the law would allow."[397] It is willing to commit to

[391] *Unocal*, 493 A.2d at 956 ("It is now well recognized that such offers are a classic coercive measure designed to stampede shareholders into tendering at the first tier, even if the price is inadequate, out of fear of what they will receive at the back end of the transaction.").

[392] *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1152 (Del. 1990) (emphasis added).

[393] JX 222 (Airgas Schedule TO: Offer to Purchase by Air Products & Chemicals, Inc. (Feb. 11, 2010)); *see also* Trial Tr. 130-31 (McGlade); SEH Tr. 5 (Huck).

[394] JX 222 (Airgas Schedule TO: Offer to Purchase by Air Products & Chemicals, Inc. (Feb. 11, 2010)).

[395] *See* Section I.F. (*The $60 Tender Offer*).

[396] SEH Tr. 15 (Huck); SEH Tr. 110-11 (McGlade).

[397] SEH Tr. 15 (Huck); SEH Tr. 110-11 (McGlade).

a subsequent offering period.[398] In light of that, any stockholders who believe that the $70 offer is inadequate simply *would not tender* into the offer—they would risk nothing by not tendering because if a majority of Airgas shares did tender, any non-tendering shares could tender into the subsequent offering period and receive the exact same consideration ($70 per share in cash) as the front end.[399] In short, if there were an antonym in the dictionary for "structural coercion," Air Products' offer might be it.

As former-Vice Chancellor, now Justice Berger noted, "[c]ertainly an inadequate [structurally] coercive tender offer threatens injury to the stockholders . . . [but i]t is difficult to understand how, as a general matter, an inadequate all cash, all shares tender offer, with a back end commitment at the same price in cash, can be considered a continuing threat under *Unocal*."[400] I agree. As noted above, though, the Supreme Court has recognized other "threats" that can be posed by an inadequately priced offer. One such potential continuing threat has been termed "opportunity loss," which appears to be a time-based threat.

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[398] SEH Tr. 15-16 (Huck); SEH Tr. 111-12 (McGlade).
[399] *See Kahn v. Lynch Commc'n Sys., Inc.*, 669 A.2d 79, 86 (Del. 1995) ("In this case, no shareholder was treated differently in the transaction from any other shareholder, nor subjected to two-tiered or squeeze-out treatment. [The bidder] offered cash for all the minority shares and paid cash for all shares tendered. Clearly there was no coercion exerted which was material to this aspect of the transaction.") (internal citation omitted).
[400] *Shamrock Holdings, Inc. v. Polaroid Corp.*, 559 A.2d 278, 289 (Del. Ch. 1989).

b. Opportunity Loss

Opportunity loss is the threat that a "hostile offer might deprive target stockholders of the opportunity to select a superior alternative offered by target management or . . . offered by another bidder."[401] As then-Vice Chancellor Berger (who was also one of the Justices in *Unitrin*) explained in *Shamrock Holdings*:

> An inadequate, non-coercive offer may [] constitute a threat for some reasonable period of time after it is announced. The target corporation (or other potential bidders) may be inclined to provide the stockholders with a more attractive alternative, but may need some additional time to formulate and present that option. During the interim, the threat is that the stockholders might choose the inadequate tender offer only because the superior option has not yet been presented. . . . However, *where there has been sufficient time for any alternative to be developed and presented* and for the target corporation to inform its stockholders of the benefits of retaining their equity position, the "threat" to the stockholders of an inadequate, non-coercive offer seems, in most circumstances, to be without substance.[402]

As such, Air Products' offer poses no threat of opportunity loss. The Airgas board has had, at this point, over sixteen months to consider Air Products' offer and to explore "strategic alternatives going forward as a company."[403] After all that time, there is no alternative offer currently on

[401] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1384 (Del. 1995) (quoting Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to Proportionality Review?*, 44 Bus. Law. 247, 267 (1989)).
[402] *Shamrock Holdings*, 559 A.2d at 289 (internal citations omitted).
[403] Trial Tr. 290-91 (Ill).

the table, and counsel for defendants represented during the October trial that "we're not asserting that we need more time to explore a specific alternative."[404] The "superior alternative" Airgas is pursuing is simply to "continue[] on its current course and execute[] its strategic [five year, long term] plan."[405]

c. Substantive Coercion

Inadequate price and the concept of substantive coercion are inextricably related. The Delaware Supreme Court has defined substantive coercion, as discussed in Section II.*C*, as "the risk that [Airgas's] stockholders might accept [Air Products'] inadequate Offer because of 'ignorance or mistaken belief' regarding the Board's assessment of the long-term value of [Airgas's] stock."[406] In other words, if management advises stockholders, in good faith, that it believes Air Products' hostile offer is inadequate because in its view the future earnings potential of the company is greater than the price offered, Airgas's stockholders might nevertheless reject the board's advice and tender.

In the article that gave rise to the concept of "substantive coercion," Professors Gilson and Kraakman argued that, in order for substantive

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[404] Trial Tr. 315 (Wolinsky).
[405] JX 429 (Airgas Schedule 14D-9 (July 21, 2010)) at 10.
[406] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1385 (Del. 1995).

coercion to exist, two elements are necessary: (1) management must actually expect the value of the company to be greater than the offer—and be correct that the offer is in fact inadequate, and (2) the stockholders must reject management's advice or "*believe* that management will not deliver on its promise."[407] Both elements must be present because "[w]ithout the first element, shareholders who accept a structurally non-coercive offer have not made a mistake. Without the second element, shareholders will believe management and reject underpriced offers."[408]

Defendants' argument involves a slightly different take on this threat, based on the particular composition of Airgas's stockholders (namely, its large "short-term" base). In essence, Airgas's argument is that "the substantial ownership of Airgas stock by these short-term, deal-driven investors poses a threat to the company and its shareholders"—the threat that, because it is likely that the arbs would support the $70 offer, "shareholders will be coerced into tendering into an inadequate offer."[409]

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[407] Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to Proportionality Review?*, 44 Bus. Law. 247, 260 (1989).
[408] *Id.*
[409] Defs.' Post-Supplemental Hearing Br. 23-25; *see also* Defs.' Post-Trial Br. 95 (arguing that the fact that Airgas stockholders are informed and sophisticated "does not stand as a rebuttal to the conclusion that Air Products' offer presents a threat of substantive coercion. The issue here is not only that shareholders may disbelieve the Airgas Board, and that they will want to see results before they fully credit the Board's view. The issue is also that they will be coerced into tendering into an offer that they do not wish to accept.").

The threat of "arbs" is a new facet of substantive coercion, different from the substantive coercion claim recognized in *Paramount*.[410] There, the hostile tender offer was purposely timed to confuse the stockholders. The terms of the offer could cause stockholders to mistakenly tender if they did not believe or understand (literally) the value of the merger with Warner as compared with the value of Paramount's cash offer. The terms of the offer introduced uncertainty. In contrast, here, defendants' claim is not about "confusion" or "mistakenly tendering" (or even "disbelieving" management)—Air Products' offer has been on the table for over a year, Airgas's stockholders have been barraged with information, and there is no alternative offer to choose that might cause stockholders to be confused about the terms of Air Products' offer. Rather, Airgas's claim is that it needs to maintain its defensive measures to prevent control from being surrendered for an unfair or inadequate price. The argument is premised on the fact that a large percentage (almost half) of Airgas's stockholders are merger arbitrageurs—many of whom bought into the stock when Air Products first announced its interest in acquiring Airgas, at a time when the stock was trading much lower than it is today—who would be willing to

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[410] *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140 (Del. 1990). Similar concerns about short-term investors were noted in *Paramount*, however: "Large quantities of Time shares were held by institutional investors. The board feared that even though there appeared to be wide support for the Warner transaction, Paramount's cash premium would be a tempting prospect to these investors." *Id.* at 1148.

tender into an inadequate offer because they stand to make a significant return on their investment even if the offer grossly undervalues Airgas in a sale. "They don't care a thing about the fundamental value of Airgas."[411] In short, the risk is that a majority of Airgas's stockholders will tender into Air Products' offer despite its inadequate price tag, leaving the minority "coerced" into taking $70 as well.[412] The defendants do not appear to have come to grips with the fact that the arbs bought their shares from long-term stockholders who viewed the increased market price generated by Air Products' offer as a good time to sell.[413]

The threat that merger arbs will tender into an inadequately priced offer is only a legitimate threat if the offer is indeed inadequate.[414] "The

[411] SEH Tr. 202 (McCausland) ("They don't care a thing about the fundamental value of Airgas. I know that. I naively spent a lot of time trying to convince them of the fundamental value of Airgas in the beginning. But I'm quite sure now, given that experience, that they have no interest in the long-term.").

[412] *See* SEH Tr. 454 (Clancey) ("[Essentially, the risk is] that the informed minority, in theory, will be forced to do something because of the bamboozled majority, or the majority who will act because their interests' time lines are different than that minority.").

[413] *See Mercier v. Inter-Tel (Delaware), Inc.*, 929 A.2d 786, 815 (Del. Ch. 2007) ("[T]he bad arbs and hedge funds who bought in, had obviously bought their shares from folks who were glad to take the profits that came with market prices generated by the Merger and Vector Capital's hint of a higher price. These folks, one can surmise, had satisfied whatever long-term objective they had for their investment in Inter-Tel.")

[414] Otherwise, as Gilson and Kraakman have articulated it, there will have been no "coercion" because the first element will be missing—that is, stockholders who tendered into an "adequate" offer will not have made a mistake. Airgas also belatedly tries to make the argument that the typical "disbelieve management and tender" form of substantive coercion exists as well, because there is nonpublic information that Airgas's stockholders do not have access to (for example, the detailed valuation information that goes into the five-year plan, and other sensitive competitive and strategic information).

only way to protect stockholders [from a threat of substantive coercion] is for courts to ensure that the threat is real and that the board asserting the threat is not imagining or exaggerating it."[415] Air Products and Shareholder Plaintiffs attack two main aspects of Airgas's five year plan—(1) the macroeconomic assumptions relied upon by management, and (2) the fact that Airgas did not consider what would happen if the economy had a "double-dip" recession.

Plaintiffs argue that reasonable stockholders may disagree with the board's optimistic macroeconomic assumptions. McCausland did not hesitate to admit during the supplemental hearing that he is "very bullish" on Airgas. "It's an amazing company," he said. He testified that the company has a shot at making its 2007 five year plan "despite the fact that the worst

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In support of this argument, they point to Clancey, who believed that all the information stockholders could want is available, yet it was not until he gained access to the nonpublic information that he joined in the board's view on value. This argument fails for at least two reasons. First, this argument was simply made too late in the game. Almost every witness during the October trial—and even in the January supplemental hearing—testified that Airgas's stockholders had all the information they need to make an informed decision. *See* Section I.O. (*The October Trial*); Section I.S. (*The Airgas Board Unanimously Rejects the $70 Offer*) at 73-76. Second, Airgas stockholders *know* this about Clancey, Lumpkins, and Miller. They know that the three Air Products Nominees were skeptical of management's projections initially (after all, these were Air Products' nominees who got onto the board for the purpose of seeing if a deal could get done!), but they changed their tune once they studied the board's information and heard from the board's advisors. This is why stockholders elect directors to the board. The fact that Air Products' own three nominees fully support the rest of the Airgas board's view on value, in my opinion, makes it even less likely that stockholders will disbelieve the board and tender into an inadequate offer. The articulated risk that does exist, however, is that arbitrageurs with no long-term horizon in Airgas will tender, *whether or not* they believe the board that $70 clearly undervalues Airgas.

[415] *Chesapeake Corp. v. Shore*, 771 A.2d 293, 326 (Del. Ch. 2000).

recession since the Great Depression landed right in the middle of that period. [W]e're in a good business, and we have a unique competitive advantage in the U.S. market."[416] And it's not just Airgas that McCausland is bullish about—he's "bullish on the United States [] economy" as well.[417]

So management presented a single scenario in its revised five-year plan—no double dip recession; reasonably optimistic macroeconomic growth assumptions. Everyone at trial agreed that "reasonable minds can differ as to the view of future value."[418] But nothing in the record supported a claim that Airgas fudged any of its numbers, nor was there evidence that the board did not act at all times in good faith and in reasonable reliance on its outside advisors.[419] The Air Products Nominees found the assumptions to

[416] SEH Tr. 303 (McCausland).
[417] *Id.*
[418] Air Products Post-Supplemental Hearing Br. 31; SEH Tr. 31 (Huck); SEH Tr. 82 (Davis); SEH Tr. 121 (McGlade); SEH Tr. 353-54 (DeNunzio); SEH Tr. 180-81 (Miller).
[419] Professors Gilson and Kraakman expressly coupled their invention of the term substantive coercion with a recognition of its danger and their call for a searching form of judicial review to make sure that the concept did not become a blank check for boards to block structurally non-coercive bids. Indeed, one senses that their article advocated a second-best solution precisely because they feared that the Delaware Supreme Court would not embrace *Interco*. But their article's articulated solution—a searching judicial examination of the resisting board's business plan—has some resonance here. Although I have not undertaken the appraisal-like inquiry Gilson and Kraakman advocate, the credibility of the board's determination that the bid is undervalued is enhanced by something more confidence-inspiring than judicial review of the board's business plan. The three new directors elected by the stockholders insisted on retaining their own financial and legal advisors. Those new directors and their expert advisors analyzed the company's business plan with fresh, independent eyes and came to the same determination as the incumbents, which is that the company's earnings potential justifies a sale value of at least $78. In this scenario, therefore, even the analysis urged by Gilson and Kraakman would seem to support the board's use of the pill.

be "reasonable."[420] They do not see "any indication of a double-dip recession."[421]

The next question is, if a majority of stockholders *want* to tender into an inadequately priced offer, is that substantive coercion? Is that a threat that justifies continued maintenance of the poison pill? Put differently, is there evidence in the record that Airgas stockholders are so "focused on the short-term" that they would "take a smaller harvest in the swelter of August over a larger one in Indian Summer"?[422] Air Products argues that there is none whatsoever. They argue that there is "no evidence in the record that [Airgas's short-term] holders [i.e., arbitrageurs and hedge funds] would not [] reject the $70 offer if it was viewed by them to be inadequate. . . . Defendants have not demonstrated a single fact supporting their argument that a threat to Airgas stockholders exists because the Airgas stock is held by investors with varying time horizons."[423]

But there is at least some evidence in the record suggesting that this risk may be real.[424] Moreover, both Airgas's expert and well as *Air*

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[420] SEH Tr. 409 (Clancey).
[421] SEH Tr. 409 (Clancey); SEH Tr. 181 (Miller). Air Products' CFO Huck didn't "see a double-dip either, so I see long, good, steady, solid growth going forward here for the economy." JX 1086A at 7.
[422] *Mercier*, 929 A.2d 815.
[423] Air Products Post-Supplemental Hearing Br. 21-22 n.15.
[424] For example, on December 8, 2010, one stockholder who claimed to represent "the views of Airgas stockholders generally" sent a letter to the Airgas board urging them to

Products' own expert testified that a large number—if not all—of the arbitrageurs who bought into Airgas's stock at prices significantly below the $70 offer price would be happy to tender their shares at that price regardless of the potential long-term value of the company.[425] Based on the testimony of both expert witnesses, I find sufficient evidence that a majority of stockholders might be willing to tender their shares regardless of whether the price is adequate or not—thereby ceding control of Airgas to Air Products.

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negotiate with Air Products—when the $65.50 offer was still on the table. *See* JX 1029 (Letter from P. Schoenfeld Asset Management LP to Airgas Board of Directors (Dec. 8, 2010)); *see also* SEH Tr. 224 (McCausland). At various points in time, Peter Schoenfeld urged the board to take $65.50, $67, $70. SEH Tr. 224 (McCausland). He would be happy, it seemed, to see a deal done at *any* price (presumably above what he bought into the stock at). Schoenfeld wrote, "We hope that the demand for $78 per share is a negotiating position. As an Airgas stockholder, we strongly believe that the Airgas board could accept a significant discount from $78 per share and still get a good deal for the Airgas stockholders." JX 1029 at 2. Certainly, I can safely assume that Schoenfeld (and similarly situated stockholders) likely would tender into Air Products' $70 offer.

[425] SEH Tr. 567-68 (Harkins) ("[A]rbitrageurs [] typically purchase[] their shares at elevated levels in order to profit by realizing the spread between the price they paid and the deal price. If the offer fails and the stock returns to pre-bid levels or to anticipated post-tender trading levels, the arbitrageurs would . . . suffer huge losses. . . . I think it's widely understood that short-term investors own close to if not a majority of this company. So if you decided to not tender, you would be making that decision knowing and believing that owners of a majority were likely to tender."); SEH Tr. 735-36 (Morrow) ("Q. [Y]ou don't know any merger arb who, given a choice between tendering for 70 bucks and waiting for [a] second-step merger three or four months later at the same price, would choose not to tender and wait for that second-step merger instead; right? A. That's correct.").

This is a clear "risk" under the teachings of *TW Services*[426] and *Paramount*[427] because it would essentially thrust Airgas into *Revlon* mode.

Ultimately, it all seems to come down to the Supreme Court's holdings in *Paramount* and *Unitrin*. In *Unitrin*, the Court held: "[T]he directors of a Delaware corporation have the prerogative to determine that the market undervalues its stock and to protect its stockholders from offers that do not reflect the long-term value of the corporation under its present management plan."[428] When a company is not in *Revlon* mode, a board of directors "is not under any *per se* duty to maximize shareholder value in the short term, even in the context of a takeover."[429] The Supreme Court has

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[426] *TW Servs., Inc. v. SWT Acquisition Corp.*, 1989 WL 20290 (Del. Ch. Mar. 2, 1989).

[427] Airgas's board is not under "a fiduciary duty to jettison its plan and put the corporation's future in the hands of its stockholders." *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1149-50 (Del. 1990).

[428] *Unitrin*, 651 A.2d 1361, 1376 (citing *Paramount*, 571 A.2d at 1153). Vice Chancellor Strine has pointed out that "[r]easonable minds can and do differ on whether it is appropriate for a board to consider an all cash, all shares tender offer as a threat that permits any response greater than that necessary for the target board to be able to negotiate for or otherwise locate a higher bid and to provide stockholders with the opportunity to rationally consider the views of both management and the prospective acquiror before making the decision to sell their personal property." *In re Gaylord Container Corp. S'holders Litig.*, 753 A.2d 462, 478 n.56 (Del. Ch. 2000). But the Supreme Court cited disapprovingly to the approach taken in *City Capital Associates v. Interco, Inc.*, 551 A.2d 787 (Del. Ch. 1988), which had suggested that an all-cash, all-shares bid posed a limited threat to stockholders that justified leaving a poison pill in place only for some period of time while the board protects stockholder interests, but "[o]nce that period has closed . . . and [the board] has taken such time as it required in good faith to arrange an alternative value-maximizing transaction, then, in most instances, the legitimate role of the poison pill in the context of a noncoercive offer will have been fully satisfied." The Supreme Court rejected that understanding as "not in keeping with a proper *Unocal* analysis."

[429] *Paramount*, 571 A.2d at 1150.

unequivocally "endorse[d the] conclusion that it is not a breach of faith for directors to determine that the present stock market price of shares is not representative of true value or that there may indeed be several market values for any corporation's stock."[430] As noted above, based on all of the facts presented to me, I find that the Airgas board acted in good faith and relied on the advice of its financial and legal advisors in coming to the conclusion that Air Products' offer is inadequate. And as the Supreme Court has held, a board that in good faith believes that a hostile offer is inadequate may "properly employ[] a poison pill as a proportionate defensive response to protect its stockholders from a 'low ball' bid."[431]

B. Is the Continued Maintenance of Airgas's Defensive Measures Proportionate to the "Threat" Posed by Air Products' Offer?

Turning now to the second part of the *Unocal* test, I must determine whether the Airgas board's defensive measures are a proportionate response

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[430] *Id.* at 1150 n.12. I admit empirical studies show that corporate boards are subject to error in firm value projections, usually on the overconfident side of the equation. I also admit that markets are imperfect, most often on the side of overvaluing a company. *See generally* Bernard Black and Reinier Kraakman, *Delaware's Takeover Law: The Uncertain Search for Hidden Value*, 96 Nw. U. L. Rev. 565 (2001-02) (describing the "hidden value" model on which managers and directors rely as the basis for resisting takeover offers, and contrasting it with the "visible value" model animating stockholders and potential acquirers). In this case, the Airgas board (relying on the "hidden value" model described by Black and Kraakman) is strongly positing that the market has seriously erred in the opposite direction, by dramatically underestimating Airgas's intrinsic value. I do not share the Airgas board's confidence in its strategic analysis and I do not agree with their claims to superior inside information, but I am bound by Delaware Supreme Court precedent that, in my opinion, drives the result I reach.

[431] *Id.*

to the threat posed by Air Products' offer. Where the defensive measures "are inextricably related, the principles of *Unocal* require that [they] be scrutinized collectively as a unitary response to the perceived threat."[432] Defendants bear the burden of showing that their defenses are not preclusive or coercive, and if neither, that they fall within a "range of reasonableness."[433]

1. Preclusive or Coercive

A defensive measure is coercive if it is "aimed at 'cramming down' on its shareholders a management-sponsored alternative."[434] Airgas's defensive measures are certainly not coercive in this respect, as Airgas is specifically *not* trying to cram down a management sponsored alternative, but rather, simply wants to maintain the status quo and manage the company for the long term.

A response is preclusive if it "makes a bidder's ability to wage a successful proxy contest and gain control [of the target's board] . . .

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[432] *Id.* (quoting *Unitrin*, 651 A.2d at 1387). Airgas's defensive measures are inextricably related in their purpose and effect, and I thus review them as a unified response to Air Products' offer.

[433] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1388 (Del. 1995) (citing *Paramount Commc'ns, Inc. v. QVC Network, Inc.*, 637 A.2d 34, 45-46 (Del. 1994)); *see Selectica*, 5 A.3d at 601.

[434] *Selectica*, 5 A.3d at 601 (quoting *Unitrin*, 651 A.2d at 1387).

'realistically unattainable.'"[435] Air Products and Shareholder Plaintiffs argue that Airgas's defensive measures are preclusive because they render the possibility of an effective proxy contest realistically unattainable. What the argument boils down to, though, is that Airgas's defensive measures make the possibility of Air Products obtaining control of the Airgas board and removing the pill realistically unattainable *in the very near future*, because Airgas has a staggered board in place. Thus, the real issue posed is whether defensive measures are "preclusive" if they make gaining control of the board realistically unattainable in the short term (but still realistically attainable sometime in the future), or if "preclusive" actually means "preclusive"—i.e. forever unattainable. In reality, or perhaps I should say in practice, these two formulations ("preclusive for now" or "preclusive forever") may be one and the same when examining the combination of a staggered board plus a poison pill, because no bidder to my knowledge has ever successfully stuck around for two years and waged two successful proxy contests to gain control of a classified board in order to remove a

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[435] *Id.* (citing *Carmody v. Toll Bros., Inc.*, 723 A.2d 1180, 1195 (Del. Ch. 1998)). Until *Selectica*, the preclusive test asked whether defensive measures rendered an effective proxy contest "'mathematically impossible' or 'realistically unattainable,'" but since "realistically unattainable" subsumes "mathematically impossible," the Supreme Court in *Selectica* explained that there is really "only one test of preclusivity: 'realistically unattainable.'" *Id.*

pill.[436] So does that make the combination of a staggered board and a poison pill preclusive?

This precise question was asked and answered four months ago in *Versata Enterprises, Inc. v. Selectica, Inc.* There, Trilogy (the hostile acquiror) argued that in order for the target's defensive measures not to be preclusive: (1) a successful proxy contest must be realistically attainable, and (2) the successful proxy contest must result in gaining control of the board at the next election. The Delaware Supreme Court rejected this argument, stating that "[i]f that preclusivity argument is correct, then it would apply whenever a corporation has both a classified board and a Rights Plan . . . . *[W]e hold that the combination of a classified board and a Rights Plan do not constitute a preclusive defense.*"[437]

The Supreme Court explained its reasoning as follows:

> Classified boards are authorized by statute and are adopted for a variety of business purposes. Any classified board also operates as an antitakeover defense by preventing an insurgent from obtaining control of the board in one election. More than a decade ago, in *Carmody* [*v. Toll Brothers, Inc.*], the Court of Chancery noted "because only one third of a classified board would stand for election each year, a classified board would *delay—but not prevent—a hostile acquiror from obtaining control of the board*, since a determined acquiror could wage a

[436] Indeed, Airgas's own expert testified that no bidder has ever replaced a majority of directors on a staggered board by winning two consecutive annual meeting elections. SEH Tr. 657-58 (Harkins).
[437] *Selectica*, 5 A.3d 586, 604 (Del. 2010) (emphasis added).

> proxy contest and obtain control of two thirds of the target board over a two year period, as opposed to seizing control in a single election."[438]

The Court concluded: "The fact that a combination of defensive measures makes it more difficult for an acquirer to obtain control of a board does not make such measures realistically unattainable, i.e., preclusive."[439] Moreover, citing *Moran*, the Supreme Court noted that pills do not fundamentally restrict proxy contests, explaining that a "Rights Plan will not have a severe impact upon proxy contests and it will not *preclude* all hostile acquisitions of Household."[440] Arguably the combination of a staggered board plus a pill is at least *more* preclusive than the use of a rights plan by a company with a pill alone (where all directors are up for election annually, as in *Gaylord Container* and *Moran*, because the stockholders could replace

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438 *Id.* (quoting *Carmody v. Toll Bros., Inc.*, 723 A.2d 1180. 1186 n.17 (Del. Ch. 1998)).

439 *Id.* (citing *In re Gaylord Container Corp. S'holders Litig.*, 753 A.2d 462, 482 (Del. Ch. 2000)). Of course, the target company in the case the Supreme Court cited for that proposition, *In re Gaylord Container Corp. Shareholders Litigation*, did *not* have a staggered board (all directors were up for election annually). The combination of the defensive measures in *Gaylord Container* combined to make obtaining control "more difficult" because an acquiror could only obtain control once a year, at the annual meeting, but the defensive measures were found not to be preclusive because "[b]y taking out the target company's board through a proxy fight or a consent solicitation, the acquiror could obtain control of the board room, redeem the pill, and open the way for consummation of its tender offer." *Gaylord Container*, 753 A.2d at 482. Vice Chancellor Strine noted, however, that "[t]hese provisions are far less preclusive than a staggered board provision, which can delay an acquiror's ability to take over a board for several years." *Id.*

440 *Selectica*, 5 A.3d at 604 (quoting *Moran v. Household Int'l, Inc.*, 500 A.2d at 1357). Again, in the case the Supreme Court is quoting from (*Moran*), the entire Household board was subject to election *annually*; the company did *not* have a staggered board.

the entire board at once and redeem the pill). In any event, though, the Supreme Court in *Selectica* suggests that this is a distinction without a significant difference, and very clearly held that the combination of a classified board and a Rights Plan is not preclusive, and that the combination may only "delay—but not prevent—a hostile acquiror from obtaining control of the board."[441]

The Supreme Court reinforced this holding in its Airgas bylaw decision related to this case, when it ruled that directors on a staggered board serve "three year terms" and Airgas could thus not be forced to push its annual meeting from August/September 2011 up to January 2011.[442] There, the Supreme Court cited approvingly to the "historical understanding" of the impact of staggered boards:

> "By spreading the election of the full board over a period of three years, the classified board forces the successful [tender] offeror to wait, in theory at least, two years before assuming working control of the board of directors."[443]

* * *

[441] *Id.*
[442] *See Airgas, Inc. v. Air Prods. & Chems., Inc.*, 8 A.3d 1182 (Del. 2010).
[443] 8 A.3d 1182, 1192 n.27 (Del. 2010) (quoting Lewis S. Black, Jr. & Craig B. Smith, *Antitakeover Charter Provisions: Defending Self-Help for Takeover Targets*, 36 WASH. & LEE L. REV. 699, 715 (1979)) (alteration in original).

> "A real benefit to directors on a [staggered] board is that it would take two years for an insurgent to obtain control in a proxy contest."[444]

In addition, the Supreme Court cited its *Selectica* decision where, as noted above, it had held that "'a classified board would *delay—but not prevent—a hostile acquiror from obtaining control of the board*, since ***a determined acquiror could wage a proxy contest and obtain control of two thirds of the target board over a two year period,*** as opposed to seizing control in a single election."[445]

I am thus bound by this clear precedent to proceed on the assumption that Airgas's defensive measures are not preclusive if they delay Air Products from obtaining control of the Airgas board (even if that delay is significant) so long as obtaining control at some point in the future is realistically attainable. I now examine whether the ability to obtain control of Airgas's board in the future is realistically attainable.

Air Products has already run one successful slate of insurgents. Their three independent nominees were elected to the Airgas board in September. Airgas's next annual meeting will be held sometime around September 2011. Accordingly, if Airgas's defensive measures remain in place, Air

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444 *Id.* (quoting 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations and Business Organizations § 4.6 (2010)) (alteration in original).
445 *Id.* at 1190 n.18 (emphasis added).

Products has two options if it wants to continue to pursue Airgas at this time:[446] (1) It can call a special meeting and remove the entire board with a supermajority vote of the outstanding shares, or (2) It can wait until Airgas's 2011 annual meeting to nominate a slate of directors. I will address the viability of each of these options in turn.

a. Call a Special Meeting to Remove the Airgas Board by a 67% Supermajority Vote

Airgas's charter allows for 33% of the outstanding shares to call a special meeting of the stockholders, and to remove the entire board without cause by a vote of 67% of the outstanding shares.[447] Defendants make much of the fact that "[o]f the 85 Delaware companies in the Fortune 500 with staggered boards, only six (including Airgas) have charter provisions that permit shareholders to remove directors without cause between annual meetings (i.e., at a special meeting and/or by written consent)."[448] This argument alone is not decisive on the issue of preclusivity, although it does distinguish the particular facts of this case from the typical case of a

[446] I say at this time because Air Products has indicated that if Airgas's defenses remain in place, it may walk away from a deal now, but it may be willing to bid for Airgas at some point in the future. *See, e.g.*, SEH Tr. 49-50 (Huck) ("Q. [W]hen you say 'best and final,' you mean as of today. But the world could change and you can't commit as to what Air Products may do as future events unfold; correct? A. That is correct."); *see also* SEH Tr. 95-96 (Davis).
[447] JX 3 (Airgas Amended and Restated Certificate of Incorporation) at Art. 2, § 2.
[448] Defs.' Dec. 21 Supplemental Post-Trial Br. 4.

company with a staggered board.[449] Ultimately, though, it does not matter how many or how few companies in the Fortune 500 with staggered boards allow shareholders to remove directors by calling a special meeting; what matters is the "realistic attainability" of actually achieving a 67% vote of the outstanding Airgas shares in the context of Air Products' hostile tender offer (which equates to achieving approximately 85-86% of the unaffiliated voting shares),[450] or whether, instead, Airgas's continued use of its defensive measures is preclusive because it is a near "impossible task."[451]

The fact that something might be a theoretical possibility does not make it "realistically attainable." In other words, what the Supreme Court in *Unitrin* and *Selectica* meant by "realistically attainable" must be something more than a mere "mathematical possibility" or "hypothetically conceivable chance" of circumventing a poison pill. One would think a sensible understanding of the phrase would be that an insurgent has a reasonably

[449] It also distinguishes this case from the paradigmatic case posited by Professors Bebchuk, Coates, and Subramanian in 54 Stan. L. Rev. 887 (2002). "Courts should not allow managers to continue blocking a takeover bid after they lose one election conducted over an acquisition offer." *Id.* at 944. In essence, the professors argue that corporations with an "effective staggered board" ("ESB"), defined as one in which a bidder "must go through two annual meetings in order to gain majority control of the target's board," should be required to redeem their pill after losing one election cycle. *Id.* at 912-14, 944. But, the professors concede, "without an ESB, no court intervention is necessary." *Id.* at 944. Airgas does not have an ESB as described by the professors because of its charter provision allowing removal of the entire board without consent at any time by a 67% vote.
[450] SEH Tr. 523-24 (Harkins).
[451] SEH Tr. 8 (Huck).

meaningful or real world shot at securing the support of enough stockholders to change the target board's composition and remove the obstructing defenses.[452] It does not mean that the insurgent has a right to win or that the insurgent must have a highly probable chance or even a 50-50 chance of prevailing. But it must be more than just a theoretical possibility, given the required vote, the timing issues, the shareholder profile, the issues presented by the insurgent and the surrounding circumstances.

The real-world difficulty of a judge accurately assessing the "realistically attainable" factor, however, was made painfully clear during the January supplemental evidentiary hearing through the lengthy and contentious testimony of two "proxy experts." Airgas offered testimony from Peter C. Harkins, the President and CEO of D.F. King & Co. Inc. and Air Products presented testimony by Joseph J. Morrow, the founder and CEO of Morrow & Co., LLC.[453] Both experts have extensive experience advising corporate clients in contested proxy solicitations and corporate takeover contests, as well as extensive (and lucrative) experience opining in courtrooms as experts on stockholder voting and investment behavior.[454] Ultimately, and despite Harkins's pseudo-scientific "bottoms-up analysis"

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[452] *Yucaipa Am. Alliance Fund II, L.P. v. Riggio*, 1 A.3d 310, 337 n.182 (Del. Ch. 2010).
[453] *See* JX 1081 (Second Supplemental Report of Peter C. Harkins (Jan. 5, 2011)); JX 1085 (Expert Report of Joseph J. Morrow (Jan. 20, 2011)).
[454] SEH Tr. 456 (Harkins); SEH Tr. 685-86 (Morrow).

and Morrow's anecdotal approach, I found both experts' testimony essentially unhelpful and unconvincing on the fundamental question whether a 67% vote of Airgas stockholders at a special meeting is realistically attainable. Morrow concluded that it is not realistically attainable, because the margin needed to attain 67% is so high given the percentage of unaffiliated stockholders likely to vote. Airgas's officers and directors own 11% of Airgas stock. In addition, 12% of Airgas stock did not vote in the September 2010 contested election (which is fairly typical, even in contested elections). That equals 23% of Airgas's outstanding stock that is arguably "not available" to Air Products' solicitation at a special stockholder meeting. Add to this 23% number the 2% that Air Products itself owns, and you are left with an "available pool" of 75% of the outstanding Airgas stock from which Air Products would need to garner 65% (which, added to its own 2%, would yield the required 67% of outstanding shares). Thus, following this reasoning, Air Products would need to attract the support of about 85% of the 75% of unaffiliated and likely to vote shares in order to reach the 67% vote required to oust the incumbent Airgas directors.[455] According to Morrow, this margin (85% of the unaffiliated and voting shares) has never been achieved in any contested election that he can recall in his 46 years in

[455] *See, e.g.*, SEH Tr. 523-24 (Harkins).

this business.[456] Harkins likewise could not give a real world example where an insurgent garnered that margin of votes in a contested election.[457]

Harkins, on the other hand, based his opinion that 67% is "easily" achievable (again, despite the glaring lack of any real world instance where an insurgent has ever achieved such a supermajority in a contested election) on his "bottoms-up" analysis of various categories of Airgas stockholders and their "likely" voting behavior, based in part on the Airgas stockholder voting patterns in the September 2010 election.[458] Although Harkins's categorical computations have a certain scientific or mathematical patina, they are all ultimately based on assumptions, guesses and speculation—albeit "educated" assumptions and guesses. For example, Harkins assumed that 100% of the voting arbitrageurs and event-driven investors will vote for Air Products' nominees at a special election, despite the fact that only 90% voted for Air Products nominees at the September 2010 contested short slate election and despite the absence of any historical instance where a bidder received unanimous support from this stockholder category.[459] Similar flaws infect other categorical assumptions in Harkins's "bottoms-up"

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[456] SEH Tr. 759 (Morrow).
[457] SEH Tr. 535-36 (Harkins).
[458] *See* Ex. ARG 912; JX 1081 (Second Supplemental Report of Peter C. Harkins (Jan. 5, 2011)) at 2-8.
[459] *See* Ex. ARG 912; SEH 473-74 (Harkins) (testifying that 100% of the arbs and event-driven investors would vote for Air Products, "assuming an appealing platform"); Harkins Supplemental Report (Sept. 26, 2010).

methodology, including his assumptions about the likely vote by index funds (where his prediction again is unsupported by the actual index fund votes in September 2010),[460] about the likely vote of "dual" stockholders who own stock in both Airgas and Air Products, and about the probability that proxy advisory firm ISS will support an effort to remove an entire slate of directors. If one of these key "assumptions" is incorrect, Harkins's model collapses and the "easy" 67% vote becomes mathematically impossible.

To cite one easy example, Harkins' "bottoms-up" analysis is based on Airgas's stockholder profile as of December 9, 2010.[461] The largest category of voting stockholders in the chart (by far) is the "arbitrageurs and event-driven investors" group, accounting for 46% of the total outstanding shares. Harkins assumes that 95% of them will vote, and as noted above,

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[460] *See* SEH Tr. 481-82 (Harkins); SEH Tr. 216-17 (McCausland).

[461] SEH Tr. 615 (Harkins); JX 1051A (Airgas Investor Relations Update (Dec. 21, 2010)) at 8. The breakdown as of December 9, 2010 was as follows:


Retail
0%
Long/Short Hedge Funds
2%
Air Products
2%
Employees
3%
Officers & Directors
11%
Arbitrageurs
46%
Institutions - Other
16%
Large Index Funds
10%
Institutions - ISS
11%

that 100% of those voting will vote in favor of Air Products' nominees at a special election. This gives a total of 43.7% of the outstanding shares voting for Air Products—a large chunk of the total required to get to 67%.[462] Even plugging in Morrow's "assumption" that only 92.5% (rather than 95%) of this group will vote, and 100% of them vote in favor of Air Products, that still totals 42.5% of the total outstanding.[463] But Airgas's stockholder profile, as Harkins admitted, is "continuously changing."[464] McCausland testified that the arb concentration is down from 46% to 41%.[465] That single assumption alone (a difference that equates to almost 5% of the total outstanding that Harkins assumes would vote in favor of Air Products under either Harkins' or Morrow's voting assumptions) essentially renders the rest of the numbers in Harkins' chart meaningless—they do not add up to 67% unless he re-solves for "X" (the percentage of "Other Institutional Investors" needed to vote in favor of Air Products). It may be that additional arbs would swarm in upon the announcement of a special meeting.[466] It may not. And in the end, I guess, he can always just re-solve for "X." What this

[462] Ex. ARG 912.
[463] Ex. ARG 913; *see* SEH Tr. 713-15, 723, 736 (Morrow).
[464] SEH Tr. 617 (Harkins).
[465] SEH Tr. 203 (McCausland). As far as what accounted for the change, McCausland testified that in the month of December more long term (traditional, fundamental) investors have moved back into the stock, while the largest sales came from arbs and hedge funds. *Id.*
[466] SEH Tr. 551 (Harkins).

shows, though, is that the entire exercise does not answer the "realistic attainability" question one way or the other—it is a game of speculation.

Thus, the expert opinions proffered on how stockholders are likely to vote at a special meeting called to remove the entire Airgas board were unhelpful and not persuasive. The expert witnesses neither took the time nor made the effort to speak with any Airgas stockholders—whether retail, index, institutional investors who subcontract voting to ISS, long or short hedge funds, dual stockholders or event-driven stockholders—about how they might vote if such a special stockholder meeting were actually convened.[467] To that extent, each expert failed to support his conclusions in a manner that a judge would find reliable. In short, I am not persuaded by Harkins that 67% is realistically attainable, especially given the absence of any historical instance where a bidder achieved such a margin in a contested election.[468] Both experts essentially admitted, moreover, that one cannot really know how an election will turn out until it is held and that, generally speaking, it is easier to obtain investor support for electing a minority insurgent slate than for a controlling slate of directors.[469]

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[467] SEH Tr. 509-11 (Harkins); SEH Tr. 760-61 (Morrow).

[468] *Chesapeake v. Shore*, 771 A.2d 293, 341-44 (Del. Ch. 2000) (finding that 88% of participating unaffiliated shares was not realistically attainable).

[469] SEH Tr. 521-22 (Harkins); SEH Tr. 644 (Harkins); SEH Tr. 759-60 (Morrow).

In the end, however, the most telling aspect of the expert testimony was the statement that Air Products could certainly achieve 67% of the vote if its offer was "sufficiently appealing."[470] Harkins explained that he was "not predicting that a $70 offer will result in a 67 percent vote to remove the board."[471] He was simply predicting that, with an appealing enough offer or platform, a 67% vote is possible, but he was not providing his opinion (nor did he have one) on how appealing $70 is, or whether it would make victory at a special election attainable.[472] The following final, tautological insight by the expert just about sums up the usefulness of this particular day in the life of a trial judge:

> Q. [So w]hat is a sufficiently appealing offer?
>
> A. An offer that will garner 67 percent of the vote, I suppose.[473]

But what seems clear to me, quite honestly, is that a poison pill is assuredly preclusive in the everyday common sense meaning of the word; indeed, its *rasion d'etre* is preclusion—to stop a bid (or *this* bid) from progressing. That is what it is intended to do and that is what the Airgas pill has done successfully for over sixteen months. Whether it is realistic to

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[470] SEH Tr. 644 (Harkins).
[471] SEH Tr. 507 (Harkins).
[472] SEH Tr. 507-08 (Harkins).
[473] SEH Tr. 508 (Harkins).

believe that Air Products can, at some point in the future, achieve a 67% vote necessary to remove the entire Airgas board at a special meeting is (in my opinion) impossible to predict given the host of variables in this setting, but the sheer lack of historical examples where an insurgent has ever achieved such a percentage in a contested control election must mean something. Commentators who have studied actual hostile takeovers for Delaware companies have, at least in part, essentially corroborated this common sense notion that such a victory is not realistically attainable.[474] Nonetheless, while the special meeting may not be a realistically attainable mechanism for circumventing the Airgas defenses, that assessment does not end the analysis under existing precedent.

b. Run Another Proxy Contest

Even if Air Products is unable to achieve the 67% supermajority vote of the outstanding shares necessary to remove the board in a special meeting, it would only need a simple majority of the voting stockholders to obtain control of the board at next year's annual meeting. Air Products has stated its unwillingness to wait around for another eight months until Airgas's

[474] *See* Guhan Subramanian et al., *Is Delaware's Antitakeover Statute Unconstitutional?*, 65 Bus. Law. 685 (2010). *But see* A. Gilchrist Sparks & Helen Bowers, *After Twenty-Two Years, Section 203 of the Delaware General Corporation Law Continues to Give Hostile Bidders a Meaningful Opportunity for Success*, 65 Bus. Law. 761 (2010).

2011 annual meeting.[475] There are legitimately articulated reasons for this—Air Products' stockholders, after all, have been carrying the burden of a depressed stock price since the announcement of the offer.[476] But that is a business determination by the Air Products board. The reality is that obtaining a simple majority of the voting stock is significantly less burdensome than obtaining a supermajority vote of the outstanding shares, and considering the current composition of Airgas's stockholders (and the fact that, as a result of that shareholder composition, a majority of the voting shares today would likely tender into Air Products' $70 offer[477]), if Air Products and those stockholders choose to stick around, an Air Products victory at the next annual meeting is very realistically attainable.

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[475] *See, e.g.*, SEH Tr. 52 (Huck) (testifying that "at the December 9th board meeting, the Air Products' board determined [] that it would not pursue its attempt to acquire Airgas through the next Airgas annual meeting"); SEH Tr. 97-98 (Davis) (testifying that at the December 9th meeting, "the board made a business decision that it didn't want to wait that long to pursue Airgas and seek to elect another slate at the annual meeting").

[476] SEH Tr. 12 (Huck) ("[O]ur shareholders have carried the burden of reduced stock price for a long period of time. The stock price of Air Products declined approximately 10 to 15 percent upon the announcement of this offer, due to the uncertainty which was introduced by the transaction. When that occurred—we knew it was going to occur, however, you know, the shareholders have carried this for almost a year now . . . . That is a long time for the shareholders to carry the penalty. We felt that we needed to draw that to a conclusion to be fair to our shareholders.").

[477] As noted elsewhere in this Opinion, both sides readily seem to admit that there is at least a strong likelihood that a majority of Airgas's current stockholders would want to tender into Air Products' $70 offer. *See, e.g.*, SEH Tr. 202 (McCausland) ("The tender offer would succeed if the pill were pulled. I have no doubt about that."); SEH Tr. 43-44 (Huck); SEH Tr. 87-88 (Davis) ([M]uch of the Airgas stock was owned by arbs that had acquired their stock at a price under 70, and [so] it was believed they would support a $70 offer.").

Air Products certainly realized this. It had actually intended to run an insurgent slate at Airgas's 2011 annual meeting—when everyone thought that meeting was going to be held in January. The Supreme Court has now held, however, that each annual meeting must take place "approximately" one year after the last annual meeting.[478] If Air Products is unwilling to wait another eight months to run another slate of nominees, that is a business decision of the Air Products board, but as the Supreme Court has held, waiting until the next annual meeting "delay[s]—but [does] not prevent—[Air Products] from obtaining control of the board."[479] I thus am constrained to conclude that Airgas's defensive measures are not preclusive.[480]

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478 Reading the Supreme Court's decision literally, even a fully informed vote by a majority of the stockholders to move the company's annual meeting date is not allowed under Delaware law when the company has a staggered board. Companies without a staggered board have this flexibility, but not companies with staggered boards. 8 *Del. C.* § 109(a); 8 *Del. C.* § 211(b).

479 *Selectica*, 5 A.3d at 604. Although the three Air Products Nominees from the September 2010 election all have joined the rest of the Airgas board in its current views on value, if Air Products nominated another slate of directors who were elected, there is no question that it would have "control" of the Airgas board—i.e. it will have nominated and elected the majority of the board members. There is no way to know at this point whether or not those three hypothetical New Air Products Nominees would join the rest of the board in its view, or whether the entire board would then decide to remove its defensive measures. The preclusivity test, though, is whether obtaining control of the board is realistically unattainable, and here I find that it is not. Considering whether some future hypothetical Air-Products-Controlled Airgas board would vote to redeem the pill is not the relevant inquiry.

480 Our law would be more credible if the Supreme Court acknowledged that its later rulings have modified *Moran* and have allowed a board acting in good faith (and with a reasonable basis for believing that a tender offer is inadequate) to remit the bidder to the election process as its only recourse. The tender offer is in fact precluded and the only

2. Range of Reasonableness

"If a defensive measure is neither coercive nor preclusive, the *Unocal* proportionality test requires the focus of enhanced judicial scrutiny to shift to the range of reasonableness."[481] The reasonableness of a board's response is evaluated in the context of the specific threat identified—the "specific nature of the threat [] 'sets the parameters for the range of permissible defensive tactics' at any given time."[482]

Here, the record demonstrates that Airgas's board, composed of a majority of outside, independent directors, acting in good faith and with numerous outside advisors[483] concluded that Air Products' offer clearly undervalues Airgas in a sale transaction. The board believes in good faith that the offer price is inadequate by no small margin. Thus, the board is responding to a legitimately articulated threat.

This conclusion is bolstered by the fact that the three Air Products Nominees on the Airgas board have now wholeheartedly joined in the board's determination—what is more, they believe it is their fiduciary duty to keep Airgas's defenses in place. And Air Products' *own directors* have

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bypass of the pill is electing a new board. If that is the law, it would be best to be honest and abandon the pretense that preclusive action is *per se* unreasonable.

481 *Selectica*, 5 A.3d at 605 (internal quotations omitted).

482 *Id.* at 606 (quoting *Unitrin*, 651 A.2d at 1384).

483 *See* 8 *Del. C.* § 141(e) (the board may rely in good faith upon the advice of advisors selected with reasonable care).

testified that (1) they have no reason to believe that the Airgas directors have breached their fiduciary duties,[484] (2) even though plenty of information has been made available to the stockholders, they "agree that Airgas management is in the best position to understand the intrinsic value of the company,"[485] and (3) if the shoe were on the other foot, they would act in the same way as Airgas's directors have.[486]

In addition, Air Products made a tactical decision to proceed with its offer for Airgas in the manner in which it did. First, Air Products made a choice to launch a proxy contest in connection with its tender offer. It could have—at that point, in February 2010—attempted to call a special meeting to remove the entire board. The 67% vote requirement was a high hurdle

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[484] SEH Tr. 80-81 (Davis) ("Q. You're not aware of any facts that would lead you to believe that the three Air Products [N]ominees on the Airgas board have breached their duty to the Airgas shareholders; correct? A. I'm not aware. Q. You're not aware of any facts that lead you to believe that the other Airgas directors on the Airgas board have breached their fiduciary duties to the Airgas shareholders; correct? A. Not based on any facts I'm aware of."); *see also* SEH Tr. 115 (McGlade) ("Q. [Y]ou're not aware of any facts that lead you to believe that the three Air Products [N]ominees on the Airgas board have breached their fiduciary duties to Airgas shareholders? A. I am not.").

[485] SEH Tr. 138 (McGlade); *see also* SEH Tr. 82 (Davis) (testifying that he is "not aware of anyone in a better position than Airgas management to make projections for Airgas" and he "believe[s] that it's reasonable for the Airgas board to rely on the projections provided by Airgas management").

[486] SEH Tr. 103-104 (Davis) (testifying that he probably has a better understanding of the value of Air Products than the average Air Products stockholder and that, "if an offer was made for Air Products that [he] considered to be unfair to the stockholders of Air Products," he would consider his "[f]iduciary duty [to] be to hold out for the proper price . . . [a]nd to use every legal mechanism available to [him] to do that.").

that presented uncertainty, so it chose to proceed by launching a proxy contest in connection with its tender offer.

Second, Air Products chose to replace a minority of the Airgas board with three *independent directors* who promised to take a "fresh look." Air Products ran its nominees expressly premised on that independent slate. It could have put up three nominees premised on the slogan of "shareholder choice." It could have run a slate of nominees who would promise to remove the pill if elected.[487] It could have gotten three directors elected who were resolved to fight back against the rest of the Airgas board.

Certainly what occurred here is not what Air Products expected to happen. Air Products ran its slate on the promise that its nominees would "consider without any bias [the Air Products] Offer," and that they would "be willing to be outspoken in the boardroom about their views on these

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[487] That is, Air Products could have chosen three "independent" directors who may have a different view of value than the current Airgas board, who could act in a manner that would still comport with their exercise of fiduciary duties, but would perhaps better align their interests with those of the short-term arbs, for instance. As an example, Air Products could have proposed a slate of three Lucian Bebchuks (let's say Lucian Bebchuk, Alma Cohen, and Charles Wang) for election. In exercising their business judgment if elected to the board, these three academics might have reached different conclusions than Messrs. Clancey, Miller, and Lumpkins did—businessmen with years of experience on boards who got in there, saw the numbers, and realized that the intrinsic value of Airgas in their view far exceeded Air Products' offer. Maybe Bebchuk et al. would have been more skeptical. Or maybe they would have gotten in, seen the numbers, and acted just as the three Air Products Nominees did. But the point is, Air Products chose to put up the slate that it did.

issues."[488] Air Products *got what it wanted*. Its three nominees got elected to the Airgas board and then questioned the directors about their assumptions. (They got answers.) They looked at the numbers themselves. (They were impressed.) They requested outside legal counsel. (They got it.) They requested a third outside financial advisor. (They got it.) And in the end, they *joined in the board's view* that Air Products' offer was inadequate. John Clancey, one of the Air Products Nominees, grabbed the flag and championed Airgas's defensive measures, telling the rest of the board, "*We have to protect the pill*."[489] David DeNunzio, Airgas's new independent financial advisor from Credit Suisse who was brought in to take a "fresh look" at the numbers, concluded in his professional opinion that the fair value of Airgas is in the "mid to high seventies, and well into the mid eighties."[490] In Robert Lumpkins' opinion (one of the Air Products Nominees), "the company on its own, its own business will be worth $78 or more in the not very distant future because of its own earnings and cash flow prospects . . . as a standalone company."[491]

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[488] JX 454 (Airgas Schedule 14A: Air Products' Definitive Proxy Statement for 2010 Annual Meeting of Airgas Stockholders (July 29, 2010)) at 3.
[489] SEH Tr. 420 (Clancey).
[490] SEH Tr. 393-94 (DeNunzio).
[491] JX 1095 (Lumpkins Dep. 169 (Jan 21, 2011)).

The Supreme Court has clearly held that "the 'inadequate value' of an all cash for all shares offer is a 'legally cognizable threat.'"[492] Moreover, "[t]he fiduciary duty to manage a corporate enterprise includes the selection of a time frame for achievement of corporate goals. *That duty may not be delegated to the stockholders.*"[493] The Court continued, "Directors are not obligated to abandon a deliberately conceived corporate plan for a short-term shareholder profit unless there is clearly no basis to sustain the corporate strategy."[494] Based on all of the foregoing factual findings, I cannot conclude that there is "clearly no basis" for the Airgas board's belief in the sustainability of its long-term plan.

On the contrary, the maintenance of the board's defensive measures must fall within a range of reasonableness here. The board is not "cramming down" a management-sponsored alternative—or *any* company-changing alternative.[495] Instead, the board is simply maintaining the status quo, running the company for the long-term, and consistently showing improved

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[492] *Unitrin, Inc. v. Am. Gen. Corp.*, 651 A.2d 1361, 1384 (Del. 1995) (quoting *Paramount*).
[493] *Paramount Commc'ns, Inc. v. Time, Inc.*, 571 A.2d 1140, 1154 (Del. 1990) (emphasis added).
[494] *Id.*
[495] *See id.* at 1154-55.

financial results each passing quarter.[496] The board's actions do not *forever* preclude Air Products, or any bidder, from acquiring Airgas or from getting around Airgas's defensive measures if the price is right. In the meantime, the board is preventing a change of control from occurring at an inadequate price. This course of action has been clearly recognized under Delaware law: "directors, when acting deliberately, in an informed way, and in the good faith pursuit of corporate interests, may follow a course designed to achieve long-term value even at the cost of immediate value maximization."[497]

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[496] *See* JX 1118 (Airgas Earnings Teleconference Third Quarter Ended December 31, 2010 Slide Deck (Jan. 21, 2011)) at 3:


Airgas
Resilient Performance with Strong Leverage to Economic Recovery
LTM Adj. EPS*
LTM Revenue
LTM Adjusted EPS*
LTM Revenues ($ in billions)
$2.91
$3.10
$3.19
$3.11
$2.96
$2.78
$2.67
$2.68
$2.85
$3.00
$3.15
$3.30
3

[497] *Paramount v. Time*, 1989 WL 79880, at *19 (Del. Ch. July 14, 1989); *see also In re Dollar Thrifty S'holder Litig.*, 2010 WL 3503471, at *29 (Del. Ch. Sept. 8, 2010) ("[O]ur law does not require a well-motivated board to simply sell the company whenever a high market premium is available.")

Shareholder plaintiffs argue in their Post-Supplemental Hearing brief that Delaware law adequately protects any non-tendering shareholders in the event a majority of Airgas shareholders did tender into Air Products' offer because, as a result of McCausland and the Airgas board and management's ownership positions in Airgas, there is no way that Air Products would be able to effect a short-form merger under DGCL § 253 at the inadequate $70 price.[498] They argue that when Air Products would then seek to effect a long-form merger on the back end—as it has stated is its intention—any deal would be subject to entire fairness and claims for appraisal rights.

But this protection may not be adequate for several reasons. First, despite Air Products' stated intention to consummate a merger "as soon as practicable" by acquiring any non-tendered shares "as quick as the law would allow,"[499] there are no guarantees; there is a risk that no back end deal

[498] Specifically, because McCausland and the other directors and officers of Airgas together own greater than 10% of the outstanding shares, there is essentially no way for Air Products to obtain greater than 90% of the outstanding shares in a tender offer. Under DGCL § 253, a bidder who acquires 90% of the outstanding stock of a corporation could effect a short-form merger to freeze out the remaining less-than-10%, without a vote of the minority. Short of obtaining 90% of the outstanding shares, though, Air Products would be left as a majority stockholder in Airgas, and would have to effect any merger under 8 *Del. C.* § 251, which would require the affirmative vote of both the Airgas board and Airgas's minority stockholders.

[499] JX 222 (Airgas Schedule TO: Offer to Purchase by Air Products & Chemicals, Inc. (Feb. 11, 2010)) at 1-2; SEH Tr. 15 (Huck). Air Products' representatives made clear, however, that they do not intend to retain a majority interest in Airgas. SEH Tr. 15 (Huck) ("Q. Does Air Products have any interest in owning less than 100 percent of Airgas? A. No, we do not."). Thus, the non-tendering minority Airgas stockholders would likely receive $70 in a back-end transaction with Air Products, or else Air

will take place. Second, and more importantly, on the back end, control will have already been conveyed to Air Products.[500] The enormous value of synergies will not be factored into any appraisal.[501] Additionally, much of the projected value in Airgas's five year plan is based on the expected returns from substantial investments that Airgas has already made—e.g., substantial capital investments, the SAP implementation. There is no guarantee (in fact it is unlikely) a fair value appraisal today would account for that projected value—value which Airgas's newest outside financial advisor describes as "orders of magnitude greater than what's been assumed and which would give substantially higher values."[502]

Products would at that point sell its interest and leave Airgas alone, resulting in a depressed stock price for some period of time before it resumes its unaffected stock price.

[500] *See Golden Telecom, Inc. v. Global GT LP*, 2010 WL 5387589, at *2 (Dec. 29, 2010) ("[I]n determining 'fair value,' the [appraisal] statute [DGCL § 262] instructs that the court 'shall take into account all relevant factors.' Importantly, [the Delaware Supreme] Court has defined 'fair value' as the value to a stockholder of the firm as a going concern, as opposed to the firm's value in the context of an acquisition or other transaction.") (internal footnote and citations omitted); *see also M.P.M. Enters., Inc. v. Gilbert*, 731 A.2d 790, 795 (Del. 1999) ("Section 262(h) requires the trial court to 'appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.' Fair value, as used in § 262(h), is more properly described as the value of the company to the stockholder as a going concern, rather than its value to a third party as an acquisition.").

[501] *See Golden Telecom*, 2010 WL 5387589, at *3 ("[P]ublic companies distribute data to their stockholders to convince them that a tender offer price is 'fair.' In the context of a merger, this 'fair' price accounts for various transactional factors, such as synergies between the companies. Requiring public companies to stick to transactional data in an appraisal proceeding would pay short shrift to the difference between valuation at the tender offer stage—seeking 'fair price' under the circumstances of the transaction—and valuation at the appraisal stage—seeking 'fair value' as a going concern.").

[502] SEH Tr. 397-98 (DeNunzio) ("I think there's every reason that people could conclude there's [] much, much greater upside, for example, in the SAP implementation. I mean,

C. Pills, Policy and Professors (and Hypotheticals)

When the Supreme Court first upheld the use of a rights plan in *Moran*, it emphasized that "[t]he Board does not now have unfettered discretion in refusing to redeem the Rights."[503] And in the most recent "pill case" decided just this past year, the Supreme Court reiterated its view that, "[a]s we held in *Moran*, the adoption of a Rights Plan is not absolute."[504] The poison pill's limits, however, still remain to be seen.

The merits of poison pills, the application of the standards of review that should apply to their adoption and continued maintenance, the limitations (if any) that should be imposed on their use, and the "anti-

orders of magnitude greater than what's been assumed and which would give substantially higher values. I think there's reason to believe that, at another time, in another market environment, there may be other acquirers of the company at higher prices than what Air Products is offering today. And if you were to sell the company at that moment in time, and to those other kinds of parties, you could do substantially in excess of the 70, even accounting for time value of money in the intervening period.").

[503] *Moran v. Household Int'l, Inc.*, 500 A.2d 1346, 1354 (Del. 1985).

[504] *Versata Enters., Inc. v. Selectica, Inc.*, 5 A.3d 586, 607 (Del. 2010) (citing *Moran*, 500 A.2d at 1354). Marty Lipton himself has written that "the pill was neither designed nor intended to be an absolute bar. It was always contemplated that the possibility of a proxy fight to replace the board would result in the board's taking shareholder desires into account, but that the delay and uncertainty as to the outcome of a proxy fight would give the board the negotiating position it needed to achieve the best possible deal for all the shareholders, which in appropriate cases could be the target's continuing as an independent company . . . . A board cannot say 'never,' but it can say 'no' in order to obtain the best deal for its shareholders." Martin Lipton, *Pills, Polls, and Professors Redux*, 69 U. Chi. L. Rev. 1037, 1054 (2002) (citing Marcel Kahan & Edward Rock, *How I Learned to Stop Worrying and Love the Pill: Adaptive Responses to Takeover Law*, 69 U. Chi. L. Rev. 871, 910 (2002) ("[T]he ultimate effect of the pill is akin to 'just say wait.'")). As it turns out, for companies with a "pill plus staggered board" combination, it might actually be that a target board can "just say wait . . . a very long time," because the Delaware Supreme Court has held that having to wait two years is not preclusive.

takeover effect" of the combination of classified boards plus poison pills have all been exhaustively written about in legal academia.[505] Two of the largest contributors to the literature are Lucian Bebchuk (who famously takes the "shareholder choice" position that pills should be limited and that classified boards reduce firm value) on one side of the ring, and Marty Lipton (the founder of the poison pill, who continues to zealously defend its use) on the other.[506]

The contours of the debate have morphed slightly over the years, but the fundamental questions have remained. Can a board "just say no"? If so, when? How should the enhanced judicial standard of review be applied? What are the pill's limits? And the ultimate question: Can a board "just say

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[505] I will not cite them all here, but a sampling of just the early generation of articles includes: Martin Lipton, *Takeover Bids in the Target's Boardroom*, 35 Bus. Law. 101 (1979); Frank Easterbrook & Daniel Fischel, *Takeover Bids, Defensive Tactics, and Shareholders' Welfare*, 36 Bus. Law. 1733 (1981); Martin Lipton, *Takeover Bids in the Target's Boardroom: An Update After One Year*, 36 Bus. Law. 1017 (1981); Frank Easterbrook & Daniel Fischel, *The Proper Role of a Target's Management in Responding to a Tender Offer*, 94 Harv. L. Rev. 161 (1981); Martin Lipton, *Takeover Bids in the Target's Boardroom: A Response to Professors Easterbrook and Fischel*, 55 N.Y.U. L. Rev. 1231 (1980); Ronald J. Gilson, *A Structural Approach to Corporations: The Case Against Defensive Tactics in Tender Offers*, 33 Stan. L. Rev. 819 (1981); Lucian Arye Bebchuk, *The Case for Facilitating Competing Tender Offers*, 95 Harv. L. Rev. 1028 (1982).

[506] In addition, Lipton often continues to argue that the deferential business judgment rule should be the standard of review that applies, despite the fact that that suggestion was squarely rejected in *Moran* and virtually every pill case since, which have consistently applied the *Unocal* analysis to defensive measures taken in response to hostile bids. Accordingly, although it is not the law in Delaware, Lipton's "continued defense of an undiluted application of the business judgment rule to defensive conduct" has been aptly termed "tenacious." Ronald Gilson & Reinier Kraakman, *Delaware's Intermediate Standard for Defensive Tactics: Is There Substance to Proportionality Review?*, 44 Bus. Law. 247, 247 n.1 (1989).

never"? In a 2002 article entitled *Pills, Polls, and Professors Redux*, Lipton wrote the following:

> As the pill approaches its twentieth birthday, it is under attack from [various] groups of professors, each advocating a different form of shareholder poll, but each intended to eviscerate the protections afforded by the pill . . . . Upon reflection, I think it fair to conclude that the [] schools of academic opponents of the pill are not really opposed to the idea that the staggered board of the target of a hostile takeover bid may use the pill to "just say no." Rather, their *fundamental disagreement is with the theoretical possibility that the pill may enable a staggered board to "just say never."* However, as . . . almost every [situation] in which a takeover bid was combined with a proxy fight show, the incidence of a target's actually saying "never" is so rare as not to be a real-world problem. While [the various] professors' attempts to undermine the protections of the pill is argued with force and considerable logic, none of their arguments comes close to overcoming the cardinal rule of public policy—particularly applicable to corporate law and corporate finance—"If it ain't broke, don't fix it."[507]

Well, in this case, the Airgas board has continued to say "no" even after one proxy fight. So what Lipton has called the "largely theoretical possibility of continued resistance after loss of a proxy fight" is now a real-world situation.[508] Vice Chancellor Strine recently posed Professor Bebchuk et al.'s Effective Staggered Board ("ESB")[509] hypothetical in *Yucaipa*:

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[507] Martin Lipton, *Pills, Polls, and Professors Redux*, 69 U. Chi. L. Rev. 1037, 1065 (2002) (emphasis added).

[508] *Id.* at 1058.

[509] *See supra* note 449 (describing Bebchuk et al.'s ESB argument that directors who lose one election over an outstanding acquisition offer should not be allowed to continue blocking the bid by combining a pill with an ESB, and suggesting that "unless managers

> [T]here is a plausible argument that a rights plan could be considered preclusive, based on an examination of real world market considerations, when a bidder who makes an all shares, structurally non-coercive offer has: (1) won a proxy contest for a third of the seats of a classified board; (2) is not able to proceed with its tender offer for another year because the *incumbent board majority* will not redeem the rights as to the offer; and (3) is required to take all the various economic risks that would come with maintaining the bid for another year.[510]

At that point, it is argued, it may be appropriate for a Court to order redemption of a poison pill. That hypothetical, however, is not exactly the case here for two main reasons. First, Air Products did not run a proxy slate running on a "let the shareholders decide" platform. Instead, they ran a slate committed to taking and independent look and deciding for themselves afresh whether to accept the bid. The Air Products Nominees apparently "changed teams" once elected to the Airgas board (I use that phrase loosely, recognizing that they joined the Airgas board on an "independent" slate with no particular mandate other than to see if a deal could be done). Once elected, they got inside and saw for themselves why the Airgas board and its advisors have so passionately and consistently argued that Air Products'

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are allowed to use a pill-ESB combination to force only one election rather than two, the pill-ESB combination becomes preclusive").

[510] *Yucaipa Am. Alliance Fund II, L.P. v. Riggio*, 1 A.3d 310, 351 n.229 (Del. Ch. 2010) (citing Bebchuk et al. at 944-46); *see also* Leo E. Strine, Jr., *The Professorial Bear Hug: The ESB Proposal As a Conscious Effort to Make the Delaware Courts Confront the Basic "Just Say No" Question*, 55 Stan. L. Rev. 863, 877-79 (2002) (questioning whether the continued use of a pill could ever be deemed preclusive if it is considered non-preclusive to maintain a pill after a bidder has won an election for seats on an ESB).

offer is too low (the SAP implementation, the as-yet-unrealized benefits from recent significant capital expenditures, the timing in which Airgas historically has emerged from recessions, the intrinsic value of this company, etc.). The incumbents now share in the rest of the board's view that Air Products' offer is inadequate—this is not a case where the insurgents want to redeem the pill but they are unable to convince the majority. This situation is different from the one posited by Vice Chancellor Strine and the three professors in their article, and I need not and do not address that scenario.

Second, Airgas does not have a true "ESB" as articulated by the professors. As discussed earlier, Airgas's charter allows for 33% of the stockholders to call a special meeting and remove the board by a 67% vote of the outstanding shares.[511] Thus, according to the professors, no court intervention would be necessary in this case.[512] This factual distinction also further differentiates this case from the *Yucaipa* hypothetical.

CONCLUSION

Vice Chancellor Strine recently suggested that:

> The passage of time has dulled many to the incredibly powerful and novel device that a so-called poison pill is. That device has

[511] *See* Section III.*B*.1.; *see also supra* note 449.
[512] Bebchuk et al. at 944 ("Note that without an ESB, no court intervention is necessary in order to achieve [the professors' desired] outcome.").

> no other purpose than to give the board issuing the rights the leverage to prevent transactions it does not favor by diluting the buying proponent's interests.[513]

There is no question that poison pills act as potent anti-takeover drugs with the potential to be abused. Counsel for plaintiffs (both Air Products and Shareholder Plaintiffs) make compelling policy arguments in favor of redeeming the pill in this case—to do otherwise, they say, would essentially make all companies with staggered boards and poison pills "takeover proof."[514] The argument is an excellent sound bite, but it is ultimately not the holding of this fact-specific case, although it does bring us one step closer to that result.

As this case demonstrates, in order to have any effectiveness, pills do not—and can not—have a set expiration date. To be clear, though, this case does not endorse "just say never." What it does endorse is Delaware's long-understood respect for reasonably exercised managerial discretion, so long as boards are found to be acting in good faith and in accordance with their fiduciary duties (after rigorous judicial fact-finding and enhanced scrutiny of their defensive actions). The Airgas board serves as a quintessential example.

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[513] *Hollinger Int'l, Inc. v. Black*, 844 A.2d 1022, 1083 (Del. Ch. 2004).
[514] Closing Argument Tr. 88 (Nachbar).

Directors of a corporation still owe fiduciary duties to *all stockholders*—this undoubtedly includes short-term as well as long-term holders. At the same time, a board cannot be forced into *Revlon* mode any time a hostile bidder makes a tender offer that is at a premium to market value. The mechanisms in place to get around the poison pill—even a poison pill in combination with a staggered board, which no doubt makes the process prohibitively more difficult—have been in place since 1985, when the Delaware Supreme Court first decided to uphold the pill as a legal defense to an unwanted bid. That is the current state of Delaware law until the Supreme Court changes it.

For the foregoing reasons, Air Products' and the Shareholder Plaintiffs' requests for relief are denied, and all claims asserted against defendants are dismissed with prejudice. The parties shall bear their own costs.

An Order has been entered that implements the conclusions reached in this Opinion.